Exhibit 10.6

CAMBRIDGE CROSSING

(PARCEL JK)

LEASE

FOR

CEREVEL THERAPEUTICS, LLC

FOR A PORTION OF THE BUILDING KNOWN AS

222 JACOBS STREET

CAMBRIDGE, MASSACHUSETTS

Cerevel Therapeutics, LLC

222 JACOBS STREET

CAMBRIDGE, MASSACHUSETTS

TABLE OF CONTENTS

ARTICLE 1.	BASIC TERMS AND EXHIBITS	1

1.	Defined Terms	1

2.	Exhibits	9

ARTICLE 2.	PREMISES AND APPURTENANT RIGHTS	10

2.1.	Lease of Premises	10

2.2.	Appurtenant Rights	10

2.3.	Reservations	13

ARTICLE 3.	LEASE TERM	14

3.1.	Lease Term	14

3.2.	Building Construction and Delivery	14

3.3.	Extension Options	15

ARTICLE 4.	RENT	15

4.1.	Base Rent	15

4.2.	Additional Rent	15

4.3.	Method of Payment	16

4.4.	Audit Rights	17

ARTICLE 5.	TAXES	18

5.1.	Taxes	18

5.2.	Definition of “Taxes”	18

5.3.	Personal Property Taxes	19

ARTICLE 6.	UTILITIES	19

6.1.	Utilities	19

6.2.	Direct-Metered Utilities	20

6.3.	Tenant’s Separately Reimbursable Utilities	20

6.4.	Metering	20

6.5.	General Building Utilities	21

ARTICLE 7.	INSURANCE	21

7.1.	Tenant’s Insurance	21

7.2.	Action Increasing Rates	21

7.3.	Waiver of Subrogation	22

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7.4.	Landlord’s Insurance and Indemnity	22

ARTICLE 8.	OPERATING EXPENSES	23

8.1.	Operating Expenses	23

ARTICLE 9.	USE OF PREMISES	23

9.1.	Permitted Uses	23

9.2.	Indemnification	23

9.3.	Compliance with Legal Requirements	24

9.4.	Hazardous Substances	28

9.5.	General Building Signage	31

9.6.	Landlord’s Access	31

9.7.	Security	32

ARTICLE 10.	CONDITION AND MAINTENANCE OF PREMISES AND PROPERTY	32

10.1.	Condition of Premises and Property	32

10.2.	Tenant Property	32

10.3.	Landlord’s Obligations for Building Services, Repair and Maintenance	33

10.4.	Tenant’s Obligations for Repair and Maintenance	35

10.5.	Tenant Work	37

10.6.	Condition upon Termination	41

ARTICLE 11.	SPECIALIZED EQUIPMENT	42

11.1.	Equipment Locations	42

11.2.	Installation	43

11.3.	Maintenance and Operation	44

ARTICLE 12.	DAMAGE OR DESTRUCTION; CONDEMNATION	45

12.1.	Damage or Destruction of Premises	45

12.2.	Eminent Domain	47

ARTICLE 13.	ASSIGNMENT AND SUBLETTING	48

13.1.	Landlord’s Consent Required	48

13.2.	Permitted Transfers	48

13.3.	Consent Procedures	49

13.4.	Sharing of Transfer Profits	50

13.5.	No Release	51

13.6.	Additional Provisions	51

ARTICLE 14.	EVENTS OF DEFAULT AND REMEDIES	52

14.1.	Events of Default	52

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14.2.	Right to Terminate	53

14.3.	Remedies for Default	54

14.4.	Late Charge	56

14.5.	Interest	57

14.6.	Lease Security	57

14.7.	Other Remedies	58

14.8.	Holdover	58

ARTICLE 15.	PROTECTION OF LENDERS	59

15.1.	Subordination and Superiority of Lease	59

15.2.	Attornment	59

15.3.	Rent Assignment	60

15.4.	Other Instruments	60

15.5.	Estoppel Certificates	60

ARTICLE 16.	MISCELLANEOUS PROVISIONS	61

16.1.	Landlord’s Consent	61

16.2.	Landlord’s Default	61

16.3.	Quiet Enjoyment	61

16.4.	Limitations on Liability	61

16.5.	Notices	62

16.6.	Notice of Lease	62

16.7.	Corporate Authority	62

16.8.	Joint and Several Liability	63

16.9.	Force Majeure	63

16.10.	Limitation of Warranties	63

16.11.	Brokers	63

16.12.	Applicable Law and Construction	63

16.13.	Project Documents	64

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Cerevel Therapeutics, LLC

222 JACOBS STREET

CAMBRIDGE, MASSACHUSETTS

This Lease (the “Lease”) is hereby entered into as of the Lease Date set forth below by and between the undersigned Landlord and Tenant.

ARTICLE 1.

BASIC TERMS AND EXHIBITS

1. Defined Terms. The following capitalized terms used in this Lease shall have the meanings set forth below. A reference table for all defined terms used in this Lease is attached hereto as Exhibit K. All references in this Lease to Sections shall mean the Sections of this Lease, unless otherwise expressly specified.

1.1	Lease Date and Parties:

	Lease Date:	July 3, 2019

	Landlord:	DW PROPCO JK, LLC, a Delaware limited liability company

	Tenant:	CEREVEL THERAPEUTICS, LLC, a Delaware limited liability company

1.2	Terms related to the Building:

	Building:	The nine-(9)-story building, with two mechanical penthouse/roof levels and an underground parking garage (the “Building Garage”), all to be constructed by Landlord on the Building Site (as defined below) and to be known as 222 Jacobs Street (formerly known as 250 North Street), Cambridge, Massachusetts. The Building is currently under construction in accordance with Section 3.2 and Exhibit B.

	Building Site:	The parcel of land known as “Lot J/ K” and more particularly described on Exhibit A. The “Building Site Plan” refers to the detailed site plan for the Building Site attached as part of the Base Building Plans in Exhibit B-1, subject to Exhibit B.

	Property:	The real property comprised of the Building Site, the Building, and any other improvements from time to time located on the Building Site.

	Base Building Plans:	The construction plans, specifications, and renderings for the Base Building Work attached in Exhibit B-1, subject to Exhibit B.

	Base Building Work:	The base building work for the Building to be performed by Landlord pursuant to the plans and specifications listed in Exhibit B-1, as more particularly set forth in Exhibit B.

	TI Work:	The Tenant Work (as defined in Section 10.5) for the Premises to be performed by Tenant under Exhibit B, pursuant to the final TIW Construction Documents (as defined in Exhibit B).

1.3	Terms related to the Project:

	Project:	The development project known as Cambridge Crossing (sometimes referred to as “CX”) and formerly known as the NorthPoint project, as heretofore and hereafter developed in phases on portions of the Project Land pursuant to the Master Plan Permits and other Project Documents (each term as defined in Exhibit C). The Project, as and when fully developed, is intended to comprise a multi-building, mixed-use campus containing commercial, retail, and residential uses pursuant to the Master Plan Permits. The current site plan for the Project is attached hereto as Exhibit C-1.

	Project Common Areas:	The common areas and facilities of the Project from time to time intended for use by the Building in common with other Project buildings pursuant to the Project Documents (as defined in Exhibit C), including, without limitation, (i) the landscaped open space to be re-named as the “East Cambridge Common” (now or formerly known as the “NorthPoint Common”), (ii) the landscaped open space adjacent to the Building Site known as “Baldwin Park South”, and (iii) other common open spaces, roadways, sidewalks, driveways and other common areas of the Project from time to time located on the Project Land under the Project Documents.

1.4	Terms related to the Premises:

	Initial Premises:	A portion of the Building consisting of (i) the entire rentable area of the second (2nd) floor of the Building containing 54,322 RSF (the “Second Floor Space”), (ii) a portion of the rentable area of the first (1st) floor of the Building containing 4,632 RSF (the “First Floor Space”), and (iii) a portion of the equipment room located on the first (1st) floor of the Building containing 911 RSF (the “First Floor Equipment Room), in each case as shown on the floor plans attached hereto as Exhibit A-1 and containing a total of 59,865 RSF in the aggregate for all such spaces (as the same may be increased under the following sentence, the “Initia l

Premises RSF”). In addition, if requested by Tenant, the Initial Premises will further include a portion of the rentable area of the penthouse level 1 of the Building, in a particular location mutually approved by the parties prior to December 1, 2019, in which event the “Initial Premises RSF” shall be increased to include the RSF of such penthouse level space, if any, added to the Initial Premises for all purposes of this Lease (including, without limitation, the calculation of the Base Rent, TI Allowance, and Letter of Credit amount as provided below). The parties acknowledge that the entire penthouse level space contains approximately 5,030 RSF (a portion of which is anticipated to be leased by other tenants) and that any portion thereof leased by Tenant under the preceding sentence shall not exceed Tenant’s pro rata share of the entire penthouse level space (in the proportion that the Initial Premises RSF bears to the Lab/Office Portion Square Footage, each as originally set forth above), unless otherwise mutually agreed by the parties in an amendment to this Lease setting forth the applicable RSF of the portion of the penthouse level space so leased by Tenant hereunder, if any.

Premises:	The Initial Premises, as the same may be expanded from time to time as provided in this Lease and evidenced by a lease amendment duly executed by the parties. The Premises are subject to the exclusions set forth in Section 2.1.

Premises RSF:	The Initial Premises RSF (as defined above), as the same may be increased by the RSF of any expansion space from time to time leased by Tenant.

Total Building Square Footage:	Approximately 428,851 square feet, consisting of approximately 411,860 square feet of RSF in the laboratory/office portion of the Building (the “Lab/Office Portion Square Footage”) and approximately 16,991 square feet of RSF in the retail portion of the Building located on a portion of the ground floor (the “Retail Portion Square Footage”), as listed on Exhibit A-2. The Lab/Office Portion Square Footage and the Retail Portion Square Footage shall be subject to adjustment from time to time by Landlord, based on the Measurement Standard, as provided in Paragraph 3.5 of Exhibit B and in connection with Landlord’s interior demising of the spaces within the Building from time to time comprising the laboratory/office portion and the retail portion of the Building, respectively, and/or the conversion (if any) of any portion of the Building common areas into rentable area of the Building under Section 2.3 below; provided that (i) the Premises RSF shall not be increased or decreased on account of such changes, (ii) the calculation of Tenant’s Pro Rata Expense Share (as defined below) shall be based on the then applicable Lab/Office Portion Square Footage from time to time in effect as provided herein, and (iii) the calculation of Tenant’s Pro Rata Tax Share (as defined below) shall be based on the then applicable Total Building Square Footage (i.e., the sum of the Lab/Office Portion Square Footage and the Retail Portion Square Footage) from time to time in effect as provided herein.

RSF:	The Lab/Office Portion Square Footage for the laboratory/office portion of the Building shall be based on the BOMA International Standard Method of Measurement for Office Buildings (2010) Legacy Method A for the rentable area of multi-tenant office buildings, with the square footage of the Building’s common areas that serve the laboratory/office portion of the Building (including, without limitation, the main Building lobby, the office loading docks, bicycle and shower rooms, penthouse level mechanical areas, and other common areas of the Building serving the laboratory/office portion of the Building) attributed to the laboratory/office portion of the Building (the “Measurement Standard”). The Retail Portion Square Footage for the retail portion of the Building shall be based on the Measurement Standard for the RSF of each retail space in the Building, as from time to time demised by Landlord for the applicable retail tenant.

Tenant’s Pro Rata
Tax Share:	The fraction, expressed as a percentage, determined by dividing (x) the Premises RSF by (y) the Total Building Square Footage. For the avoidance of doubt, based on the foregoing as of the date hereof, the Tenant’s Pro Rata Tax Share is 13.96% (i.e., the Initial Premises RSF divided by the Total Building Square Footage originally set forth in Section 1.4 above), subject to adjustment as set forth in Section 1.4 above.

Tenant’s Pro Rata
Expense Share:	The fraction, expressed as a percentage, determined by dividing (x) the Premises RSF by (y) the Lab/Office Portion Square Footage. For the avoidance of doubt, based on the foregoing as of the date hereof, the Tenant’s Pro Rata Expense Share is 14.54% (i.e., the Initial Premises RSF divided by the Lab/Office Portion Square Footage originally set forth in Section 1.4 above), subject to adjustment as set forth in Section 1.4 above.

	Tenant’s Parking Allocation:	See Section 2.2(b).

1.5	Terms related to the Lease Term:

	Initial Term:	The period commencing on the Commencement Date (as defined below) for the Initial Premises and expiring on the Term Expiration Date (as defined below) for the Initial Term.

	Term:	The Initial Term, as the same may be from time to time extended for the Extension Term under Exhibit D-1 (if any) or otherwise.

	Commencement Date:	The earlier of (i) February 17, 2020 (the “Estimated Commencement Date”) and (ii) the date on which Tenant first occupies all or any portion of the Premises for the regular conduct of business operations; provided however, that if Substantial Completion (as defined on Exhibit B) of the Base Building Work (excluding any Coordinated/Seasonal Items in the Final Punchlist as provided in Paragraphs 10.1 and 10.2 of Exhibit B attached hereto) has not been achieved on or before the Estimated Commencement Date, such failure prevents Tenant’s occupancy of the Premises for the regular conduct of its business operations by the Estimated Commencement Date, and any such delay is not a result of any Tenant Delay (as defined on Exhibit B), then the Estimated Commencement Date shall be deemed to be extended by one day for each day of such delay beyond the original Estimated Commencement Date. For the avoidance of doubt, the entry by Tenant into any portion of the Premises for purposes of installing and testing Tenant’s FF&E (as defined in Exhibit B) or other Tenant Property therein or performing TI Work therein under the provisions in Exhibit B (which may include the presence of certain on-site personnel and staff comprising Tenant’s transition team to oversee and coordinate such installation and testing of Tenant’s FF&E or other Tenant Property and performance of TI Work) in preparation for the commencement of its regular business operations shall not constitute the “regular conduct of business operations” for purposes of the preceding sentence.

	Term Expiration Date for the Initial Term:	The last day of the one hundred twentieth (120th) full calendar month following the Commencement Date.

	Lease Year:	The first (1st) Lease Year shall mean the period commencing on the Commencement Date and ending on the date immediately preceding the first anniversary of the Commencement Date. Each subsequent Lease Year shall mean each successive twelve-(12)-month period commencing on the date that immediately follows the end of the first (1st) Lease Year and on each anniversary of such date, provided that, the last Lease Year of the Initial Term shall end on the Term Expiration Date set forth above.

	Extension Terms:	Two (2) extension periods of five (5) years each, as set forth in, and subject to the provisions of, Section 3.3 and Exhibit D-1.

1.6	Base Rent (per square foot of Premises RSF per annum):

	For the Initial Premises for the Initial Term:	For the first (1st) Lease Year, the annual Base Rent shall be the amount equal to the product of $92.00 and the number of square feet of the Initial Premises RSF, payable in monthly installments in accordance with Section 4.3. Effective on each anniversary of the Commencement Date, the annual Base Rent shall be increased by an amount equal to the product of (i) three percent (3%) and (ii) the amount of annual Base Rent payable for the immediately preceding Lease Year. A table of the calculated amounts of annual and monthly Base Rent for the Initial Premises RSF is set forth in Exhibit A-4.

	For any Extension Term, if applicable:	The Extension Base Rent Rate (as defined in Exhibit D-1) for the Premises for the applicable Extension Term, as determined pursuant to Exhibit D-1.

1.7	Other Basic Economic Terms:

	Rent:	Base Rent and Additional Rent. (See Section 4.1 and Section 4.2.)

	Additional Rent:	All amounts payable by Tenant under this Lease other than Base Rent.

	Expenses Paid by Tenant to Landlord:	See Section 4.2 for (i) Tenant’s Pro Rata Tax Share of Taxes (as defined in Article 5), (ii) Tenant’s Pro Rata Expense Share of Operating Expenses (as defined in Article 8 and Exhibit E-1), and (iii) Tenant’s Separately Reimbursable Utilities (as defined in Section 6.3). For other payments of Additional Rent, see Section 10.3(c) (Additional Services) and other applicable provisions of this Lease.

Expenses Paid Directly
	by Tenant:	All Direct-Metered Utilities from time to time provided by a Utility Service Provider directly to the Premises. See Section 6.2.

	Building Services:	See Section 10.3 and Exhibit E.

	TI Allowance:	An amount equal to $200.00 per square foot of the Initial Premises RSF. See Exhibit B, Paragraph 11.2.

	Letter of Credit:	An amount equal to seventy five percent (75%) of the annual Base Rent for the first (1st) Lease Year set forth in Section 1.4 above, in accordance with, and subject to reduction as set forth in, the terms and conditions of Section 14.6.

1.8	Appurtenant Rights:

	General Common Areas:	See Section 2.2(a).

	Parking:	See Section 2.2(b).

Bicycle Room/
	Shower Facilities:	See Section 2.2(c).

Special Equipment
	Installations:	See Section 2.2(d) and Article 11.

	Tenant’s Signage:	See Section 2.2(e).

	Building Conference Center:	See Section 2.2(f).

1.9	[intentionally omitted]

1.10	Extension Options:	See Exhibit D-1.

1.11	Permitted Uses: Office use and research and development uses (specifically including laboratory/research uses, including vivarium uses, as described below) in conformity with all Applicable Legal Requirements, including, as ancillary to such primary uses, employee lunch rooms, kitchen facilities, meeting areas, and other ancillary uses of the Premises for Tenant’s employees, visitors, and other business invitees and not for the general public, in each case consistent with the operation of a first-class mixed-use office and laboratory building, the Master Plan Permits, the Project Documents, and the provisions of this Lease. Subject to Section 9.3(b) below, Tenant’s proposed laboratory/research uses (including vivarium uses) referenced above may from time to time include the specialized facilities shown on Tenant’s Test Fit Plans (as defined on Exhibit B) and as further described on Exhibit B-3 attached hereto, in accordance with construction documents from time to time prepared by Tenant and approved by Landlord in accordance with the provisions of Exhibit B or Section 10.5, as the case may be. As used in this Lease, “Applicable Legal Requirements” means and refers to all federal, state, municipal and local laws, codes, ordinances, rules, regulations, and other requirements of all governmental authorities, committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Property, the Premises, and Landlord or Tenant with respect to the Property and the Premises, including without limitation the Master Plan Permits, Environmental Laws (as defined in Section 9.4), and other statutory and common law.

1.12	Notice Addresses:

	For Landlord:	DW Propco JK, LLC
c/o DivcoWest Properties
575 Market Street, 35th Floor
San Francisco, CA 94105
Attn.: General Counsel

with copies to:

DW Propco JK, LLC
c/o DivcoWest Properties
200 State Street
Boston, MA 02109
Attn.: Property Management

and

DLA Piper LLP (US)
33 Arch Street, 26th Floor
Boston, MA 02110
Attn.: William B. Forbush III, Esq.

	For Tenant:	Before the Commencement Date:

Cerevel Therapeutics, LLC
131 Dartmouth Street
Boston, MA 02116
Attn: Hunter Crittenden

After the Commencement Date:

Cerevel Therapeutics, LLC
222 Jacobs Street
Cambridge, MA
Attn: Hunter Crittenden

In addition, for any Default Notice
under Section 14.1(f), see the
last grammatical paragraph of
Section 14.1 below.

1.13	Broker(s):	Jones, Lang, LaSalle

1.14	Property Manager:	DivcoWest Real Estate Services, LLC

2. Exhibits. The following Exhibits are attached to this Lease and shall be incorporated into this Lease by reference. All references in this Lease to Exhibits shall mean the Exhibits attached to this Lease, unless otherwise expressly specified.

Exhibit A:	Building Site
Exhibit A-1:	Premises Floor Plans
Exhibit A-2:	Building Stacking Chart
Exhibit A-3:	Location of Tenant’s Emergency Generator
Exhibit A-4:	Table of Base Rent for Initial Premises

Exhibit B:	Base Building Construction and TI Work Letter
Exhibit B-1:	Base Building Plans
Exhibit B-2:	Scope of Base Building Work
Exhibit B-3:	Tenant’s Test Fit Plan and Description of Specialized Facilities
Exhibit B-4:	Construction Schedule
Exhibit B-5:	Form of Confirmation of Commencement Date
Exhibit B-6:	General Requirements for Tenant Work Construction Documents
Exhibit B-7:	Building Measurement Calculations
Exhibit B-8:	[intentionally omitted]
Exhibit B-9:	Tenant Green Building Guidelines
Exhibit B-10:	[intentionally omitted]

Exhibit C:	Project
Exhibit C-1:	Project Site Plan

Exhibit D-1:	Extension Options

Exhibit E:	Building Services
Exhibit E-1:	Operating Expenses and Exclusions
Exhibit E-2:	Building Rules and Regulations
Exhibit E-3:	Project Permit Requirements

Exhibit F:	Tenant Insurance
Exhibit F-1:	Tenant Work Insurance Schedule

Exhibit G:	Letter of Credit Requirements
Exhibit H:	[intentionally omitted]
Exhibit I:	Form of Notice of Lease
Exhibit J:	Form of Lender’s Subordination, Nondisturbance and Attornment
Agreement
Exhibit K:	Reference Table for Defined Terms

ARTICLE 2.

PREMISES AND APPURTENANT RIGHTS

2.1. Lease of Premises. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Term set forth herein, upon and subject to the terms and conditions of this Lease. The Premises exclude (a) the exterior walls, windows, and roof of the Building, (b) the base building mechanical and service rooms within the Building, (c) the base building equipment and systems installed by Landlord as part of the Base Building Work, including without limitation base building pipes, ducts, conduits, wires and appurtenant fixtures located within the Building or on the Building Site and serving the Building and/or other parts of the Property, whether exclusively or in common, and (d) the common areas serving the Building. If the Premises include less than the entire rentable area of any floor of the Building, then the Premises shall also exclude the common corridors, common elevator lobbies, and common restrooms located on such floor.

2.2. Appurtenant Rights. During the Term, Tenant shall have, as appurtenant to its lease of the Premises, the rights, in common with others and subject to the terms of this Lease, to use the following facilities serving the Building, in each case subject to the applicable nondiscriminatory rules and regulations regarding the particular manner and times of operation and use. Tenant shall be permitted access to the Premises (and to the common areas of the Building used for access and egress from the Building) on a 24-hour-per-day, 7-day-per-week, and 52-week-per-year basis during the Term, subject to the terms and conditions of this Lease.

(a) General Common Areas. During the Term, Tenant shall have (i) the non-exclusive right, in common with Landlord and other tenants of the Building, to use the loading dock and other common facilities from time to time serving the laboratory/office portion of the Building located on the Building Site (it being acknowledged that Landlord may also use such facilities in connection with performing its service, repair, and other obligations for the Building under this Lease) and (ii) the non-exclusive right to use the Project Common Areas under the Project Documents that serve the Building in common with others, in each case for their customary, intended purposes and subject to the Project Documents, the Master Permits, and the terms and provisions of this Lease.

(b) Parking. During the Term, Tenant shall have the right to use Tenant’s Parking Allocation (as defined below) of the parking spaces in the Building Garage (as defined in the Base Building Work in Exhibit B) for daily and transient parking of passenger cars by Tenant’s employees, visitors, and other business invitees on the following terms and conditions. “Tenant’s Parking Allocation” for the Initial Premises shall mean a total of thirty-nine (39) parking spaces. All of such spaces within Tenant’s Parking Allocation shall be for unreserved parking spaces in the Building Garage, provided that Tenant shall have a one-time right, which Tenant may exercise by giving notice to Landlord no later than November 1, 2019, to request that Landlord designate a specified number of reserved spaces within Tenant’s Parking Allocation (which may be for Tenant employees or visitor spaces and, if requested by Tenant, shall be specifically labeled by Landlord for such purposes) in mutually acceptable location(s) within the Building Garage for Tenant’s use during the Term. The total number of parking spaces available for Tenant’s use under this Section 2.2(b) is referred to as “Tenant’s Parking Spaces .” Tenant shall use the access cards issued by Landlord or the Building Garage operator for Tenant’s Parking Spaces only for use by Tenant’s designated employees, visitors, and other business invitees (including Tenant’s subtenants, if applicable) from time to time working at or visiting the Premises and shall be solely responsible for allocating such access cards among such users as Tenant may from time to time so designate. During the Term, Tenant shall pay to Landlord or its designated Building Garage operator the monthly parking charge per parking space for Tenant’s Parking Spaces, at the then prevailing rate from time to time established by Landlord or the Building Garage operator for unreserved or reserved spaces in the Building Garage (which rate shall be generally consistent with the then prevailing rate for unreserved or reserved parking spaces in Comparable Mixed-Use Laboratory/Office Buildings (as defined in Section 7.1), as reasonably determined by Landlord or the Building Garage operator from time to time based on periodic surveys of such market rates) in advance on the first day of each calendar month of the Term (pro-rated for any partial month at the commencement of the Term). Tenant’s use of the Building Garage under this Section 2.2(b) shall comply with Applicable Legal Requirements and the Rules and Regulations (as defined in Section 9.1) for Building tenants’ use of parking spaces in the Building Garage.

(c) Bicycle Room and Showers. As part of the Base Building Work, Landlord shall, at Landlord’s sole cost and expense, construct on the ground floor of the Building a bicycle storage facility and associated showering/changing rooms as set forth in the Base Building Plans. Such facilities shall be used in common by Tenant and other Building tenants and their employees, visitors, and other business invitees from time to time working at or visiting the Premises. Subject to the exclusions and adjustments set forth in Exhibit E-1, all costs incurred by Landlord in cleaning, operating, maintaining, and repairing such facilities shall be included in Operating Expenses, including without limitation the costs of repairing and (as determined by Landlord after their initial installation under Exhibit B) replacing from time to time any lockers or related equipment in such facilities during the Term. Such facilities shall remain operational for the duration of the Term, subject to (i) temporary closures due to repairs or alterations from time to time during the Term (with Landlord undertaking reasonable efforts to limit the duration of such temporary closures and to provide advance notice to Tenant of the same) and (ii) Landlord’s right from time to time to change the location of such facilities to other comparable space within the Building.

(d) Tenant’s Special Equipment. During the Term, Tenant shall have the right, at its sole cost and expense, to install and maintain Tenant’s mechanical, telecommunications, and other equipment in certain designated portions of the Building outside the Premises, all as more particularly provided in Article 11.

(e) Tenant’s Signage. During the Term, (i) provided that and for so long as the Tenant originally named herein (or its Permitted Transferee) leases the Premises and has not assigned the Lease or entered into one or more subleases for more than fifty percent (50%) of the Premises in the aggregate (other than to a Permitted Transfer under Section 13.2), Tenant shall have the non-exclusive right, at its sole cost and expense, to list its name on a sign installed by Landlord at or near the main entrance to the Building for listing the names of Building tenants (the “Building Main Entrance Sign”) , in such size, location, materials, and other particulars as may be reasonably specified or approved by Landlord for such multi-tenant Building signage, and (ii) Tenant shall have the right, at its sole cost and expense, to place a sign identifying its name and logo in a location inside the entrance to the First Floor Space (“Tenant’s First Floor Entrance Sign”), in su ch size, location, materials, and other particulars reasonably specified or approved by Landlord for such signage (which will be visible from the Building’s main entrance lobby). Collectively, Tenant’s signa ge on the Building Main Entrance Sign and Tenant’s First Floor Entrance Sign are referred to herein as the “Tenant’s Signage”.

The installation and/or listing of all such Tenant’s Signage shall be made in accordance with and subject to the following requirements. All Tenant’s Signage shall comply with the Master Plan Permits and other Applicable Legal Requirements and shall be consistent, in Landlord’s good faith determination, with first-class tenant signage in a first-class multi-tenant laboratory/office building in the East Cambridge market, taking into account its prominent visibility (the “First-Class Signage Standard”). Subject to the provisions of this Section 2.2(e), Landlord shall be responsible for obtaining all governmental permits and approvals required under the Master Plan Permits and applicable Legal Requirements for the installation of the Building Main Entrance Sign and for placing Tenant’s name on the Building Main Entrance Sign in the particular size, location, materials, and other particulars specified by Landlord in compliance with the lease for other space in the Building entered into prior to the Lease Date; provided that Tenant shall be responsible for the out-of-pocket costs incurred by Landlord in connection with the placement of Tenant’s name on such Building Main Entrance Sign. Prior to installing the Tenant’s First Floor Entrance Sign, Tenant shall submit to Landlord for its review and approval (which shall not be withheld or unreasonably conditioned or delayed following Tenant’s submission if such signage complies with the requirements of this Section 2.2(e)) detailed construction plans and specifications for the Tenant’s First Floor Entrance Sign showing the location, size, height, graphics, materials, electric lighting, manner of installation, and other details of the proposed signage installation. Tenant shall be solely responsible, at its sole cost and expense, for installing, maintaining, operating, and repairing Tenant’s First Floor Entrance Sign in compliance with all Applicable Legal Requirements and in accordance with the First-Class Signage Standard. Tenant shall be responsible for obtaining all governmental permits and approvals required under the Master Plan Permits and Applicable Legal Requirements for the installation of Tenant’s First Floor Entrance Sign. Landlord shall cooperate, in its capacity as owner of the Property as may be reasonably requested by Tenant in connection with applications for approvals from municipal authorities under the Master Plan Permits and Applicable Legal Requirements for Tenant’s First Floor Entrance Sign hereunder, provided that Tenant shall reimburse Landlord, as Additional Rent, for its reasonable, out-of-pocket third-party expenses (if any) incurred by Landlord in connection with such efforts. At the expiration or earlier termination of the Term (or such earlier date on which Tenant is no longer entitled to maintain the applicable Tenant’s Signage under the terms of this Section 2.2(e)(i)), Tenant shall remove the applicable Tenant’s Signage (together with all related mounting brackets, supports, fasteners, wiring, and any other signage-related equipment), repair any damage to the Building caused by such installations and removal, and restore the areas affected by such removal.

During the Term, Tenant shall also have the right to list its name on any multi-tenant Building directory (if any) from time to time maintained by Landlord in the Building’s main lobby (which may be an electronic or directory wall sign, as specified by Landlord from time to time); provided that any such listing of Tenant’s name on a directory wall sign shall be in the particular size, location, materials, and other particulars specified by Landlord in compliance with the lease for other space in the Building entered into prior to the Lease Date.

Except for the Tenant’s Signage expressly set forth in this Section 2.2(e) above, Tenant shall not install any signage on the exterior of the Building (or in any portion of the Premises that is visible from the exterior of the Building) or elsewhere on the Building Site or in the Project Common Areas.

(f) Building Conference Center. During the Term, if and for so long as Landlord elects to construct and operate a shared conference room serving Building tenants in common, Tenant will have the right to use, in common with others, the shared-use conference center. Any such conference center facilities shall be used in common by Tenant and other Building tenants and their respective employees, visitors, and other business invitees from time to time working at or visiting the Premises or other Building tenant’s premises. Landlord shall establish reasonable operational protocols for reserving the use of such facilities for particular events in advance subject to the priority rights granted to other tenants of the Building prior to the Lease Date. Subject to the exclusions and adjustments set forth in Exhibit E-1, the costs incurred by Landlord with respect to such facilities shall be included in Operating Expenses. Such facilities shall be subject to (i) temporary closures due to repairs, alterations with Landlord undertaking reasonable efforts to limit the duration of such temporary closures and to provide advance notice to Tenant of the same, and (ii) (if applicable) Landlord’s right from time to time to relocate such facilities to other space of comparable size in the Building or to discontinue such shared conference room at any time in its sole discretion.

(g) East Cambridge Common and Baldwin Park South. Reference is made to the East Cambridge Common (or NorthPoint Common) as shown on the Project Site Plan, which is located across the street from the Building and serves as a common facility for the Project, and to Baldwin Park South, which is adjacent to the Building Site and serves as a common facility for the Project. The open spaces in East Cambridge Common and Baldwin Park South are collectively and severally referred to herein the “Open Spaces”. As owner of the Building Site, Landlord shall make available to Tenant and other Building tenants such non-exclusive rights, in common with other Project owners and other users of the Project Common Areas, as Landlord has under the Project Documents to use the Open Spaces for their intended purposes, in accordance with and subject to the applicable Project Documents, the Master Permits, and Applicable Legal Requirements. During the Term, if Tenant from time to time requests to hold a company event in a portion of the Open Spaces from time to time designated for such types of events (which may be seasonal), Landlord will use reasonable efforts to coordinate such requested use, subject to availability and in compliance with the applicable Project Documents, the Master Permits, and Applicable Legal Requirements, including without limitation the applicable rules and regulations promulgated under the Project Documents with respect to such uses of the Open Spaces. Tenant shall comply with all of the foregoing requirements with respect any such use of the Open Spaces, shall provide such insurance certificates as may be required for the particular use in question, and shall be responsible for all costs incurred in connection with such use of the Open Spaces, including without limitation costs of preparing the site, event security, and cleaning up after such event. To the extent that any such costs are charged to Landlord under the applicable Project Documents, Tenant shall pay such charges to Landlord within thirty (30) days after receipt of Landlord’s invoice therefor.

2.3. Reservations. In addition to other rights reserved herein or by law, Landlord reserves the right from time to time, without unreasonable interference (except in cases of emergency, in which event Landlord shall use commercially reasonable efforts to minimize the extent of such interference, taking into account the nature of the emergency) with Tenant’s access to, and use and occupancy of, the Premises, but subject to the provisions of the following grammatical paragraph: (i) to perform repairs to or reconstructions of the Building and the Property in accordance with Section 10.3 and to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building, or elsewhere on the Building Site or the Project Land; (ii) to construct, alter, or relocate any portion of the Building common areas or the Project Common Areas from time to time in connection with the current or future development or redevelopment of the Building or the Project and the construction, maintenance, repair, and replacement from time to time of the Building common areas or the Project Common Areas in accordance with and subject to the provisions of Section 16.13 below, (iii) to grant easements and other rights with respect to the Building Site or the Project Land in accordance with and subject to the provisions of Section 16.13 below, and (iv) to designate the street address of the Building. Any installations, replacements and relocations within the Premises under clause (i) shall be located as far as practicable in the base building core areas of the Building, above ceiling surfaces, below floor surfaces, or within perimeter walls of the Premises. Any entry by Landlord into the Premises for any of the purposes set forth in this Section 2.3 shall be subject to the provisions and procedures set forth in Section 9.6 governing access to the Premises, and in connection with entry for non-emergency purposes. Landlord shall use reasonable efforts to avoid unreasonable interference with Tenant’s business activities to the degree reasonably practicable and endeavor to perform during non-business hours any such work that would unreasonably interfere with Tenant’s occupancy if the same were performed during business hours. Tenant has advised Landlord, and Landlord acknowledges, that Tenant’s use of the Premises may involve the use of equipment and instruments that are sensitive to vibrations. Accordingly, and without limitation of Tenant’s obligations set forth in Section 9.3(d) below, Landlord shall use commercially reasonable efforts, consistent with the operation of Comparable Mixed-Use Laboratory/Office Buildings, to cause any Disruptive Work (as hereinafter defined) being performed by or on behalf of Landlord in the Building to be performed only during Restricted Work Hours (as hereinafter defined), unless prohibited under

Applicable Legal Requirements and/or by applicable governmental authorities, if, in Landlord’s reasonable judgment, such Disruptive Work would unreasonably interfere with Tenant’s ability to use such equipment and instruments in the normal course of conducting Tenant’s business in the Premises. For purposes of this Lease, (i) “Disruptive Work” shall mean any alterations or improvements creating excessive vibrations, noise, or fumes beyond normal construction activities (including, without limitation, any alterations or improvements involving demolition, cutting, trenching, chopping and core drilling of floor slabs, shooting fasteners into slab, floor or overhead, spraying of paint or other coatings, disconnects or shutdowns affecting other tenants or other parts of the Building, burning or welding of steel which causes fumes to be transmitted to other parts of the Building or the use of air hammers or concrete saws), and (ii) “Restricted Work Hours” shall mean before 7:00 a.m. and after 6:00 p.m. local time on Business Days. The parties further acknowledge that the Building’s construction rules and regulations require that Disruptive Work performed by Building tenants will be performed only during Restricted Work Hours and Landlord will use commercially reasonable efforts, consistent with the operation of Comparable Mixed-Use Laboratory/Office Buildings, to enforce such rules and regulations on a non-discriminatory basis with respect to Tenant and other tenants and occupants of the Building.

Notwithstanding anything to the contrary in this Lease (but subject to the provisions of Article 12), Landlord’s reservation of rights under this Section 2.3 to make changes, alterations, additions, improvements, repairs or replacements to the Building and the Building Site shall be subject in all instances to the following terms: (i) the level of any Building Service shall not decrease in any material respect from the level required of Landlord in this Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such work); (ii) Tenant’s access to and use of the Premises, and Tenant’s use of the Building common areas on multi-tenant floors where any portion of the Premises is located, shall not be materially impaired, limited, or restricted (other than on a temporary basis in the applicable areas to accommodate such work, and further subject to the last sentence of the preceding grammatical paragraph); (iii) any such work in Tenant’s Appurtenant Areas serving the Premises will be of a quality at least consistent with the standards of the existing base building), and (iv) if, as a result of such work, any portion of the Building common areas are converted to rentable space, then Tenant’s Pro Rata Tax Share and Tenant’s Pro Rata Expense Share shall be recalculated and reduced to reflect the resulting additional rentable area in the Building as provided in Section 1.4 above. Landlord will provide reasonable notice to Tenant (including any notice required by Section 9.6 for entry into the Premises) prior to performing repairs to or reconstructions of the Building and the Property that would require temporary closures of, or materially adversely affect Tenant’s on-going use of, the Premises, Tenant’s Appurtenant Areas, and/or Building common areas serving the Premises exclusively or in common with other Building tenants, and shall use commercially reasonable efforts to minimize the extent and duration of any such interference with Tenant’s access to, and use and occupancy of, the Premises and Tenant’s Appurtenant Areas during the performance of such work.

ARTICLE 3.

LEASE TERM

3.1. Lease Term. The Initial Term of this Lease is set forth in Section 1.5. Following the Commencement Date, at the request of either party, Landlord and Tenant shall enter into a written instrument confirming the occurrence of the Commencement Date, the Premises RSF, and related lease information in the form of Exhibit B-5, provided, however, that the failure by either party to execute such an instrument shall not be deemed to delay the occurrence of the Commencement Date as determined in accordance with the provisions of this Lease.

3.2. Building Construction and Delivery. Landlord shall perform the Base Building Work for the Building in accordance with and subject to the terms and provisions more particularly set forth in Exhibit B. The Base Building Plans for the Base Building Work are attached as Exhibit B-1. Tenant shall perform the TI Work in the Premises in accordance with and subject to the provisions of Exhibit B.

3.3. Extension Options. Tenant shall have two (2) options to extend the Initial Term of the Lease, each for a successive extension period of five (5) years, subject to and in accordance with the terms and conditions set forth in Exhibit D-1.

ARTICLE 4.

RENT

4.1. Base Rent. (a) During the Term, Tenant covenants and agrees to pay to Landlord the Base Rent for the Initial Premises (at the rates set forth in Section 1.6) in equal monthly installments commencing on the Commencement Date and thereafter on the first day of each calendar month during the Term, in accordance with Section 4.3 below.

(b) Extension. The Base Rent for any applicable extension period provided under this Lease shall be paid by Tenant at the rates set forth in the applicable provisions of Exhibit D-1, and otherwise in accordance with Section 4.3.

4.2. Additional Rent. Tenant covenants and agrees to pay to Landlord during the Term (i) Tenant’s Pro Rata Tax Share of Taxes, (ii) Tenant’s Pro Rata Expense Share of Operating Expenses, (iii) Tenant’s Separately Reimbursable Utilities, and (iv) any other Additional Rent projected to become due for such calendar year as provided in this Section 4.2 and the applicable provisions of the Lease referred to herein (collectively, “Total Operating Costs”). During the Term, Tenant shall further pay to Landlord the amounts from time to time due for Additional Services under Section 10.3(d) and all other Additional Rent (as defined in Section 1.7) from time to time due under the provisions of this Lease. Tenant shall also pay directly to the applicable Utility Service Provider all Direct-Metered Utilities from time to time provided by a Utility Service Provider directly to the Premises, as more particularly provided in Section 6.2.

(a) Estimated and Final Payments of Total Operating Costs. For each calendar year or portion thereof during the Term, Landlord shall provide its good faith estimate of the amounts of each component of Total Operating Costs for the Premises, namely, (i) Tenant’s Pro Rata Tax Share of Taxes under Article 5, (ii) Tenant’s Pro Rata Expense Share of Operating Expenses under Article 8 and Exhibit E-1, and (iii) Tenant’s Separately Reimbursable Utilities under Section 6.3 (collectively, the “Estimated Monthly Payments”). Commencing on the Commencement Date and thereafter on the first day of each calendar month during the Term, Tenant shall pay one-twelfth (1/12th) of the annualized amount of the Estimated Monthly Payments, monthly in advance together with the monthly installment of Base Rent then due. Landlord shall endeavor to provide Tenant with such estimate on or before the Commencement Date for the balance of such calendar year and on or before December 1 (for the next ensuing calendar year) during the Term of the Lease. Landlord may adjust any component of the Estimated Monthly Payments at any time (but in no event more than once in any month) based upon its experience and reasonable anticipation of the Total Operating Costs. Such adjustments shall be effective as of the next Rent payment date after at least thirty (30) days’ written notice to Tenant. After the end of each calendar year (as provided in the next sentence), Landlord shall provide Tenant with a final statement of the Total Operating Costs paid or incurred by Landlord during the immediately preceding calendar year of the Term and a calculation of Tenant’s Pro Rata Tax Share of Taxes, Tenant’s Pro Rata Expense Share of Operating Expenses, and Tenant’s Separately Reimbursable Utilities. Landlord shall use reasonable efforts to deliver such annual statement within approximately one hundred twenty (120) days after the end of such calendar year and will deliver such annual statement no later than two hundred seventy (270) days after the end of such calendar year; provided that in the event that the annual statement for the Building’s share of Project Common Area Expenses (as defined in Section 8.1) under the Project Documents is not delivered within such one hundred twenty-(120)-day period, then the portion of Landlord’s annual statement attributable to such items shall be issued based on the most recent estimated amounts for such Project Common Area Expenses and such items shall be adjusted within sixty (60) days after Landlord receives the final accounting of such Project Common Area Expenses under Exhibit E-1. Within thirty (30) days after delivery of Landlord’s annual statement, Tenant shall pay to Landlord any underpayment of Tenant’s Total Operating Costs, or Landlord shall credit any overpayment of Tenant’s Total Operating Costs to Tenant against Additional Rent next due or, at Landlord’s election, refund such amount to Tenant (or, if the Term has expired, promptly remit such amount to Tenant) after deduction of any amounts due to Landlord for unsatisfied Tenant obligations under the Lease. If the Term expires or this Lease is terminated as of a date other than the last day of a calendar year, Tenant’s payment of Additional Rent pursuant to this Section 4.2(b) for such partial year shall be based on Landlord’s good faith estimate of the items otherwise includable in Total Operating Costs and shall be made on or before the later of (i) thirty (30) days after Landlord delivers such estimate to Tenant or (ii) the last day of the Term, with an appropriate payment or refund (in the manner provided above) to be made upon Tenant’s receipt of Landlord’s statement of Total Operating Costs for such calendar year. Notwithstanding the foregoing, if Landlord fails, within twenty-four (24) months after the end of an applicable calendar year, to bill to Tenant (whether in an annual statement for such calendar year or in a separate invoice) any item of Total Operating Costs that was incurred during such calendar year, such failure shall constitute a waiver of the foregoing adjustment between Landlord and Tenant solely with respect to such unbilled item; provided that the foregoing shall not be construed to preclude Landlord from providing Tenant with a revised annual statement and making appropriate adjustments between Landlord and Tenant based on actual adjustments in Taxes occurring after the initial annual statement was provided to Tenant. This Section 4.2(b) shall survive expiration or earlier termination of the Term.

(b) General Provisions. This Lease requires Tenant to pay directly to suppliers, vendors, carriers, contractors, and other parties, certain insurance premiums, utility costs, personal property taxes, maintenance and repair costs, and other expenses. In the event that, in accordance with and subject to the express terms and provisions of this Lease (including, as applicable, after giving such notice as may be required under Section 14.3(f)), Landlord from time to time shall pay any such amounts, Tenant shall reimburse Landlord for such costs in full upon written demand with the next monthly Rent payment. Unless this Lease expressly provides otherwise, Tenant shall pay all Additional Rent within thirty (30) days after the same has been billed to Tenant. Except to the extent otherwise expressly set forth herein, in no event shall Landlord’s failure to demand payment of Additional Rent be deemed a waiver of Landlord’s right to such payment.

(c) Allocation of Certain Operating Costs. In the event that certain services or facilities are provided solely to Tenant or jointly to Tenant and some but not all other tenants of the Building, then the applicable expenses for such services or facilities shall be charged and reasonably allocated by Landlord entirely between Tenant and the other tenant(s) receiving such services. In the event that certain services or facilities are provided jointly to the Building and other buildings in the Project at any time during the Term, then the applicable expenses for such services or facilities shall be allocated among the Building and such other building(s) receiving such services pursuant to the applicable Project Documents or other reasonable allocation thereof.

4.3. Method of Payment. Tenant shall pay the Base Rent to Landlord in advance in equal monthly installments by the first of each calendar month during the Term, together with the applicable Estimated Monthly Payments of Total Operating Costs as provided in Section 4.2. Tenant shall make a pro-rata payment (on a per diem basis) of Base Rent and Additional Rent for any period of less than a month at the beginning or end of the Term. All payments of Base Rent, Additional Rent, and other sums due shall be paid, without demand, set-off or other deduction, except as otherwise expressly set forth herein, in current U.S. exchange. Tenant shall pay the regular monthly installments of Base Rent under Section 4.1 and Additional Rent under Section 4.2(b) by ACH or other electronic fund transfer pursuant to wire and account instructions from time to time provided by Landlord unless and until otherwise directed by Landlord. All other amounts due to Landlord hereunder shall be paid by Tenant either in the manner provided under the preceding sentence or by check drawn on a clearinghouse bank and delivered to the Address of Landlord set forth in Article 1 or to such other place or account as Landlord may from time to time direct.

Except as expressly provided in this Lease, Tenant’s obligation to pay the Rent under this Lease shall be absolute, unconditional, and independent of any Landlord covenants and shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises or the Building, or any other restriction on Tenant’s use, or (except as expressly provided in this Lease) any casualty or taking or any failure by Landlord to perform or other occurrence; and Tenant waives all rights now or hereafter existing to quit or surrender this Lease or the Premises or any part thereof (except as expressly provided in this Lease) or to assert any counterclaim or defense in any action seeking to recover Rent (unless such counterclaim or defense would be lost by Tenant if not raised in such proceeding).

4.4. Audit Rights. At the request of Tenant (“Tenant’s Audit Notice”) given no later than six (6) months after Landlord delivers Landlord’s annual statement of Total Operating Costs with respect to any calendar year during the Term, Tenant shall have the right to examine Landlord’s books and records regarding Total Operating Costs for such year. (For the avoidance of doubt, the references herein to “books and records” regarding Total Operating Costs shall refer to the books and records maintained by Landlord or its property manager that are reasonably required to substantiate the Total Operating Costs for the applicable year hereunder, such as property management ledger books or electronic summaries evidencing expenditures and need not include the actual receipts or payment records for each individual expenditure.) Tenant’s right to examine such books and records shall be exercisable upon reasonable advance notice to Landlord and at reasonable times during Landlord’s business hours commencing on or after a date specified by Landlord that is within the sixty-(60)-day period following the delivery of Tenant’s Audit Notice, and only if no Event of Default has occurred and is continuing. Landlord shall make such books and records available for such examination by Tenant either (at Landlord’s election) at Landlord’s office in Massachusetts or at the Building or elsewhere at the Project, or in electronically accessible form. (If so requested in Tenant’s request to review the books and records for the subject calendar year, Landlord shall make such books and records for the immediately prior calendar year (if any) available for Tenant’s examination, for reference purposes only in connection with its examination of the books and records for the subject calendar year, and not for the purpose of auditing or objecting to Total Operating Costs for any such immediately preceding calendar year.) Any such examination of Landlord’s Total Operating Costs for the subject calendar year shall be conducted, at Tenant’s election, either by members of Tenant’s internal financial staff or by a certified public accounting firm or other professional consultant or tax advisor (any of the foregoing being referred to as Tenant’s “examiners”). If Tenant reasonably requests copies of any such books and records, Tenant shall reimburse Landlord for the out-of-pocket costs thereof. Tenant shall not engage any such examiner(s) or any other party on a contingency fee basis in connection with any examination of Landlord’s books and records hereunder. Before commencing any such examination of Landlord’s books and records, Tenant and its examiners shall execute and deliver to Landlord an agreement in form reasonably acceptable to Landlord agreeing to keep confidential any non-public, confidential information about Landlord, the Building, or the Project in connection with such examination and not to disclose such information or the results of such examination to any other party (other than Tenant’s attorneys and accountants who are engaged in connection with such examination and agree to abide by such non-disclosure agreement), except to the extent required by law or applicable judicial proceeding with respect to the enforcement of the provisions hereof, all as more particularly set forth in such non-disclosure agreement. Tenant shall have a period of one hundred twenty (120) days after the date Landlord’s books and records regarding Total Operating Costs for the subject calendar year as set forth herein are first made available to Tenant (the “Review Period”) in which to complete its audit and submit to Landlord, if Tenant has any objection to Landlord’s statement for the subject calendar year, an auditor’s report or other description of any such objections (if any) to particular items in reasonable detail. Any items as to which no such objection is made within the Review Period shall be deemed accepted, it being the parties’ mutual intention to identify any such items within the Review Period and resolve any such objections promptly in order to close their respective books for such year. If the Additional Rent as finally determined for such year is less than the Additional Rent paid by Tenant, Landlord shall either promptly credit such excess against the Rent next due from Tenant or refund such amount to Tenant (including, if applicable, with respect to any such year-end reconciliation occurring after the expiration or earlier termination of the Term), after deduction (if an Event of Default has occurred and is then continuing) of any delinquent amounts due to Landlord under the Lease. Tenant’s request to examine Landlord’s books and records shall not extend the time within which Tenant is obligated to pay the amounts shown on Landlord’s statement of Total Operating Costs. In the event that, as a result of such examination, Tenant has been overcharged by five percent (5%) or more of the Additional Rent actually due for Total Operating Costs for such year, Landlord shall (in addition to refunding or crediting the amount overcharged as provided above) reimburse Tenant for the reasonable third-party costs of engaging its third-party examiner, not to exceed $15,000.00 (which amount shall be increased by three percent (3%) on each anniversary of the Commencement Date). In all other cases, Tenant shall pay for the cost of such examination. If Tenant fails to timely request an examination hereunder or, after timely requesting an examination hereunder, Tenant fails to object within the Review Period to specific items in the annual statement by written notice to Landlord reasonably setting forth the grounds, then the terms in such annual statement shall be deemed accepted.

ARTICLE 5.

TAXES

5.1. Taxes. Tenant covenants and agrees to pay to Landlord, as Additional Rent, Tenant’s Pro Rata Tax Share of the Taxes for each fiscal tax period, or ratable portion thereof, included in the Term in accordance with Section 4.2. If Landlord secures an abatement or receives a refund of any such Taxes for any fiscal tax period, or ratable portion thereof, included in the Term in accordance with Section 4.2, then Landlord shall credit against Additional Rent next due or, at Landlord’s election, refund to Tenant (or, if the Term has expired, remit to Tenant any such amounts not then fully credited or refunded hereunder), after deduction of any amounts due to Landlord for unsatisfied Tenant obligations under the Lease, Tenant’s Pro Rata Tax Share of the refund of the Taxes previously paid by Tenant, in each case after deducting Landlord’s reasonable costs and expenses incurred in obtaining the refund (to the extent such costs and expenses were not previously included in Operating Expenses or Taxes), but in any event such refund to Tenant shall not exceed amounts paid by Tenant for Taxes on account of the period subject to such refund. Upon Tenant’s request from time to time, Landlord shall furnish Tenant with a copy of the applicable real estate tax bill. Tenant shall make estimated payments on account of Taxes in monthly installments on the first day of each month, in amounts reasonably estimated from time to time by Landlord pursuant to Section 4.2(b).

5.2. Definition of “Taxes”. The term “Taxes” means (subject to the exclusions set forth below) all real estate taxes, assessments, betterments, excises, user fees and all other governmental charges and fees of any kind or nature, or impositions or agreed payments in lieu thereof or voluntary payments made in connection with the provision of governmental services or improvements of benefit to the Building, the Building Site, or the Property, and any penalties and interest thereon (to the extent due to Tenant’s failure to make timely payments hereunder), assessed or imposed against the Building, the Building Site, or the Property (including without limitation any personal property taxes levied on the Building or the Property or on fixtures or equipment used in connection therewith), other than a federal or state income tax of general application.

(a) Exclusions. Notwithstanding the foregoing, Taxes shall not include (i) any of the foregoing which are levied or assessed against the Property to the extent the same are special development fees or governmental development assessments (as opposed to general real estate taxes) for the initial construction of on-site or off-site street or intersection improvements, roads, rights of way, lighting, and traffic signals for the initial development or construction of the Building or any other building of the Project, (ii) any inheritance, estate, succession, gift, excise, privilege, franchise, income, gross receipts, capital levy, revenue, rent, state, payroll, stamp, transfer, or profit taxes, however designated; (iii) any interest or penalties resulting from the late payment of taxes by Landlord (except to the extent due to Tenant’s failure to make timely payments hereunder); or (iv) reserves for future Taxes (other than those coming due during the ensuing year).

(b) Changes in Taxation. If during the Term the present system of taxation of real or personal property shall be changed so that, in lieu of or in addition to the whole or any part of such tax there shall be assessed, levied or imposed on the Building or the Property or on Landlord any kind or nature of federal, state, county, municipal or other governmental capital levy, income, sales, franchise, excise or similar tax, assessment, levy, charge or fee (as distinct from the federal and state income tax in effect on the Lease Date) measured by or based in whole or in part upon valuation of the Building or the Property, mortgage valuation, rents, services or any other incidents, benefits or measures of real property or real property operations, then any and all of such taxes, assessments, levies, charges and fees shall be included within the term of Taxes; provided, however, that Tenant’s obligation with respect to such substitute taxes shall be limited to the amount thereof as computed at the rates that would be payable if the Building and the Property were the only property of Landlord.

(c) Abatement Expenses. Taxes shall also include reasonable expenses, including reasonable fees of attorneys, appraisers and other consultants, incurred by Landlord in connection with any efforts to obtain abatements or reduction or to assure maintenance of Taxes for any year wholly or partially included in the Term, whether or not successful and whether or not such efforts involved filing of actual abatement applications or initiation of formal proceedings.

5.3. Personal Property Taxes. Tenant shall pay directly all taxes charged against Tenant’s trade or business fixtures, furnishings, equipment, inventory, or other personal property (collectively, “Tenant Property”). Tenant shall use commercially reasonable efforts to have Tenant Property taxed separately from the Property. Landlord shall notify Tenant if any of Tenant Property is taxed by the appropriate governmental authority with the Property (which notice will include a copy of the relevant tax bill for such Tenant Property), and Tenant shall pay such taxes to Landlord within thirty (30) days after such notice.

ARTICLE 6.

UTILITIES

6.1. Utilities. During the Term, Tenant shall pay all charges for water, sewer, gas, electricity, telecommunications, and other utilities or like services used or consumed at the Premises (each, a “Utility Service” and collectively the “Utility Services”), including without limitation any Utility Services used or consumed by all mechanical equipment serving the Premises, wherever located in or about the Premises or elsewhere in the Building, whether called use charge, tax, assessment, fee or otherwise as the same become due, in accordance with the provisions of this Article 6 below. Each company or third party providing the applicable Utility Service hereunder is referred to as a “Utility Service Provider.”

6.2. Direct-Metered Utilities. For all Utility Services, if any, that are from time to time separately metered by a Utility Service Provider directly to the Premises (“Direct-Metered Utilities”), Tenant shall pay, directly to the applicable Utility Service Provider, all costs and expenses associated with such Direct-Metered Utilities, as and when due to such Utility Service Provider. The costs of any Direct-Metered Utilities, to the extent paid by Tenant directly to the applicable Utility Service Provider, shall not constitute part of the reimbursable Operating Expenses under Article 8. Tenant shall be responsible for maintaining all utility deposits required by the applicable Utility Service Provider for any such Direct-Metered Utilities and will from time to time upon Landlord’s reasonable request provide evidence of Tenant’s payment of all charges to the applicable Utility Service Provider. To the extent (if any) that any Utility Services are provided directly by a Utility Service Provider directly to the Premises or any portion thereof during the Term under this Section 6.2, Tenant shall look solely to the applicable Utility Service Provider for all service issues with respect to any such Direct-Metered Utilities.

6.3. Tenant’s Separately Reimbursable Utilities. For (i) any Utility Service for tenant electricity from time to time provided by Landlord (i.e., not as a Direct-Metered Utility) to any portion of the Premises (e.g., in any penthouse level space leased by Tenant under Section 1.4) pursuant to Section 10.3 and Exhibit E and (ii) any other Utility Services from time to time provided by Landlord to the Premises that are separately charged to Tenant as a special or additional service (e.g., electricity for Tenant’s supplemental HVAC or rooftop equipment) (collectively, such items under clauses (i) and (ii) being referred to herein as (“Tenant’s Separately Reimbursable Utilities”), Tenant shall pay to Landlord, as Additional Rent, all costs and expenses for Tenant’s Separately Reimbursable Utilities, which shall be based on check-meters or similar sub-metering equipment installed for the applicable portion of the Premises pursuant to Exhibit B or Section 10.5, as the case may be, and Landlord’s periodic reading of such check-meters or similar sub-metering equipment (or, for any portion of the Premises or special Tenant equipment that from time to time does not have operational check-meters or sub-meters, on reasonable allocations prepared by Landlord’s building engineer as to the applicable space and period), at the same rate paid by Landlord to the Utility Service Provider without mark-up by Landlord. Tenant’s Separately Reimbursable Utilities may also include electricity or other utilities for special equipment from time to time installed by or for Tenant elsewhere in the Building (e.g., Rooftop Equipment) pursuant to the provisions of the Lease. The Additional Rent for Tenant’s Separately Reimbursable Utilities shall be reasonably estimated by Landlord from time to time, and such estimated amounts shall be paid by Tenant to Landlord monthly in advance in accordance with Section 4.2, together with the monthly installment of Base Rent and the estimated monthly payments for Taxes and Operating Expenses, subject to periodic reconciliations based on actual readings. Any adjustments in such estimated monthly amounts from time to time shall be effective as of the next Rent payment date after notice to Tenant. For each calendar year or portion thereof in the Term, there shall be a final accounting of Tenant’s Separately Reimbursable Utilities in the annual statement under Section 4.2, based upon actual check-meter or sub-meter readings and the applicable rates for the applicable Utility Service Providers. The costs of all Tenant’s Separately Reimbursable Utilities, to the extent so charged to Tenant under this Section 6.3, shall be separately paid to Landlord by Tenant, as Additional Rent, and shall not be included as part of general Operating Expenses under Article 8.

6.4. Metering. The Base Building Work will include certain common switching point(s) in the Building for certain Utility Services for the Building (collectively, the “Utility Switching Points”), as and to the extent specified in the Base Building Plans under Exhibit B to be part of Base Building Work. The check-meters or similar sub-metering equipment for tenant electricity that are Tenant’s Separately Reimbursable Utilities (including any tenant electricity check-meters or similar sub-metering equipment, as described above) and any check-metering or similar sub-metering equipment for any Tenant’s Separately Reimbursable Utilities (including, as applicable, for equipment from time to time installed by or for Tenant in the Premises or elsewhere in the Building, as described in Section 6.3 above) will be installed by or for Tenant at its sole cost and expense, subject in each case to the application of any applicable tenant improvement allowance provided by Landlord under Exhibit B. Tenant shall pay for any and all costs to install and connect Utility Services from the applicable Utility Switching Points to the respective floors on which the Premises are from to time located and other parts of the Building used by

Tenant hereunder. Landlord shall be under no obligation as to any Utility Services beyond the foregoing responsibility to install the Utility Services to the Utility Switching Points, and Landlord shall not be liable for any interruption or failure in the supply of any Landlord Utilities, except to the extent expressly set forth below in Section 10.3(e). If desired by Tenant, Tenant may install, at its sole cost, Uninterrupted Power Supply (“UPS”) equipment serving all or portions of the Premises in accordance with and subject to the provisions of Section 10.5 below, with any such equipment installations being located within applicable portions of the Premises, except for conduits and wiring connected to such equipment and installed by Tenant within the Building’s common vertical shaft spaces or core areas intended for such purposes, in particular locations designated or reasonably approved by Landlord, in accordance with Section 2.2 and Article 11. For the avoidance of doubt, in connection with Tenant’s UPS equipment or Emergency Generator under Article 11, no separate rental charge shall be due for Tenant’s installation of conduits and wiring within the Building’s common vertical shaft spaces or core areas designated or reasonably approved by Landlord for such purposes.

6.5. General Building Utilities. Except for (i) Direct-Metered Utilities and Tenant’s Separately Reimbursable Utilities charged to Tenant and (ii) other Separately Chargeable Tenant Utilities (as defined in Exhibit E-1), the costs of Utility Services for the Building (including the Building Site and the Building’s common areas and facilities) shall be included in Operating Expenses, subject to the exclusions and adjustments as provided in Exhibit E-1.

ARTICLE 7.

INSURANCE

7.1. Tenant’s Insurance. During the Term, Tenant shall maintain insurance for the benefit of Tenant and Landlord (as their interests may appear) for the insurance coverages set forth on the attached Exhibit F (subject to the provisions of Section 7.2 below), with terms and coverages reasonably satisfactory to Landlord and with such increases in limits as Landlord may from time to time reasonably request, consistent with requirements for comparable tenancies for the Permitted Uses at other comparable first class, mixed-use (including retail), multi-tenant laboratory/office buildings in the East Cambridge market (“Comparable Mixed-Use Laboratory/ Office Buildings”). All insurance required to be maintained by Tenant hereunder shall be with companies at all times having a current rating of not less than A- and financial category rating of at least Class X in “A.M. Best’s Insurance Guide” current edition. Prior to the Commencement Date and on each anniversary of that date (or on the policy renewal date), Tenant shall give Landlord certificate(s) evidencing such coverage in a customary ACORD 25 form or a then applicable equivalent form (for institutionally-owned properties) reasonably specified by Landlord. Tenant shall provide notice to Landlord of cancellation or change in such policies to Landlord at least thirty (30) days in advance of such cancellation or change, except for a cancellation as a result of a non-payment of premium which notice shall be provided at least ten (10) days in advance of such cancellation. Liability insurance maintained by Tenant shall be deemed to be primary insurance, and any liability insurance maintained by Landlord shall be deemed secondary to it. Tenant may use blanket or excess umbrella coverage to satisfy any of the requirements of this Section 7.1 and on such basis comply with the required limits set out herein, provided that any umbrella coverage is provided on a “following form” basis.

7.2. Action Increasing Rates. Tenant shall comply with the provisions of Sections 9.1, 9.2, 9.3, and 9.4 and shall not use the Premises (or permit or suffer the Premises to be used by any Tenant Party) in any way that is prohibited by Applicable Legal Requirements. If Tenant uses the Premises (or permits or suffers the Premises to be used by any Tenant Party) in any way that jeopardizes any insurance coverage carried by Landlord or Tenant as reasonably documented by evidence provided by Landlord to Tenant, then Tenant shall, if such use is in violation of the other terms and conditions of this Lease, promptly stop such use. Tenant shall, in any event, reimburse Landlord, within ten (10) days after demand, for all of Landlord’s reasonable, out-of-pocket costs incurred in providing any insurance to the extent attributable to any special endorsement or increase in premium resulting from the particular business operations of Tenant (other than general laboratory/research and office uses), and any special or extraordinary risks or hazards resulting therefrom, including without limitation, any risks or hazards associated with the generation, storage and disposal of hazardous or toxic materials. Tenant shall cure any breach of this Lease on account of Tenant’s failure to carry the insurance required by this Section 7.2 within ten (10) days after written notice from Landlord and Tenant shall have no further notice or cure right under Article 14 for any such breach.

7.3. Waiver of Subrogation. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant each waive any and every claim for recovery from the other for any and all loss of or damage to the Premises, the Building, or the Property or any part of it, or to any of its contents (including without limitation any Tenant Property), to the extent such loss or damage is covered by property insurance or would have been covered by property insurance required hereunder. Landlord waives any and every such claim against Tenant that would have been covered had the insurance policies required to be maintained by Landlord by this Lease been in force, to the extent that such loss or damage would have been recoverable under such policies. Tenant waives any and every such claim against Landlord that would have been covered had the insurance policies required to be maintained by Tenant under this Lease been in force, to the extent that such loss or damage would have been recoverable under such policies. Each of the foregoing waivers shall apply to the maximum extent permitted under applicable law. This mutual waiver precludes the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), and Landlord and Tenant each agree to give written notice of this waiver to each insurance company that has issued or shall issue any property insurance policy to it, and to have the policy properly endorsed, if necessary, to prevent invalidation of the insurance coverage because of this waiver.

7.4. Landlord’s Insurance and Indemnity.

(a) Landlord’s Insurance. Landlord shall maintain, during the Term, policies with such insurance companies and with such coverages, amounts, and deductibles as may be required by Landlord’s first mortgagee (or otherwise determined by Landlord to be prudent or appropriate for a first-class mixed use laboratory/office building in the East Cambridge market), for the following: (a) commercial general liability insurance for incidents occurring in or about the common areas of the Property; and (b) property insurance written on a “ special form” policy (or its then equivalent) covering (i) property damage to the Base Building Work and general improvements on the Building Site (but excluding the Tenant-Insured Work, as defined in Exhibit F), and (ii) loss of rental income (covering a period of not less than twelve (12) months from the date of fire of other casualty), covering special perils for the full replacement cost value, together with such other policies for coverages, amounts, deductibles, and risks as may be required by such first mortgagee or otherwise determined by Landlord to be prudent or appropriate for a first-class mixed use laboratory/office building in the East Cambridge market. As set forth in Section 8.1 and, subject to the exclusions and adjustments set forth in Exhibit E-1, the cost of such insurance shall be included in Operating Expenses. The Building’s allocable share of insurance costs for the Project Common Areas maintained under the Project Documents shall also be included in Project Common Area Expenses under Article 8.

(b) Landlord’s Indemnity. Subject to the terms and limitations set forth in this Lease (including, without limitation, Sections 7.3 and 16.4), and except to the extent due to the negligence or willful misconduct of Tenant or any Tenant Party, Landlord shall indemnify, save harmless and defend Tenant from and against any claims, damage, loss, cost, or expense (including without limitation reasonable attorney’s fees) made against Tenant for injury or damage to person or property in the common areas of the Building to the extent caused by the negligence or willful misconduct of Landlord or its employees or agents.

ARTICLE 8.

OPERATING EXPENSES

8.1. Operating Expenses. “Operating Expenses” shall mean (a) all costs and expenses associated with servicing, operating, owning, managing, maintaining, repairing, and (to the extent provided in Exhibit E-1) replacing elements of the Property, including the common areas and facilities of the Building and the exterior areas of the Building Site (but excluding the retail portion of the Building) as more particularly described, and subject to the exclusions set forth, in Exhibit E-1 and (b) all costs and expenses from time to time allocated and assessed to Landlord for the Project Common Areas under the ACER Agreements under Exhibit C as provided in Exhibit E-1 (the “Project Common Area Expenses”), subject to the provisions of Exhibit E-1. Tenant shall pay Tenant’s Pro Rata Expense Share of Operating Expenses to Landlord in accordance with Section 4.2.

ARTICLE 9.

USE OF PREMISES

9.1. Permitted Uses. Tenant may use the Premises only for the Permitted Uses described in Section 1.11 and shall not use the Premises for any other purpose. Tenant shall keep the Premises equipped with appropriate safety appliances to the extent required by Applicable Legal Requirements relating to Tenant’s use of the Premises. Tenant shall comply with Landlord’s rules and regulations (the “Rules and Regulations”) promulgated from time to time for the Building, the Building Garage, and the Building Site and provided to Tenant, provided the same are not inconsistent with the provisions of this Lease. In the event of any conflict between any provisions in this Lease and the Rules and Regulations, the provisions set forth in this Lease shall control. Landlord’s current Rules and Regulations are attached hereto as Exhibit E-2 and shall further be deemed to include all requirements imposed on the use of the Project Common Areas under the applicable Project Documents. Tenant shall be responsible for causing all contractors, vendors, agents, employees, subtenants, business invitees, and other persons acting under or through Tenant (each of Tenant and such other parties being referred to herein as a “Tenant Party”) to comply with this Section 9.1. Without limiting the generality of the foregoing, Tenant shall not conduct (and shall not permit or suffer any Tenant Party to conduct) any use of the Premises or any other portion of the Building used by any Tenant Party under Article 11 or other provisions of this Lease (collectively, “Tenant’s Appurtenant Areas”) for any use that would be in violation of any Applicable Legal Requirements, the Master Plan Permits, the Project Documents, or the Rules and Regulations hereunder. In order to maintain the exterior appearance of the Building, Tenant shall, at all times during the Term, maintain in the exterior windows of the Premises the window coverings or blinds specified by Landlord for the Building (or an equivalent substitute with substantially the same exterior appearance approved by Landlord for such purposes) and shall not place in such exterior windows of the Building (or in other interior areas prominently visible from the exterior) any other window coverings, blinds, or other items that, in Landlord’s good faith judgment, would adversely affect the exterior appearance of the Building. Certain specialized uses are further addressed in Section 9.3(b) below.

9.2. Indemnification. From and after the Commencement Date, subject to the provisions of this Lease, (a) Tenant shall assume exclusive control of all areas of the Premises, including all improvements, utilities, equipment, and facilities therein, and (b) Tenant shall be responsible for the Premises and all of Tenant’s improvements, equipment, facilities and installations, wherever located on the Property and all liabilities, including without limitation (as more particularly set forth in and subject to the following sentence) tort liabilities incident thereto. Subject to the terms and limitations set forth in this Lease (including, without limitation, Sections 7.3 and 16.4), to the maximum extent permitted under applicable law, Tenant shall indemnify, save harmless and defend Landlord, and its members, managers, officers, directors, employees, property manager, and mortgagees (collectively, “Indemnitees”) from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including reasonable attorneys’ fees) arising in whole or in part out of (i) any injury, loss, theft or damage (except to the extent due to the negligence or willful misconduct of any Indemnitee) to any person or property while in the Premises or (to the extent caused by the negligence or willful misconduct of Tenant or any other Tenant Party) elsewhere in the Building or on the Building Site, or in the Project Common Areas; (ii) any condition in or about the Premises or the Building caused by any work or installations by Tenant or any Tenant Party or the negligence or willful misconduct of any Tenant Party; (iii) the use of the Premises or the Building or the Building Site by, or any act or omission of, any Tenant Party, (iv) any mechanics lien or similar lien against the Building, the Building Site, or the Property arising from work or services provided for or arranged by any Tenant Party, and (v) any other breach or failure by Tenant to perform its obligations under this Lease. The provisions of this Section 9.2 shall survive the expiration or earlier termination of this Lease.

9.3. Compliance with Legal Requirements. Subject to the Construction-Related Legal Requirements that Landlord is obligated to comply with in accordance with Exhibit B, Tenant shall comply with all Applicable Legal Requirements, the Master Plan Permits, and the provisions of this Lease in each case to the extent applicable to its use and occupancy of the Premises, Tenant’s Appurtenant Areas, and Project Common Areas. Tenant shall not use (and shall not permit or suffer any Tenant Party to use) the Premises or any portion thereof or any of Tenant’s Appurtenant Areas in a manner that violates any Applicable Legal Requirement, the Master Plan Permits, or any provision of this Lease or constitutes a nuisance or waste. Without limiting the generality of the foregoing obligations:

(a) Operating Permits. Tenant shall obtain, at its sole cost and expense, all governmental permits and approvals of any kind from time to time required in connection with its use and occupancy of the Premises and Tenant’s Appurtenant Areas and shall promptly take all actions from time to time necessary to comply with all such Applicable Legal Requirements, including without limitation the provisions of Environmental Laws and the Occupational Safety and Health Act and applicable regulations thereunder. At all times during the Term (following the receipt of the certificate of occupancy after the performance of the TI Work in accordance with Exhibit B), Tenant (i) shall maintain in full force and effect all certificates of occupancy and governmental permits, certifications, and approvals required for Tenant’s operations at the Premises and in Tenant’s Appurtenant Areas under this Lease (collectively, the “Operating Permits”); (ii) shall be solely responsible for procuring, obtaining, and complying at all times with all Operating Permits required for the conduct of its activities in the Premises and Tenant’s Appurtenant Areas, including without limitation with respect to Tenant’s laboratory, scientific research, and experimentation activities for the Permitted Uses, and the transportation, storage, handling, use and disposal of any chemical or radioactive or bacteriological or pathological substances or organisms or other hazardous wastes, environmentally dangerous substances or materials, medical waste, or other Hazardous Substances in connection with the Permitted Uses; and (iii) shall provide Landlord with a copy of all Operating Permits promptly upon issuance (provided that Tenant may reasonably redact any confidential information therefrom, to the extent such information is not required to be provided to the applicable federal, state, or municipal authorities having jurisdiction over such filings). Within ten (10) business days after a written request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof unless otherwise reasonably requested by any purchaser, investor, or mortgagee of Landlord, Tenant shall furnish Landlord with copies of all then current Operating Permits that Tenant possesses or has obtained with respect to the Premises and Tenant’s Appurtenant Areas.

(b) Specialized Uses. Tenant has advised Landlord that, in addition to its general-purpose biology and chemistry laboratory facilities (collectively, excluding any Vivarium Facility as defined below, the “Standard Laboratory Installations”), Tenant may also operate certain specialized facilities that would require specialized installations in excess of Standard Laboratory Installations, as more particularly described on Exhibit B-3 attached hereto and generally shown on Tenant’s Test Fit Plans shown on Exhibit B-3 attached hereto (subject to Tenant’s space programming and further development of the TIW Plans under Exhibit B). If any such specialized facilities include a vivarium, animal storage facility, or other laboratory use related to animals in all or any portion of the Premises (a “Vivarium Facility”), then any such Vivarium Facility shall (x) not exceed 2,500 RSF of the Premises in the aggregate and (y) involve only the use of mice, rats, or similar small rodents (but not primates) in compliance with Applicable Legal Requirements (a “Permitted Vivarium Facility”). Prior to engaging in any laboratory use from time to time during the Term that involves (i) Hazardous Substances or (ii) a Permitted Vivarium Facility in the Premises (which facilities under this clause (ii) may be installed by Tenant from time to time as part of the TI Work in accordance with the provisions of Exhibit B or thereafter as Tenant Work in accordance with the provisions of this Lease, including without limitation this Section 9.3, Section 9.4, and Section 10.5), Tenant shall give Landlord at least thirty (30) days’ prior written notice of such uses including (x) a reasonably detailed description of the location and size of the area(s) of the Premises intended for such uses and the applicable Hazardous Substances (as provided in Section 9.4) or the types of animals (subject to the requirements above for the applicable Permitted Vivarium Facility) and lab-related activities, as the case may be (with Tenant being permitted to redact from such materials any confidential or proprietary information) and (y) Tenant’s proposed Construction Documents, if applicable, for the build-out (including any specialized Tenant’s FF&E) for such laboratory, storage, or other laboratory-related areas for Landlord’s review and approval in accordance with the provisions of Exhibit B or Section 10.5, as the case may be. Tenant shall obtain Landlord’s prior written consent to any such particular uses, which shall not be unreasonably withheld, conditioned (other than as provided herein), or delayed for any such particular uses that (in view of their location, size, or use of particular Hazardous Substances, animals, or other lab-related activities) will not, in Landlord’s good faith judgment consistent with the operation of Comparable Mixed-Use Laboratory/Office Buildings (as defined in Section 7.1 above), (x) pose a risk to the health, safety, and welfare of other tenants, occupants, or other users of the Building or the Project (and which shall in no event exceed Biosafety Level 2), (y) adversely affect or impair the use of any other Building tenant’s space, any Building common areas, the Building’s equipment and systems, or any other space in or around the Building, or (z) negatively affect the marketability of any space in the Building or the public image of the Building or the Project (provided that this clause (z) shall not preclude a Permitted Vivarium Facility in compliance with this Section 9.3(b)), including the marketability of the Premises at the expiration or earlier termination of this Lease. Tenant shall, in conducting any such particular uses under this Section 9.3(b), comply with all Applicable Legal Requirements, the Project Documents, and applicable Rules and Regulations (as from time to time issued by Landlord in accordance with Section 9.1 above) with respect to any such particular use under this Section 9.3(b). Without limiting the generality of the foregoing, Landlord reserves the right to condition its consent to any such particular use for a Permitted Vivarium Facility on Tenant’s compliance with reasonable restrictions or limitations on any particular uses in a manner consistent with the operation of Comparable Mixed-Use Laboratory/Office Buildings and to prohibit any Vivarium Facility that is not in compliance with this Section 9.3(b).

To the extent required by Applicable Legal Requirements in connection with Tenant’s use of the Premises (including, without limitation, to the extent so required in the event that Tenant engages in wet laboratory use or other laboratory use that uses Hazardous Substances, animal waste, animal tissues, or other animal by-products of the Premises), Tenant shall establish and maintain a chemical and/or animal safety program administered by a licensed, qualified individual in accordance with the requirements of any applicable governmental authority, including the Massachusetts Water Resources Authority (“MWRA”) if applicable. Tenant shall be solely res ponsible for all costs incurred in connection with such safety programs under this paragraph, and Tenant shall obtain any required licenses and permits and provide Landlord with copies of such licenses, permits or other documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of any applicable governmental authority with respect to the applicable safety program and the terms of this Lease. Tenant shall not introduce anything into the sewer system serving the Building in violation of Applicable Legal Requirements and shall comply with all MWRA requirements regarding Tenant’s discharge of chemicals and pH effluents into the MWRA sewer system. Landlord agrees to reasonably cooperate with Tenant, at no cost, expense or liability to Landlord, in order to obtain any applicable MWRA permit and wastewater treatment operator license. Tenant shall reimburse Landlord within thirty (30) days after demand for any reasonable, out-of-pocket costs incurred by Landlord pursuant to this paragraph.

(c) Odors, Fumes, and Exhaust. Tenant shall not cause (or conduct any activities that directly or indirectly cause, or permit or suffer any Tenant Party to cause) any release of any objectionable odors or fumes of any kind (whether or not noxious) from the Premises or Tenant’s Appurtenant Areas to any other portion of the Building or its common areas. (As used in this Section 9.3(c), “objectionable” shall mean in a manner inconsistent, in Landlord’s reasonable judgment, with the operation of Comparable Mixed-Use Laboratory/Office Buildings, taking into account, as applicable, the general and particular uses of the other office, laboratory, and retail tenants in any other portions of the Building or its common areas and the Building’s base building equipment and systems under Exhibit B.) Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s reasonable judgment be necessary or appropriate from time to time) to remove, eliminate and abate any such odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s reasonable judgment, would otherwise emanate from the Premises or any Tenant’s Appurtenant Areas to any other portion of the Building or its common areas or to the Building’s equipment and systems. If the Building’s base building ventilation system under Exhibit B is adequate, suitable, and appropriate to vent the applicable portion of the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Building or the Building Site in Landlord’s reasonable judgment, Tenant may use such system to vent the applicable portion of the Premises through such system. If any existing ventilation system is inadequate for such purposes in Landlord’s reasonable determination, then Tenant shall in compliance with Applicable Legal Requirements install the appropriate and necessary air-scrubbing and ventilation equipment to remove such odors and fumes from Tenant’s exhaust stream and to property vent such portion of the Premises without such emanations. The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s reasonable approval in accordance with Exhibit B or Section 10.5, as the case may be. Landlord’s approval of any such odor-elimination equipment or venting installations by Tenant under Exhibit B or Section 10.5 or otherwise shall not be deemed to relieve Tenant from its on-going obligations under this Section 9.3(c) in the event that Tenant’s equipment or venting installations are not effective in eliminating such odors, fumes and other adverse impacts of Tenant’s exhaust stream, and Landlord reserves the right to require Tenant to install additional equipment in accordance with the provisions hereof if Tenant does implement other corrective measures or limit or suspend the activities giving rise to such matters. Tenant acknowledges Landlord’s legitimate desire to maintain the Building and the Building Site (indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant to abate and remove all objectionable odors in a manner that goes beyond the requirements of Applicable Legal Requirements. If Tenant fails to limit or suspend the activities giving rise to such emanations immediately (i) in the case of an emergency or a risk to health or safety or (ii) upon written notice from Landlord that such activities adversely affect any other Building tenant (or, in any other case, to install satisfactory odor control or ventilation equipment within thirty (30) days after receiving the requisite permits and approvals therefor), then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to limit or suspend any such operations in the Premises that, in Landlord’s reasonable determination, cause such objectionable odors, fumes or exhaust.

(d) Noise and Vibration. Tenant shall not cause (or conduct any activities that directly or indirectly cause, or permit or suffer any Tenant Party to cause) any objectionable noise or vibration to emanate from the Premises or Tenant’s Appurtenant Areas to other portions of the Building. (As used in this Section 9.3(d), “objectionable” shall mean in a manner inconsistent, in Landlord’s reasonable judgment, with the operation of Comparable Mixed-Use Laboratory/Office Buildings, taking into account, as applicable, the general and particular uses of the other office, laboratory, and retail tenants in any other portions of the Building or its common areas and the Building’s equipment and systems.) Tenant shall, at Tenant’s sole cost and expense, provide sound insulation and vibration dampening that is necessary or appropriate from time to time to comply with this paragraph. Landlord’s approval of any such installations by Tenant under Exhibit B or Section 10.5 or otherwise shall not be deemed to relieve Tenant from its on-going obligations under this Section 9.3(d) in the event that Tenant’s sound insulation or vibration dampening equipment is not effective in eliminating such noise or vibrations, and Landlord reserves the right to require Tenant to install additional equipment in accordance with the provisions hereof if Tenant does implement other corrective measures or limit or suspend the activities giving rise to such matters. If Tenant fails to limit or suspend the activities giving rise to such emanations immediately (i) in the case of an emergency or a risk to health or safety or (ii) upon written notice from Landlord that such activities adversely affect any other Building tenant (or, in any other case, to install satisfactory noise or vibration controls within thirty (30) days after receiving the requisite permits and approvals therefor), then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to limit or suspend any such operations in the Premises that, in Landlord’s reasonable determination, cause such objectionable noise or vibrations.

(e) Uses Involving Hazardous Substances. Tenant shall be solely responsible for complying with all reporting requirements relating to or in connection with the conduct of any activities of Tenant or any Tenant Party in the Premises or any Tenant’s Appurtenant Areas involving Hazardous Substances, including without limitation (if applicable) with respect to the transportation, storage, handling, use and disposal of any Hazardous Substances (if any) in connection with Tenant’s operations at the Premises or Tenant’s Appurtenant Areas in accordance with Section 9.4 and Article 11, as the case may be.

(f) Project Permit Requirements. Tenant acknowledges that the Property is and shall be subject to the Master Plan Permits, including without limitation, the requirements of the parking and transportation demand management plan from time to time required by the City of Cambridge for the Property under the applicable Master Plan Permits (as more particularly described in Exhibit C and Exhibit E-3, the “PTDM Plan”). During the Term, Tenant shall comply with the requirements of the PTDM Plan and other Master Plan Permits to the extent applicable to Tenant’s on-going use and occupancy of the Premises and Tenant’s Appurtenant Areas under this Lease. In furtherance thereof, Tenant shall, from time to time within thirty (30) days after Landlord’s written request, provide to Landlord all pertinent information reasonably requested regarding the status of Tenant’s compliance with such requirements, together with such information about Tenant’s operations at the Premises as may be reasonably requested from time to time by Landlord or the Project Developer to comply with applicable reporting obligations thereunder (as more particularly described in Exhibit E-3) or in connection with any proposed review or modification thereof, or as may otherwise be requested from time to time by the applicable governmental agency with respect to any such matters.

(g) Violations and Contests. Tenant shall promptly give notice to Landlord of any written orders, warnings or violations relative to its use of the Premises that are received from any federal, state, or municipal agency or by any court of law and shall promptly comply with and cure the conditions causing any such violations in accordance with Applicable Legal Requirements. Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation by appellate or other proceedings permitted under applicable law, provided that (i) any such contest is made reasonably and in good faith, (ii) Tenant makes provisions, including, without limitation, posting bond(s) or giving other security, reasonably acceptable to Landlord to protect Landlord, the Building and the Property from any liability, costs, damages or expenses arising in connection with such alleged violation and failure to cure, (iii) Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all liability, costs, damages, or expenses arising in connection with such alleged condition and/or violation, (iv) Tenant shall promptly cure any violation in the event that it exhausts all available appeals without success, and (v) Tenant shall certify to Landlord’s reasonable satisfaction that Tenant’s decision to delay such cure shall not result in any actual or threatened bodily injury or property damage to Landlord, any tenant or occupant of the Building or the Project, or any other person or entity.

9.4. Hazardous Substances.

(a) Definitions. As used in this Lease:

“Environmental Laws” means all statutes, laws, rules, regulations, codes, ordinances, authorizations and orders of federal, state and local public authorities pertaining to any Hazardous Substances or to environmental compliance, contamination, cleanup or disclosures of any release or threat of release to the environment, of any Hazardous Substances, including, without limitation, the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Water Act, 33 U.S.C. § 1251, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f-300j, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1321, et seq.; the Solid Waste Disposal Act, 42 U.S.C § 6901, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.; the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Superfund Amendments and Reauthorization Act of 1986, Public Law No. 99-499 (signed into law October 17, 1986); the Emergency Planning and Community Right to Know Act (EPCRTKA) 42 U.S.C. § 11001-11050; Chapters 21C and 21E of the General Laws of the Commonwealth of Massachusetts; and oil and hazardous materials as defined in Chapter 21C and 21E of the General Laws of the Commonwealth of Massachusetts, as any of the same are from time to time amended, and the rules and regulations promulgated thereunder, and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments, and all other federal, state and local statutes, laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations and orders regulating the generation, storage, containment or disposal of any Hazardous Substances, including but not limited to those relating to lead paint, radon gas, asbestos, storage and disposal of oil, biological, chemical, laboratory, medical, radioactive and hazardous wastes, substances and materials, and underground and above-ground oil storage tanks; and any amendments, modifications or supplements of any of the foregoing.

“Hazardous Substances” means any hazardous substances, hazardous waste, environmental, biological, chemical, laboratory, medical, or radioactive substances, oil, petroleum products and any waste or substance, which because of its quantitative concentration, chemical, biological, radioactive, flammable, explosive, infectious or other characteristics, constitutes or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including without limitation any asbestos (whether or not friable) and any asbestos-containing materials, lead paint, waste oils, solvents and chlorinated oils, polychlorinated biphenyls (PCBs), toxic metals, etchants, pickling and plating wastes, explosives, reactive metals and compounds, pesticides, herbicides, radon gas, urea formaldehyde foam insulation and chemical, biological and radioactive wastes, or any other similar materials that are regulated by any Environmental Law.

(b) Tenant Operations. Tenant shall not (and shall not permit or suffer any Tenant Party to) generate, produce, bring upon, use, store or treat Hazardous Substances in the Premises, in Tenant’s Appurtenant Areas, or in other portions of the Building, the Building Site, or the Project Common Areas, except and unless (i) such Hazardous Substances are used by Tenant in the operation of its business in connection with Tenant’s laboratory and laboratory-related uses in the Premises (subject to the last sentence of this Section 9.4(b)) for the Permitted Uses permitted under the terms and conditions of this Lease according to prudent practices provided that the use or presence of Hazardous Substances is strictly and properly monitored (“Lab-Related Hazardous Materials”) or for customary office uses (e.g., normal office cleaning supplies and printing supplies) for its office operations at the Premises (“Customary Office Materials”), in each case in accordance with and subject to the terms and conditions set forth in this Lease, (ii) each and every such use of Lab-Related Hazardous Materials and Customary Office Materials is in strict compliance with all Environmental Laws and other Applicable Legal Requirements, the terms of this Section 9.4, and the provisions of this Lease, and (iii) as to any Hazardous Substances, processes, or procedures that are not then subject to Environmental Laws or other Applicable Legal Requirements, such activities are conducted in accordance with standard practices for comparable tenants conducting similar laboratory/office operations in Comparable Mixed-Use Laboratory/Office Buildings, and do not endanger or create a hazard to public health, safety or welfare or to the environment, within the Premises, any of Tenant’s Appurtenant Areas, or other portions of the Building, the Building Site, or the Project. Notwithstanding anything to the contrary herein, in no event shall Tenant generate, produce, bring upon, use, store or treat Hazardous Substances with a risk category higher than Biosafety Level 2 as established by the Department of Health and Human Services (“DHHS”) and as further described in the DHHS publication Biosafety in Microbiological and Biomedical Laboratories (5th Edition) (as it may be or may have been further revised, the “BMBL”) or such nationally recognized new or replacement standards for the BMBL as may be reasonably selected by Landlord if applicable to similar facilities in the City of Cambridge).

(c) Administrative Requirements. If Tenant uses any Hazardous Substances in connection with its business operations in the Premises or in any Tenant’s Appurtenant Areas, Tenant shall deliver to Landlord (i) a list identifying each type of Hazardous Substances (other than Customary Office Materials used in accordance with Applicable Legal Requirements) detailing the types and amounts of all Hazardous Substances being or to be generated, produced, brought upon, used, stored, treated or disposed of by or on behalf of Tenant in or about or on the Premises, the Building, or the Property, (ii) a list of any and all approvals or permits from governmental authorities required in connection with the presence of such Hazardous Substances at the Premises or in Tenant’s Appurtenant Areas (including, without limitation, applicable chemical storage permits from the applicable municipal fire departments or related agencies), (iii) upon Landlord’s request, copies of any manifests or other federal, state or municipal filings by Tenant with respect to such Hazardous Substances (redacted to protect confidential information to the extent such redactions are permitted by the applicable federal, state or municipal authorities having jurisdiction over such filings), (iv) correct and complete copies (to the extent applicable) of (1) notices of violations of Applicable Legal Requirements related to Hazardous Substances, (2) plans relating to the installation of any storage tanks to be installed in the Premises or the applicable Tenant’s Appurtenant Areas (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so in accordance with the applicable provisions of this Lease) and (3) closure plans or any other documents required by any and all governmental authorities for any storage tanks installed in, on, under or about the Property for the closure of any such storage tanks (collectively, “Hazardous Materials Documents”). Tenant shall deliver to Landlord the initial Hazardous Materials Documents no later than fifteen (15) days prior to (x) the initial occupancy of any portion of the Premises or (y) if later, the initial placement of equipment in the Premises or in Tenant’s Appurtenant Areas for the applicable Hazardous Substances. Thereafter, if there are any changes to the Hazardous Materials Documents or changes in Tenant’s business that involve any material increase in the types or amounts of Hazardous Substances, Tenant shall deliver to Landlord updated

Hazardous Materials Documents (if applicable), or otherwise within thirty (30) days after Landlord’s written request made no more than once annually in connection with a prospective financing, refinancing, or sale of the Property. For each type of Hazardous Substances in the list provided by Tenant under clause (i) above, the list shall specify (A) the chemical name, (B) the material state (e.g., solid, liquid, gas or cryogen), (C) the concentration, (D) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (E) the use amount and use condition (e.g., open use or closed use), (F) the location (e.g., room number or other identification) and (G) if known, the chemical abstract service number. Landlord may, at Landlord’s expense, cause the Hazardous Materials Documents to be reviewed by a person or firm qualified to analyze Hazardous Substances to confirm Tenant’s compliance with Applicable Legal Requirements and the provisions of this Lease.

(d) Tenant Environmental Incident. If any transportation to or from, or any storage, use or disposal of Hazardous Substances on or about, the Premises, Tenant’s Appurtenant Areas, or any other portion of the Building, the Building Site, or the Project by Tenant or any Tenant Party results in any escape, or release, reasonable threat of release, contamination of the soil or surface or ground water or any loss or damage to person or property (any such event, a “Tenant Environmental Incident”), Tenant agrees to: (i) promptly notify Landlord of the occurrence; (ii) after consultation with Landlord, clean up the occurrence in full compliance with all applicable Environmental Laws and all other Applicable Legal Requirements; and (iii) indemnify, save harmless and defend the Indemnitees from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including reasonable attorneys’ fees) arising in whole or in part out of such occurrence. In the event of such occurrence, Tenant agrees to cooperate reasonably with Landlord and provide such documents, affidavits, and information and take such actions as may be reasonably requested by Landlord from time to time (1) to comply with any Environmental Law or other Applicable Legal Requirement, (2) to comply with any reasonable request of any mortgagee, insurer, or other affected owner or tenant of the Property, and/or (3) for any other reason deemed reasonably necessary by Landlord in a manner consistent with standard practices for Comparable Mixed-Use Laboratory/Office Buildings. In the event of any such occurrence that is required to be reported to a governmental authority under any Environmental Law or Applicable Legal Requirement, Tenant shall simultaneously deliver to Landlord copies of any notices given or received by Tenant or any Tenant Party and shall promptly pay when due any fine or assessment against Landlord, Tenant or any Tenant Party, or the Premises, Tenant’s Appurtenant Areas, or other portions of the Building, the Building Site, or the Project relating to such occurrence. Notwithstanding the foregoing, if Tenant contests the validity of any such fine or assessment by appellate or other proceedings permitted under applicable law, Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly pay when due any fine or assessment for so long as Tenant so contests the validity of such fine or assessment, provided that (i) any such contest is made reasonably and in good faith, (ii) Tenant makes provisions, including, without limitation, posting bond(s) or giving other security, reasonably acceptable to Landlord to protect Landlord, Landlord’s mortgagee, the Building, and the Property from any liability, costs, damages, or expenses arising in connection with such alleged fine or assessment, (iii) Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord and Landlord’s mortgagee from and against any and all liability, costs, damages, or expenses arising in connection with such alleged fine or assessment, and (iv) Tenant shall promptly pay any fine or assessment in the event that it exhausts (or otherwise ceases to contest the validity of such fine or assessment as provided above) all available appeals without success. In addition, upon Landlord’s written request following the occurrence of any Tenant Environmental Incident, Tenant agrees to pay the reasonable, out-of-pocket cost of an environmental inspection or assessment requested by any lender that holds a security interest in the Property or this Lease, or by any insurance carrier, to the extent that such inspection or assessment pertains to any release, reasonable threat of release, contamination, or a loss or damage or determination of condition related to the foregoing in the Premises, Tenant’s Appurtenant Areas, or any other portion of the Building, the Building Site, or the Project caused by Tenant or any other Tenant Party.

(e) General. The provisions of this Section 9.4 shall survive the expiration or earlier termination of this Lease.

9.5. General Building Signage. Landlord shall install, or cause to be installed, standard directional signage within the Building common areas (including, as applicable, standard tenant directional signage in the elevator lobby of any multi-tenant floor of the Building), in each case using Building standard graphics, to direct the employees, visitors, and other business invitees of Tenant and other Building tenants. Such initial standard directional signage for the Building shall be installed at Landlord’s expense. During the Term, subject to the exclusions and adjustments set forth on Exhibit E-1, the general costs of maintenance and repair of such signage shall be included in Operating Expenses, with any changes in such signage requested or required by Tenant being charged to Tenant as Additional Rent for the additional service to Tenant under this Lease.

9.6. Landlord’s Access. Subject to the terms set forth below, Landlord or its agents may enter the Premises at all reasonable times (i) to perform the service, maintenance, and repair obligations of Landlord under Section 10.3 and other provisions of this Lease, (ii) to inspect and monitor Tenant’s compliance with Applicable Legal Requirements and the terms of this Lease, (iii) for purposes described in Sections 2.3, 9.4, 10.3 and/or 10.4, as applicable, (iv) to show the Premises to prospective and actual buyers, investors, and lenders at any time or, in the last eighteen (18) months of the Term (as the same may have been extended from time to time), to prospective tenants; or (v) for any other purpose Landlord reasonably deems necessary, in a manner consistent with the operation of a first-class laboratory/office building, in connection with the exercise of Landlord’s rights and obligations under this Lease. Except in cases of (x) regularly scheduled services provided under Section 10.3 (e.g., standard office cleaning services under Exhibit E) or (y) emergency or a risk to health or safety, any entry into the Premises under this Section 9.6 shall require at least two (2) business days’ prior notice (which notice may be made by email to Tenant’s Designated Representative, as defined below) and shall be made during normal business hours (unless otherwise scheduled by mutual agreement). Landlord shall cooperate with Tenant to schedule any such entry and activity at a time designed to reduce any inconvenience to Tenant’s business operations in the Premises. Tenant shall have the right to have a representative of Tenant accompany Landlord during any such entry, but entry shall not be prohibited if Tenant fails to provide an accompanying representative. However, in case of emergency, Landlord may enter any part of the Premises with such notice as is reasonably practicable or without prior notice if notice is impracticable and without Tenant’s representative, if necessary. During Landlord’s non-emergency access to the Premises, Landlord shall comply with reasonable security provisions required by Tenant to preserve the confidential nature of information in whatever form maintained within the Premises. Notwithstanding the foregoing, or anything to the contrary set forth herein, for safety, security, confidentiality or compliance with law purposes, Tenant may designate certain limited areas within the Premises (e.g., laboratory areas, clean rooms, or IT rooms) as “Restricted Access Are as” as shown on plans provided by Tenant to Landlord (as updated by Tenant as reasonably necessary in the future) to which Landlord and related parties shall not have access except in an emergency or as otherwise reasonably necessary and then only in accordance with a mutually agreed-upon plan to protect Tenant’s reasonable concerns regarding safety, security and confidentiality, provided that such Restricted Access Areas shall be reasonably identified and necessary to protect the health of persons or security of confidential and proprietary information. “Tenant’s Designated Representative” shall mean (a) a person with an office at the Premises identified by Tenant in writing (which may be made by email) to Landlord from time to time as the primary point of contact for Landlord’s access to the Premises and (b) the on-site supervisor of Tenant’s private security, if any, that is then on duty. Tenant shall provide Landlord with a phone number for Tenant’s Designated Representative with any notice designating such person, and any change in the identification of Tenant’s Designated Representative shall take effect two (2) business days following delivery of such notice to Landlord and its property manager.

9.7. Security. Tenant shall be solely responsible, at Tenant’s sole cost and expense, to provide any security measures that Tenant deems necessary, appropriate, or desirable for each portion of the Premises and any exclusive Tenant’s Appurtenant Areas within the Building, which may include, without limitation, Tenant’s security personnel, attendants, and/or security access card readers, security video cameras, and other security equipment installed by Tenant from time to time (whether in connection with work performed by Tenant under Exhibit B or subsequent Tenant Work during the Term) in or around the Premises or such exclusive appurtenant areas, or on or within different floors of the Premises. Tenant shall have reasonable access to portions of the Building outside the Premises to install and operate any such security measures, subject to Landlord’s reasonable approval in accordance with Exhibit B or Article 10, as applicable, provided that such security measures shall not restrict or impede access through the common areas of the Building serving the Building or other parts of the Project. Tenant shall provide Landlord with a written description of its security plan for the Premises from time to time, outlining Tenant’s security measures to the extent applicable to visitors, guests, and others entitled to access the Premises and identifying any Restricted Access Areas designated by Tenant under Section 9.6 above (Tenant being permitted to redact from such security plan any confidential or proprietary information). Tenant hereby acknowledges and agrees that the costs of (i) the main lobby desk and attendants in the Building’s main lobby provided by Landlord in connection with the Building Services as more particularly set forth in Section 10.3 below and (ii) the operation of any other Building common areas and the Project Common Areas (which may from time to time, but shall not be required under this clause (ii) to, involve other attendants or security personnel, equipment, and/or procedures) shall, in each case, be included in Operating Expenses (to the extent incurred for the Building in accordance with Exhibit E-1) or in the Building’s allocable share of Project Common Area Expenses in accordance with Exhibit E-1 (to the extent incurred for the Project Common Areas), as the case may be. Notwithstanding the fact that services described in the preceding sentence are from time to time provided by Landlord or the Property Manager with respect to the Building or by the owner or manager of the Project Common Areas, as the case may be, during the Term, to the maximum extent permitted by applicable law, neither Landlord nor such other parties shall be deemed to have undertaken or assumed to owe to Tenant or to any Tenant Party any duty or standard of care as a result of such provision of such services or be responsible for the efficacy of any such services in preventing any criminal or other wrongful activities.

ARTICLE 10.

CONDITION AND MAINTENANCE OF PREMISES AND PROPERTY

10.1. Condition of Premises and Property. Except for any express representations in this Lease, neither Landlord nor any person acting under Landlord has made any representation as to the condition of the Premises or the Property or the suitability of the Premises or the Property for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inquiry regarding the Premises and the Property and is not relying on any representations of Landlord or any Broker or persons acting under either of them except for any express representations in this Lease.

10.2. Tenant Property. Tenant shall insure its personal property, Tenant’s FF&E, all other Tenant Property, and all Tenant-Insured Work (as defined in Exhibit F) under a “Special Form” (as defined by the insurance industry) policy in accordance with Section 7.1. Landlord shall not be liable for any damage or injury to such property or to other person, property or business (including loss of revenue, profits or data) of any Tenant Party, to the maximum extent permitted by law and subject to the provisions of Section 7.3 and Section 16.4. Tenant Property expressly includes Tenant’s FF&E (as defined in Exhibit B), any Tenant’s Specialized Equipment under Article 11, and all other business fixtures and equipment and personal property, including without limitation any and any security or access control systems installed for the Premises, filing cabinets and racks, removable cubicles and partitions, kitchen and cafeteria equipment, computers and related equipment, raised flooring, laboratory equipment, supplemental cooling equipment, audiovisual and telecommunications equipment, non-building standard signage, and other tenant equipment installations, in each case including related conduits, cabling, and brackets or mounting components therefor and any connectors to base building systems and in each case whether installed, bolted, or otherwise affixed in or about the Premises, in Tenant’s Appurtenant Areas, or in any building core areas, or elsewhere in the Building or on the Building Site. Except as otherwise expressly provided in this Lease, the exemption under the second sentence of this paragraph shall apply whether such damage or injury to such property is caused by (among other things): (i) fire, steam, electricity, water, gas, sewage, sewer gas or odors, snow, ice, frost or rain; (ii) the breakage, leaking, obstruction or other defects of pipes, faucets, sprinklers, wires, appliances, plumbing, windows, air conditioning or lighting fixtures or any other cause; (iii) any other casualty or any Taking; (iv) theft; (v) conditions in or about the Property or from other sources or places; or (vi) any act or omission of any other Building tenant or occupant or their respective employees, visitors, or business invitees.

10.3. Landlord’s Obligations for Building Services, Repair and Maintenance.

(a) Building Services. During the Term, subject to the provisions of this Section 10.3 below, Landlord shall provide or cause to be provided the general office cleaning (unless Tenant elects, by written notice to Landlord at least thirty (30) days before any such requested change in cleaning services, to provide its own cleaning services for the entire Premises), office area trash removal, exterior window washing, general base building systems maintenance, exterior landscaping and snowplowing services, access control equipment (as indicated on the Base Building Plans) and main lobby desk attendants in the main lobby of the Building, and other general services for the Building and the Building Site, in each case as set forth on the list of basic building services set forth on Exhibit E or as subsequently adjusted from time to time during the Term in a manner consistent with Comparable Mixed-Use Laboratory/Office Buildings (the “Building Services”). Subject to the exclusions and adjustments set forth on Exhibit E-1, the costs of all Building Services provided to the Building tenants, the Building common areas, or the Building’s non-exclusive appurtenant areas by or through Landlord shall be included in Operating Expenses in accordance with and subject to Article 8 and other provisions of this Lease.

(b) Repair and Maintenance. Except for (i) normal and reasonable wear and use and (ii) damage caused by fire and casualty and by eminent domain (except as otherwise provided in Article 12) and subject to the provisions of Section 8.1 and Exhibit E-1, as the case may be, Landlord shall be responsible (1) to make such repairs to the roof, exterior walls, floor slabs and common areas and facilities of the Building, including the base building mechanical, electrical, plumbing, sprinkler, fire/life safety, and access control systems and the base building heating, ventilating, and air conditioning systems serving the Building and other common Building systems equipment serving the Premises, as may be necessary to keep them in good order, repair, and condition, and (2) to maintain the common areas of the Building serving the Premises (in each case, exclusive of Tenant’s responsibilities under Section 10.4 and other provisions of this Lease), including from time to time making such replacements as Landlord determines, in a manner consistent with a first-class laboratory/office building, are required or appropriate to maintain the Property in a first class manner comparable to the maintenance of Comparable Mixed-Use Laboratory/Office Buildings and in compliance with Applicable Legal Requirements, to the extent that any non-compliance with Applicable Legal Requirements would materially impair, or create an unsafe or hazardous condition with respect to, Tenant’s use and occupancy of the Premises and/or use of such Building common areas or Tenant’s Appurtenant Areas, in each case in accordance with, and subject to, the terms and conditions of this Lease. The costs of all services by or through Landlord shall be included in Operating Expenses in accordance with and subject to Article 8 and other provisions of this Lease. For avoidance of doubt, Tenant shall be responsible for maintaining any utilities distribution and mechanical systems installed by Tenant, whether in the Premises or elsewhere in or about the Building, beyond the base building equipment and electrical panels installed by Landlord as part of the Base Building Work) as may be necessary to properly maintain them in good repair and condition. Tenant shall promptly report in writing to Landlord any defective condition known to it that Landlord is required to repair. Landlord shall have no obligation to repair or maintain any portion of the Premises or perform any service, except as specifically set forth in this Section 10.3. For avoidance of doubt, notwithstanding anything to the contrary in this Lease, Landlord shall have no liability or responsibility for the storage, containment or disposal of any Hazardous Substances generated, stored or contained by Tenant or any Tenant Party in or about the Premises, the Building, or the Building Site, and Tenant hereby agrees to store, contain and dispose of any and all such Hazardous Substances at Tenant’s sole cost and expense in accordance with the provisions of Article 9.

(c) Additional Services. Upon Tenant’s written request, if Landlord from time to time provides services to Tenant under this Lease beyond the level of Building Services required to be provided under Section 10.3(a) above, or provides services or facilities to a materially greater extent or materially greater level than those provided to tenants of the Building generally (collectively, the “Additional Services”), Tenant shall pay for the nondiscriminatory Building standard charges for such Additional Services as Additional Rent. Such Additional Services may include, without limitation, pantry/kitchenette cleaning services (which may be requested on a “standing order” basis, if Tenant desires), after-hours HVAC service, extra cleaning services or rubbish removal, tenant work requests, and other additional services from time to time during the Term.

(d) Interruptions and Delays in Services and Repairs. Landlord shall not be liable to Tenant for any compensation or (except as expressly provided in Section 10.3(e) below) reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including without limitation by reason of Force Majeure (as defined in Section 16.9 hereof), Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Section 10.3(e) or Article 12, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises. Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

(e) Service Interruption. Except for (i) damage caused by a fire or other casualty or damage caused as a result of any taking under the power of eminent domain (which are addressed by other provisions of the Lease), or (ii) the act or omission of Tenant or any Tenant Party (which are excluded from the provisions of this paragraph), if (1) the Building Services that Landlord is required to provide under the provisions of this Lease are interrupted or suspended for any reason at the Property (excluding an off-site event such as a general utility company power outage) and (2) all or part of the Premises cannot be used for Tenant’s use for its business operations for the Permitted Uses as a result thereof (“Interruption/Suspension”) and the same is not corrected (such that the affected portion of the Premises can be so used for Tenant’s use for such business operations) within the Interruption Cure Period (as hereinafter defined), then Base Rent and Additional Rent for Operating Expenses and Taxes payable for such portion of the Premises shall equitably abate, in proportion to the nature and extent of such Interruption/Suspension, until such Interruption/Suspension is so corrected. The “Interruption Cure Period” means five (5) consecutive business days after Tenant’s written notice to Landlord of the condition causing the Interruption/Suspension in the Premises. The remedies for the specific events covered by this paragraph shall be Tenant’s sole remedies for such events. For avoidance of doubt, the provisions of this paragraph shall not apply to any Interruption/Suspension caused by fire or other damage or destruction of the Building, which shall be governed by Section 12.1.

(f) Landlord’s Compliance Obligations. For avoidance of doubt, Landlord shall be responsible for ensuring that the Building’s common areas serving the Premises, whether exclusively or in common with other rentable areas in the Building, remain in compliance with Applicable Legal Requirements (including without limitation the Americans with Disabilities Act of 1990, as amended) that are applicable to such areas (which compliance obligations may, among other things, take into account the effect of any so-called “grand-fathering” of existing improvements or elements of the Building), except to the extent any such non-compliance with Applicable Legal Requirements or any such requirement to comply with other Applicable Legal Requirements arises from construction or other particular uses (which particular uses, for avoidance of doubt, shall not be deemed to include Standard Laboratory Installations operated in a manner that does not exceed the capacity of the Base Building systems installed by Landlord as part of the Base Building Work under Exhibit B) or installations undertaken or installed by Tenant under this Lease or by any other Building tenant or occupant under the terms of the respective leases, in which event such compliance obligation shall be the responsibility of the tenant causing such non-compliance or applicable compliance obligation. In the case of any such compliance obligation required to be undertaken by Landlord hereunder, as such obligation is reasonably determined by Landlord in a manner consistent with Comparable Mixed-Use Laboratory/Office Buildings or as otherwise required by notice or order as to violations that are received from any federal, state, or municipal agency or by any court of law, Landlord shall use commercially reasonable efforts to promptly undertake such compliance work, to the extent that non-compliance would (i) materially impair Tenant’s use and occupancy of the Premises and/or Tenant’s Appurtenant Areas for the Permitted Uses; (ii) would materially and adversely restrict Tenant’s access to the Premises and/or Tenant’s Appurtenant Areas, (iii) would materially and adversely affect the provision of the Building Services (as defined in Section 10.3(a) above) to be provided by Landlord to Tenant pursuant to this Lease, or (iv) would create an unsafe or hazardous situation in the Building common areas, the Premises, and/or Tenant’s Appurtenant Areas. Landlord shall not be deemed to be in default of any asserted or purported compliance obligation hereunder in the event Landlord shall reasonably and in good faith contest the validity of such violation by appellate or other proceedings permitted under applicable law. This subparagraph (f) shall not apply to matters arising as the result of a fire, casualty, taking, or other event as to which Article 12 applies.

10.4. Tenant’s Obligations for Repair and Maintenance.

(a) General Obligations. Except for work that Section 10.3 or Article 12 requires Landlord to perform, Tenant at its sole cost and expense (i) shall keep the Premises, including all TI Work, Tenant Work, and Tenant Property, initially or thereafter in or about the Premises or on the Building Site, in good order, condition and repair, in compliance with all Applicable Legal Requirements, and substantially in the condition the same were in upon completion of the TI Work (or subsequent TI Work), normal wear and tear, casualty and condemnation (to the extent the repair is the responsibility of Landlord pursuant to Article 12 hereof) excepted, (ii) shall keep in a safe, secure and sanitary condition all trash, rubbish, and waste products temporarily stored at the Premises (prior to Landlord’s office trash removal service under Section 10.3), and (iii) shall make all repairs and replacements to the Premises and do all other work necessary for the foregoing purposes whether the same may be ordinary or extraordinary, foreseen or unforeseen. The foregoing obligations shall not apply to defects in Base Building Work or items covered under any then applicable warranties held by Landlord for Base Building Work in accordance with Exhibit B, but shall include without limitation Tenant’s obligation to repair, maintain, and replace floors and floor coverings, to paint and repair walls and doors, to replace and repair all glass in windows and doors of the Premises (except glass in the exterior walls and doors of the

Building, unless damage thereto is caused by Tenant or any other Tenant Party), ceiling tiles, lights and light fixtures, pipes, conduits, wires, drains and the like in the Premises and to make as and when needed as a result of misuse by, or neglect or improper conduct of Tenant or any Tenant Party or otherwise, all repairs necessary, which repairs and replacements shall be in quality and class equal to the original work. If anything required pursuant to this Section 10.4 to be repaired cannot be fully repaired or restored, Tenant upon prior notice to Landlord shall replace it at Tenant’s cost, in accordance with the requirements of Section 10.5.

(b) Cafeteria/Food Service Operations. If Tenant installs an employee cafeteria, café, lunch room, or other food service area in the Premises, Tenant shall be solely responsible, at its sole cost and expense, for installing, operating, cleaning, maintaining, and repairing such areas, in a good and clean condition, in compliance with Applicable Legal Requirements, and otherwise in accordance with the terms of this Lease. Such obligations shall include, without limitation, general cleaning services for such areas, proper storage of food and beverage products, pest control measures, and periodic cleaning of grease traps and ventilation equipment serving such facilities (whether such equipment is located in the Premises or elsewhere in or about the Building), in each case in accordance with Applicable Legal Requirements, insurance requirements, and prudent operational standards for Comparable Mixed-Use Laboratory/Office Buildings, as reasonably approved by Landlord from time to time, taking into account the particular nature of Tenant’s cooking and food service operations in the Premises. In the event that Tenant from time to time requests that Landlord provide any such cleaning or other services for such areas, Tenant shall separately reimburse Landlord for such Additional Services as Additional Rent.

(c) Lab Areas. Notwithstanding anything to the contrary in Section 10.3, Tenant shall be solely responsible, at its sole cost and expense, (i) for cleaning, operating, maintaining, and repairing all portions of the Premises that are used for laboratory or laboratory-related uses (including without limitation, the First Floor Equipment Room) in accordance with the Permitted Uses and the terms of this Lease (and, as applicable, any Tenant’s Appurtenant Areas used for such purposes), (ii) for disposing of all Hazardous Substances and other laboratory waste products and other materials of any kind from such areas in strict compliance with Environmental Laws and other Applicable Legal Requirements, and (iii) for cleaning, operating, maintaining, repairing and (as necessary for the proper functioning thereof) replacing all Tenant’s Specialized Equipment (whether located in the Premises, in the Tenant’s Appurtenant Areas, or other portions of the Building) and all ventilation equipment that exclusively serves Tenant’s laboratory areas (other than the base building equipment installed by Landlord as part of the Base Building Work under Exhibit B), whether such Tenant’s Specialized Equipment or ventilation equipment was installed by Landlord in whole or in part as part of the TI Work under Exhibit B or is from time to time added, supplemented, or modified by Tenant or any Tenant Party in accordance with Exhibit B or Section 10.5 in connection with the use of the Premises for the Permitted Use.

(d) Supplemental HVAC and Other Systems. If Tenant shall from time to time install (or at Tenant’s request, cause Landlord to install) supplemental HVAC or similar equipment pursuant to the provisions of Exhibit B or Section 11.1 or otherwise, Tenant shall secure, pay for, and keep in force third-party maintenance and service contracts with appropriate and reputable service companies approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) providing for the regular maintenance of all such equipment or systems that landlords of Comparable Mixed-Use Laboratory/Office Buildings typically service by use of third-party service companies (collectively, the “Service Contracts”). If requested from time to time by Landlord, Tenant shall provide copies of such Service Contracts to Landlord and periodic inspection reports (but no less frequently than annually) as are prepared by the service providers under the Service Contracts. Without limitation, Tenant shall be responsible for all supplemental heating, ventilating and air-conditioning systems installed in connection with the TI Work or as an upgrade to Base Building Work under Exhibit B or other Tenant Work from time to time under Section 10.5.

10.5. Tenant Work. The terms and provisions of the Work Letter in Exhibit B (and not this Section 10.5) shall apply to Tenant’s design and construction of the TI Work. The terms and provisions of this Section 10.5 below (and not Exhibit B) shall apply to any Tenant Work performed after the TI Work is completed under Exhibit B. As used in this Lease, “Leasehold Improvements” shall mean (i) the TI Work initially installed by Tenant under Exhibit B and (ii) any other Tenant Work that may be installed in the Building from time to time during the Term in accordance with and pursuant to plans approved by Landlord under Section 10.5, in each case exclusive of Tenant’s FF&E and other Tenant Property.

As used in this Lease, “Tenant Work” shall mean all tenant improvement work performed by or through Tenant in the Premises (or otherwise at the Building or the Building Site), including without limitation (i) the TI Work under Exhibit B and (ii) all future work, including demolition, improvements, additions and alterations, in or to the Premises, but excluding the Landlord’s Base Building Work under Exhibit B. Without limitation, Tenant Work includes any penetrations in the walls, partitions, ceilings or floors and all attached carpeting. Tenant Work shall not, however, include Tenant Property, but the provisions of Exhibit B or this Section 10.5 below (as the case may be) shall apply to Tenant’s design, construction, and installation work for all Tenant Property to be installed, attached, or affixed by Tenant in or about the Premises, the Building, or the Building Site. All Tenant Work shall be subject to Landlord’s prior written approval in accordance with the terms and provisions of this Section 10.5 below (except for Minor Alterations, as defined and provided in Section 10.5(a)(ii) below) and arranged and paid for by Tenant, all as provided in and subject to the provisions of Exhibit B (with respect to the TI Work) or this Section 10.5 (as to future work), as the case may be.

(a) General Provisions.

(i) Submission of Construction Documents. Tenant shall submit Construction Documents (as defined below) for the proposed Tenant Work requiring Landlord’s approval under this Section 10.5. Landlord shall review, comment upon (if desired), and approve or disapprove such plans by written notice in sufficient detail for Tenant to be able to reply, within ten (10) business days following the delivery of such plans to Landlord after Landlord’s actual receipt of such request, provided that such review period shall be reasonably extended as the special nature of the proposed Tenant Work in question may reasonably require (e.g., for structural or exterior work or work affecting base building systems). Landlord shall not unreasonably withhold, condition or delay Landlord’s approval of Tenant Work, but Landlord’s disapproval of proposed Tenant Work shall not be unreasonable where, in Landlord’s reasonable judgment, such proposed Tenant Work (A) adversely affects any structural component of the Building, (B) would be incompatible with or adversely affect the fire-safety, telecommunications, electrical, mechanical, or plumbing systems of the Building (“Core Building Systems”), (C) affects the exterior or the exterior appearance of the Building or common areas within or around the Building or other property than the Premises (except as expressly permitted under the terms of the Lease), or (D) requires unusual expense to readapt the Premises for general office or laboratory purposes (unless Tenant agrees to pay for the costs to so readapt the Premises at the expiration or earlier termination of the Term in accordance with Section 10.5(a)(iv) below).

(ii) Minor Alterations. Notwithstanding the foregoing, any interior, non-structural Tenant Work in the Premises (including any series of related Tenant Work projects) that (A) costs less than the Tenant Work Threshold Amount (as defined below) in the aggregate, (B) does not affect any Core Building Systems or common areas or facilities of the Building, (C) does not involve the installation of any storage tanks or other equipment affecting or relating to the use or storage of Hazardous Substances, and (D) does not affect any penetrations in or otherwise affect any structural walls, floors, roofs, or other structural elements of the Building, or any signs visible from the exterior of the Premises, or any change in the exterior appearance of Building (including shades, curtains and the like with shades drawn) (“ Minor Alterations”) shall not require Landlord’s prior approval if Tenant delivers the Construction Documents (as defined in Section 10.5(b)) for any such work (if the same typically involves construction drawings or specifications and the issuance of a building permit) to Landlord at least five (5) business days prior to commencing such work. As used herein, the “Tenant Work Threshold Amount”) shall mean $200,000.00.

(iii) Work Affecting HVAC Systems. Prior to commencing any work affecting air disbursement from ventilation systems serving the Premises or the Building, including without limitation the installation of Tenant’s exhaust systems, Tenant shall provide to Landlord, if reasonably requested by Landlord in view of the nature of the proposed work in question, a third party report from a consultant, and in a form, reasonably acceptable to Landlord, showing that such work will not adversely affect the ventilation systems of the Building (or of any other tenant in the Building) and Tenant shall, upon completion of such work, be responsible for ensuring that such work does not adversely affect such systems.

(iv) Identification of Restoration Items. At the time Landlord grants approval of any Tenant Work under this Section 10.5, Landlord shall specify the items of such Tenant Work (if any) that must be removed by Tenant upon the expiration or earlier termination of the Term (which shall be limited to items that are not readily useable for first class office or general laboratory purposes, that are in excess of Standard Laboratory Installations or otherwise would require unusual expense to demolish or readapt for general office or laboratory purposes). For any Tenant Work for which Landlord’s approval is not required (or is performed without obtaining a required approval) under the terms of this Lease, Landlord may designate for removal, prior to the expiration of the Term or otherwise upon Tenant’s reasonable prior request, only those items of Tenant Work (if any) that are not readily useable for first class office or general laboratory purposes or would require unusual expense to demolish or readapt for general office or laboratory purposes. Without limiting the generality of the foregoing provisions, Landlord reserves the right to require Tenant to remove, at the expiration or earlier termination of the Term, (i) any Vivarium Facility, clean rooms, or GMP suite (to the extent, if any, any of the foregoing are installed in the Premises) and, if so specified by Landlord as provided above, (ii) any specialized laboratory or laboratory-related installations in the Premises that are specific to Tenant’s particular laboratory operations (excluding Standard Laboratory Installations, as defined in Section 9.3(b)), provided that Tenant shall remove all Lab-Related Hazardous Materials and perform all decommissioning work for Standard Laboratory Installations and specialized laboratory installations as provided in Section 9.4 and Section 10.6, (iii) any internal staircase or floor openings between floors of the Premises (other than the internal staircase and floor opening substantially in the size and location depicted on Exhibit B-3, which may remain in place at the expiration or earlier termination of the Term), and (iv) any private or executive restroom or shower facilities (if any) that Tenant may install in the Premises during the Term. If Landlord shall require the removal of any internal stairs between floors of the Premises as set forth above (other than the internal staircase and floor opening substantially as depicted on Exhibit A-3), either (x) Tenant shall remove such internal stairs, fill in the floor openings between such floors, and restore the affected floor or ceiling affected by such staircase removal and stair opening in-fill work (including applicable fire safety and HVAC distribution equipment in such affected area), pursuant to plans approved by Landlord under this Section 10.5, prior to the expiration or earlier termination of the Term or (y) if requested by Landlord by notice to Tenant stating that Landlord has entered into a lease for portions of the Premises that require removal of such internal stairs, Tenant shall pay to Landlord, prior to the date that is thirty (30) days prior to the later of (1) the expiration or earlier termination of the Term or (2) the delivery of such notice by Landlord, an amount reasonably and mutually agreed by the parties for such removal/in-fill work (it being agreed that, in the absence of such mutual agreement as to the cost of such work, Tenant shall perform such removal/infill work under clause (x) above).

(b) Construction Documents. No Tenant Work (other than work constituting Minor Alterations where such work does not require the preparation of construction drawings and the obtaining of a building permit) shall be effected except in accordance with complete, coordinated construction drawings and specifications (“Construction Documents”) prepared in accordance with Exhibit B-6. Before commencing any Tenant Work (other than work that does not typically involve construction drawings or specifications or the issuance of a building permit) requiring Landlord’s approval hereunder, Tenant shall obtain Landlord’s prior written approval of the Construction Documents for such work, which approval shall not be unreasonably withheld, conditioned or delayed as provided in Section 10.5(a) above. The Construction Documents shall be prepared by an architect or, where applicable, a qualified engineer (in either case, “Tenant’s Architect”) registered in the Commonwealth of Massachusetts, experienced in the construction of tenant space improvements in comparable buildings in the area where the Premises are located and, if such Tenant Work will affect any Core Building Systems or structural components of the Building, the identity of such Tenant’s Architect (if other than the pre-approved TIW Architect for the TI Work under Paragraph 1 of Exhibit B) shall be approved by Landlord in advance, such approval not to be unreasonably withheld, conditioned, or delayed. Tenant shall be solely responsible for all costs, expenses, and liabilities associated with all architectural and engineering services relating to Tenant Work and for the adequacy, accuracy, and completeness of the Construction Documents even if approved by Landlord (and even if Tenant’s Architect has been otherwise engaged by Landlord in connection with the Building). The Construction Documents shall set forth in detail the requirements for construction of the Tenant Work and shall show all work necessary to complete the Tenant Work including all cutting, fitting, and patching and all connections to the mechanical, electrical, and plumbing systems and components of the Building. Submission of the Construction Documents to Landlord for approval shall be deemed to constitute Tenant’s agreement that, except as is specifically and expressly set forth therein, Tenant shall be and remain solely responsible for ensuring that all Tenant Work described in the Construction Documents (i) complies with all Applicable Legal Requirements, building codes, and customary industry design standards for first-class mixed-use multi-tenant laboratory/office buildings, (ii) does not materially and adversely affect any structural component of the Building, (iii) is compatible with and does not adversely affect the Core Building Systems, (iv) does not affect any space or property other than the Premises or Tenant’s Appurtenant Areas, as the case may be, and (v) conforms to floor loading limits of the Building. The Construction Documents shall comply with Landlord’s reasonable requirements for the uniform exterior appearance of the Building. Landlord’s approval of Construction Documents shall signify only Landlord’s consent to the Tenant Work shown and shall not result in any responsibility of Landlord concerning compliance of the Tenant Work with Applicable Legal Requirements or building codes, or coordination or compatibility with any component or system of the Building, or the feasibility of constructing the Tenant Work without damage or harm to the Building, all of which shall be the sole responsibility of Tenant.

(c) Performance. The identity of any contractor, subcontractor, or other person or entity (including any employee or agent of Tenant) performing or designing any Tenant Work (“Tenant Contractor”), other than Minor Alterations, shall be approved in advance by Landlord (if other than the pre-approved Designated General Contractor for the TI Work Paragraph 5.1 of Exhibit B), such approval not to be unreasonably withheld, conditioned, or delayed. Tenant shall procure at Tenant’s expense all necessary permits and licenses before undertaking any Tenant Work. Tenant shall perform all Tenant Work at Tenant’s risk in compliance with all Applicable Legal Requirements and Landlord’s rules and regulations regarding construction work in the Building and in a good and workmanlike manner employing new or like-new materials of good quality and producing a result at least equal in quality to the other parts of the Premises. When any Tenant Work is in progress, Tenant shall cause to be maintained insurance as described in the Tenant Work Insurance Schedule attached as Exhibit F-1 and (as indicated, if applicable, in connection with Landlord’s approval of the work in question) such other insurance as may be reasonably required by Landlord covering any additional hazards due to such Tenant Work, and (if an Event of Default then exists) such bonds or other assurances of satisfactory completion and payment as Landlord may reasonably require, in each case for the benefit of Landlord. With respect to Tenant Work performed by or on behalf of Tenant during the Term, if Tenant specifically requests that Landlord or Landlord’s designated construction manager provide construction management or supervision services in connection with the applicable Tenant Work and Landlord or such designated construction manager agrees to provide such services to Tenant on mutually acceptable terms, then Tenant shall pay to Landlord or such designated construction manager a construction management or supervision fee in a mutually agreeable amount. Except as provided in the preceding sentence, Landlord shall not charge to Tenant any construction management or supervision fee (or similar fees) for any Tenant Work performed by Tenant during the Term; provided, however, that Tenant shall reimburse Landlord for Landlord’s reasonable out-of-pocket third-party costs of reviewing the Construction Documents and proposed Tenant Work and inspecting installation of the same (estimates for which Landlord shall provide at Tenant’s request), such reimbursement to be made within thirty (30) days after submission by Landlord of invoices for such costs and expenses. At all times while performing Tenant Work, Tenant shall require any Tenant Contractor to comply with all Applicable Legal Requirements and the Rules and Regulations (as defined in Section 9.1) relating to such work. For any work that from time to time affects the roof or any penetrations therein, each Tenant Contractor working on the roof of the Building shall coordinate with Landlord’s roofing contractor, shall comply with its reasonable requirements, and shall not violate existing roof warranties, which warranties will be provided to Tenant in connection with such work. Each Tenant Contractor shall work on the Premises without causing delay to or impairing of any guaranties, warranties, or the work of any other contractor.

(d) Payment. Tenant shall pay the entire cost of all Tenant Work (subject the application of the TI Allowance under Exhibit B), including without limitation any services provided to Tenant or those claiming by or through Tenant in connection with Tenant Work giving rise to a lien pursuant to the Massachusetts General Laws, so that the Property and the Premises, including Tenant’s leasehold hereunder, shall always be free of liens for labor, materials, or services, or as otherwise provided under such statutes. If any such lien is filed, then Tenant shall promptly (and always within ten (10) days after receiving notice of such lien from any source) discharge the same, including removing the same through obtaining a construction lien bond. If Tenant shall fail to timely discharge any such lien as and when required under this Section 10.5(d), Landlord may, but shall have no obligation to, discharge such lien or obtain a bond to remove such lien, in which event Tenant shall reimburse Landlord for all costs incurred by Landlord in connection with such discharge or bond, within thirty (30) days after written demand for such reimbursement. The provisions of this Section 10.5(d) shall survive the expiration or earlier termination of this Lease.

(e) Work Coordination. Tenant shall schedule and coordinate all aspects of Tenant Work with the Landlord’s property manager or other designated representative. If an operating engineer is required by any union regulations, Tenant shall pay for such engineer. If shutdown of risers and mains for electrical, mechanical and plumbing work is required, such work shall be supervised by Landlord’s representative (the reasonable out-of-pocket third party costs of which shall be reimbursed by Tenant). No work shall be performed to portions of Building systems that serve other tenants without Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and all such work shall be performed under Landlord’s supervision. Except in case of emergency, at least two (2) business days’ prior notice must be given to the Building management office prior to the shutdown of fire, sprinkler and other alarm systems, and in case of emergency, prompt notice shall be given. In the event that such work unintentionally alerts the Fire or Police Department or any private alarm monitoring company through an alarm signal, Tenant shall be responsible for any fees or charges levied in connection with such alarm. Tenant shall pay to Landlord all such reasonable charges as may from time to time be in effect with respect to any such shutdown under this subparagraph (e). All demolition, installations, removals or other work that is reasonably likely to inconvenience other tenants of the Building or interfere with Building services provided by Landlord must be scheduled with the Building manager at least twenty-four (24) hours in advance and may be required to be performed after normal business hours or on weekends.

(f) No Labor Disharmony. With respect to any Tenant Work in or around the Building that Tenant may from time to time perform during the Term, Tenant shall be solely responsible for managing, at its expense, any disruption to Tenant’s use and occupy of the Building from labor disputes arising from workers employed by any Tenant Contractor and for ensuring that any such labor disputes do not disrupt the use of or access to the Building by other tenants or the use of or access to the Project Common Areas or other Project buildings.

(g) Work Close-out Requirements. Within thirty (30) days after completion of any Tenant Work, Tenant shall provide to Landlord copies of (i) the permanent certificate of occupancy (if and to the extent, if any, such certificate is required for occupancy after the applicable Tenant Work in question) and any other final governmental approvals and sign-offs that are required by the applicable governmental authority for completion of such work (provided that if any such certificate, approval, or sign-off is not then available from the applicable governmental authority, Tenant will diligently pursue the same and provide Landlord with a copy thereof upon its issuance), (ii) a record set of Construction Documents (compiling all approved change orders and bulletins) prepared by Tenant’s architect for the Tenant Work in question and a set of “as built” plans prepared by Tenant’s general contractor for the Tenant Work in question (in each case, other than for work that does not typically involve construction drawings or specifications), (iii) proof of payment for all labor and materials, including a reconciliation of total construction-related costs, evidence of payments made, and lien waivers from all Tenant Contractors and other parties who would be entitled to a mechanics lien or similar lien if not paid in full, and (iv) copies of applicable warranties for such Tenant Work (which, as to any such warranty that extends beyond the expiration of the Term and is assignable in accordance with their terms, shall be assigned to Landlord at the expiration or earlier termination of the Term if so requested by Landlord).

10.6. Condition upon Termination. At the expiration or earlier termination of the Term, Tenant (and all persons claiming under or through Tenant) shall, without the necessity of notice or demand, vacate, surrender, and deliver the Premises to Landlord in a broom-clean condition, in compliance with all Applicable Legal Requirements, and substantially in the condition the same were in upon completion of the TI Work (or subsequent Tenant Work) installed and maintained by Tenant in accordance with the terms of this Lease, reasonable wear and tear, items that are Landlord’s repair obligations under the Lease, and (subject to the provisions of Article 12) damage by casualty or taking excepted, subject, however, to and in accordance with the following requirements:

(a) Surrender. As part of any surrender and delivery under this Section 10.6, Tenant shall remove all Tenant Property (including Tenant’s FF&E, but excluding laboratory benches and ventilation hoods, which shall remain in the Premises), provide keys (or lock combinations, codes, or electronic passes) to any locks in and to the Premises in Tenant’s possession to Landlord, provide Landlord with copies of any owners’ manuals or software required for the operation of equipment or systems remaining in the Premises, and remove any items of Tenant Work (if any) required to be removed under the provisions of Paragraph 3.3(d) of Exhibit B or Section 10.5(a)(iv), as the case may be.

(b) Decommissioning. If during the Term any portion of the Premises was used for laboratory purposes or any portion of the Premises (including without limitation, the First Floor Equipment Room) or Tenant’s Appurtenant Areas was used for the storage, processing, use, or disposal of Hazardous Substances (other than Customary Office Materials in compliance with applicable Environmental Laws), then (i) Tenant shall remove all Hazardous Substances for which Tenant is responsible under Section 9.4 from the Premises and any Tenant’s Appurtenant Areas in accordance with applicable Environmental Laws prior to Tenant’s surrender of the Premises; and (ii) at least thirty (30) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with a facility decommissioning and Hazardous Substances closure plan for the Premises (“Decommissioning Report”) prepared by an independent third party state-certified professional with appropriate expertise. Such Decommissioning Report must be reasonably acceptable to Landlord, shall comply with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards), and shall evidence, among other things, that (1) all Hazardous Substances have been removed in accordance with applicable Environmental Laws from the Premises and applicable Tenant’s Appurtenant Areas (and the interior surfaces thereof, including floors, walls, ceilings, and counters, piping, supply lines, waste lines and plumbing), and (2) the Premises and Tenant’s Appurtenant Areas, together with all such elements and exhaust or other ductwork in or serving the Premises or Tenant’s Appurtenant Areas, may be (A) reused or reoccupied by a subsequent tenant for office or laboratory use and/or (B) demolished or disposed of in compliance with applicable Environmental Laws, in each case without incurring “special costs” or undertaking “special procedures” for demolition, disposal, investigation, assessment, cleaning or removal of such Hazardous Substances and without giving notice in connection with such Hazardous Substances and without incurring regulatory requirements or giving notice in connection with Hazardous Substances. For avoidance of doubt, for purposes of the preceding sentence, “special costs” or “special procedures ” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Substances as Hazardous Substances instead of non-hazardous materials. The Decommissioning Report shall include reasonable detail concerning the clean-up locations, the tests run, and the analytic results. In addition, at least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall (x) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Legal Requirements, including without limitation laws pertaining to the surrender of the Premises, and (y) place Laboratory Equipment Decontamination Forms on all decommissioned equipment to assure safe occupancy by future users. If requested by Landlord, Tenant shall conduct a site inspection with Landlord to review Tenant’s compliance with the provisions hereof. If Tenant shall not complete such removal of all Hazardous Substances and deliver the Premises to Landlord with all decommissioning activities prior to the expiration of the Term, such failure shall constitute a holdover in the Premises that is subject to all of the provisions of Section 14.8, including without limitation all holdover rent and liability for damages suffered or incurred by Landlord arising from Tenant’s failure to complete such removal and decommissioning activities prior to the expiration of the Term. The covenants of this Section 10.6 shall survive the expiration or earlier termination of the Term.

ARTICLE 11.

SPECIALIZED EQUIPMENT

11.1. Equipment Locations. Subject to Applicable Legal Requirements, Tenant shall have the non-exclusive right, as appurtenant to its Lease of the Premises, to install (as provided in Section 11.2 below) and thereafter during the Term to operate, maintain, repair, replace, upgrade and remove (as provided in Section 11.3 below), solely for accessory uses incident to Tenant’s business operations within the Premises and otherwise subject to the terms and conditions of this Lease, the following Tenant equipment (collectively, “Tenant’s Specialized Equipment”) in the following areas:

(a) “Rooftop Equipment” shall mean (i) a telecommunications antenna and/or dish and (ii) supplemental HVAC equipment, in each case including the associated wiring, cabling, brackets, supports, conduits, ductwork and related equipment located on the penthouse/roof level or in other portions of the Building necessary to connect such equipment to the applicable portions of the Premises. Any such Rooftop Equipment shall be installed by Tenant in a location or locations on the roof of a penthouse level of the Building reasonably and mutually agreed upon by Landlord and Tenant for such installations by Tenant and (as to wiring, cabling, conduits, ductwork, and related equipment that connect such equipment to the Premises) within the Building’s core areas and vertical shaft spaces, in each case pursuant to plans approved by Landlord under Exhibit B or Section 10.5, as the case may be. Such use of the Building’s vertical shaft spaces for such purposes shall be available to Tenant throughout the Term in an amount not less than Tenant’s proportionate share thereof (determined by dividing the Premises RSF by the Total Building Square Footage). All such Rooftop Equipment on the penthouse/roof level shall be located within the enclosed penthouse area or screened rooftop areas, as the case may be, in accordance with Applicable Legal Requirements.

(b) “Emergency Generator” shall mean an emergency generator to provide emergency back-up electrical power for Tenant’s operations in the Premises, including associated wiring, cabling, brackets, supports, piping, and related equipment connecting such generator to the electrical panels serving the Premises. Any such Emergency Generator shall be installed by Tenant in the area on the roof of the Building within the area shown and identified as “Tenant’s Emergency Generator Area” on the plan attached as Exhibit A-3, pursuant to plans approved by Landlord under Exhibit B or Section 10.5, as the case may be.

11.2. Installation. Tenant shall install each element of Tenant’s Specialized Equipment at Tenant’s sole cost and expense, at such times and in such manner as Landlord may reasonably designate and in accordance with all of the applicable provisions of this Lease regarding the installation of Tenant’s FF&E. Tenant shall not install the Tenant’s Specialized Equipment until Tenant has obtained Landlord’s prior written approval of the Construction Documents for such equipment in accordance with Exhibit B or Section 10.5, as the case may be, which Construction Documents shall include detailed plans and specifications showing the proposed location, height, dimensions, materials, and other technical specifications of such equipment, together with (in the case of the Rooftop Equipment or Emergency Generator) such appropriate screening or visual barriers as Landlord may reasonably deem appropriate for such equipment. Such Construction Documents shall also be sufficient to reasonably demonstrate that the proposed installation or operation of any Tenant’s Specialized Equipment shall not damage the structural integrity of the Building, interfere with other Building operations or systems, or (in the case of the Rooftop Equipment) impair any applicable roof warranty.

For the installation of any such equipment affecting the roof, Tenant shall engage Landlord’s roofer (or another roofing contractor reasonably approved by Landlord in accordance with Exhibit B or Section 10.5, as the case may be and approved by Landlord’s roof manufacturer) before beginning any rooftop installations or repairs of such equipment, whether under this Article 11 or otherwise, and shall always comply with the roof warranty governing the protection of the roof and modifications to the roof, which warranty will be provided in advance to Tenant in connection with such work. If requested by Landlord, Tenant shall obtain a letter from Landlord’s roof manufacturer following completion of such work stating that the roof warranty remains in effect, if required pursuant to the terms of the roof warranty. Tenant, at its sole cost and expense, shall inspect areas on the rooftop where such equipment is located on a periodic basis as reasonably required by Landlord (taking into account the nature of Tenant’s installations and operational history of the equipment in question) and correct any loose bolts, fittings or other appurtenances and shall repair any damage to the roof caused by the installation, operation, or existence of such equipment.

For the installation of any Rooftop Equipment or Emergency Generator, Tenant shall engage a contractor reasonably approved by Landlord in accordance with Exhibit B or Section 10.5, as the case may be. Tenant, at its sole cost and expense, shall inspect the areas where such equipment is located on a periodic basis as reasonably required by Landlord (taking into account the nature of Tenant’s installations and operational history of the equipment in question) and correct any loose bolts, fittings or other appurtenances and shall repair any damage to the Building caused by the installation, operation, or existence of such equipment.

Tenant covenants that the installation, existence, maintenance and operation of any item of Tenant’s Specialized Equipment shall be undertaken by Tenant in compliance with all Applicable Legal Requirements, shall not adversely affect any base building systems, shall not interfere (in a manner inconsistent with the standards set forth in Section 9.3(c) and 9.3(d) above) with the use or occupancy of any other portion of the Building or with business operations of any other Building tenant or occupant in its premises in the Building, shall not interfere with any other rooftop installation (in a manner inconsistent with the operation of multi-user rooftop areas in Comparable Mixed-Use Laboratory Office Buildings), and shall comply with Sections 9.1, 9.3, and 9.4 as the case may be (collectively, the “Rooftop Operating Standards”). All elements of Tenant’s Specialized Equipment shall constitute Tenant’s FF&E for purposes of the Lease and shall be insured by Tenant as part of Tenant’s FF&E under Section 7.1. Tenant shall pay to Landlord, as Additional Rent, (i) all applicable taxes or governmental charges, fees, or impositions (if any) imposed on Landlord because of the installation, existence, or use of Tenant’s Specialized Equipment under this Article 11 and (ii) the amount of any increase in Landlord’s insurance premiums (if any) as a result of the installation, existence, or use of Tenant’s Specialized Equipment under Section 7.2.

11.3. Maintenance and Operation. Tenant shall be solely responsible for ensuring (and Landlord shall have no responsibility for ensuring) the proper operation of Tenant’s Specialized Equipment in compliance with all Applicable Legal Requirements, including without limitation the requirements of Section 9.3 and any Environmental Laws in accordance with Section 9.4. Landlord shall reasonably cooperate with Tenant, at no cost or expense to Landlord, to address Tenant’s reasonable requests regarding any operational issues concerning Tenant’s Specialized Equipment in a manner consistent with comparable equipment usage in Comparable Mixed-Use Laboratory/Office Buildings. Tenant shall comply with all reasonable requirements from time to time imposed by Landlord in a uniform and nondiscriminatory manner with respect to Tenant’s Specialized Equipment installations and similar equipment installed by other tenants in accordance with the Rooftop Operating Standards. If Tenant’s Rooftop Equipment causes physical damage to the roof or the structural integrity of the Building or interferes (in a manner inconsistent with the Rooftop Operating Standards) with other rooftop equipment from time to time installed on the roof, or if any Tenant’s Specialized Equipment interferes (in a manner inconsistent with the Rooftop Operating Standards) with any of the Building’s mechanical or other systems or with the use or occupancy of any other portion or the Building or with the business operations of any other Building tenant or occupant, then Tenant shall within ten (10) business days (or immediately in the case of emergency) after notice of a claim of damage or interference reasonably cooperate with Landlord to determine the source of the damage or interference and (to the extent such damage or interference arises from the failure of Tenant’s Specialized Equipment to comply with the terms of this Section 11) to effect a prompt solution at Tenant’s expense. To the extent the rooftop equipment of any other tenant causes physical damage to, or interference (in a manner inconsistent with the Rooftop Operating Standards) with Tenant’s Specialized Equipment, Landlord will reasonably cooperate with Tenant to determine the source of the damage or interference and use commercially reasonable efforts, in a manner consistent with Comparable Mixed-Use Laboratory/Office Buildings, to effect a prompt solution without cost to expense to Tenant (to the extent such damage or interference arises from the failure of such other party’s installations to comply with the Rooftop Operating Standards and does not arise from the failure of Tenant’s Specialized Equipment to comply with the terms of this

Section 11). In the event that, after Tenant’s installation of Tenant’s Specialized Equipment, Landlord reasonably requires any particular elements thereof (including, without limitation, any pipes, ducts, conduits, wires and appurtenant equipment) to be relocated to mutually acceptable areas consistent with Tenant’s rights under this Section 11 on account of other equipment installed by Landlord or other Building tenants or occupants (but such relocation shall be limited to circumstances where such other equipment cannot reasonably be located elsewhere in a manner consistent with the Rooftop Operating Standards), such elements shall be relocated to an equivalently and comparably functional area (for the applicable Tenant’s use hereunder) consistent with the requirements of this Section 11, as applicable, provided that Landlord shall pay or promptly reimburse, or cause such other tenant or occupant to pay or reimburse, Tenant for the reasonable costs of relocating such elements to such other area, taking such other steps necessary to ensure comparable functionality of equipment, and installing connecting equipment to a condition comparable to the then condition of the current location of such equipment. If requested by Landlord, Tenant shall use commercially reasonable efforts to arrange for the relocation of the affected equipment within ninety (90) days after a comparable space is mutually agreed upon or otherwise is reasonably designated by Landlord subject to Tenant’s approval, not to be unreasonably withheld, conditioned or delayed. Any actions by Landlord in connection with a relocation hereunder shall be performed in a manner designed to minimize interference with Tenant’s business operations in the Premises. Tenant shall remove all Tenant’s Specialized Equipment (including without limitation any Hazardous Substances stored, contained, or used in such equipment, as the case may be) at the expiration or earlier termination of the Lease and repair any damage caused by such removal, and (in the case of any Lab Related Equipment) further comply with the decommissioning requirements and related provisions of Section 9.4 and Section 10.6.

ARTICLE 12.

DAMAGE OR DESTRUCTION; CONDEMNATION

12.1. Damage or Destruction of Premises.

(a) Repairs and Restoration. If the Building or the Premises or any part thereof shall be damaged by fire or other insured casualty, then, subject to the provisions below, Landlord shall proceed with diligence, subject to then Applicable Legal Requirements and the Project Documents, to repair or cause to be repaired such damage to the Base Building Work, excluding Tenant’s FF&E, other Tenant Property, and all Tenant-Insured Work (as defined in Exhibit F). Notwithstanding the foregoing, if, in connection with Landlord’s repairs to the Base Building Work, Landlord and Tenant mutually agree that Landlord will perform any related repairs to elements of Tenant-Insured Work, then the cost of such repairs by Landlord (if any) to such Tenant-Insured Work shall, to the extent not covered by the proceeds from the insurance maintained by Tenant on the Tenant-Insured Work under Section 7.1 and made available to Landlord for such repair work, be at Tenant’s expense (including all hard and soft costs incurred by Landlord in making such repairs to the Tenant-Insured Work, which shall be paid by Tenant as Additional Rent hereunder). Except as provided in the preceding sentence, Tenant shall perform the repairs of Tenant’s FF&E, other Tenant Property, and Tenant-Insured Work at Tenant’s expense as provided in Section 12.1(b) below, first using Tenant’s insurance proceeds for Tenant’s FF&E, other Tenant Property, and Tenant-Insured Work and, to the extent such proceeds are insufficient for such repairs, at Tenant’s expense.

(b) Tenant Restoration Items. In the case of fire or other casualty, Tenant shall be solely responsible for making, at its expense, all repairs to and replacements of Tenant’s FF&E, other Tenant Property, or Tenant-Insured Work. Tenant shall promptly and diligently restore, replace, or remove any such damaged items as Tenant may determine are then necessary for the conduct of its business in the Premises, with all such work being performed by Tenant at its sole expense in accordance with Section 10.5 and the provisions of the Lease. Any restoration of the Tenant-Insured Work hereunder may include such changes or re-designs to the prior Tenant Work that Tenant may desire and are approved by Landlord in accordance with Section 10.5, provided that Tenant shall be responsible for all costs and delays arising from such Tenant-requested changes.

(c) Abatement of Rent Due to Casualty. If all or any portion of the Premises cannot be used for Tenant’s use for the operation of its business by reason of such damage to the Premises or the common areas required for access thereto, the Base Rent and Additional Rent for Taxes and Operating Expenses, or a just and proportionate part thereof according to the nature and extent to which the Premises or applicable portion thereof shall have been so rendered unfit for use, shall be abated until the Premises (except as to Tenant’s FF&E, other Tenant Property, or Tenant-Insured Work) shall have been restored as nearly as practicable to the condition in which they were immediately prior to such fire or other casualty (excluding the period of any delay due to Tenant’s changes or re-designs to the prior Tenant Work as provided above, or any period beyond the time reasonably required to restore the Premises in the case of repairs to Tenant Work performed by Tenant as provided above).

(d) Restoration Work. Landlord shall, from time to time upon Tenant’s request, advise Tenant of the then expected date on which Landlord’s repairs will be substantially completed. Landlord shall not be liable for delays in the making of any such repairs that are due to Force Majeure, nor shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage, subject to the abatement of Rent as provided above, but Landlord shall use diligent efforts to pursue such repairs promptly in view of the nature and extent of such Force Majeure. Landlord shall have the right, but not the obligation, to suspend or delay any repair or replacement work hereunder for so long as an Event of Default by Tenant then exists. Landlord’s obligation to restore the Building and the Premises, to the extent provided hereunder, shall be limited to the available insurance proceeds received by Landlord for such purposes.

(e) Termination Due to Casualty. If (i) the Building or the Premises or any substantial portion thereof are so damaged by fire or other casualty (whether or not insured) at any time during the last thirty (30) months of the Term (as the same may have been extended or as may be extended by Tenant’s exercise of any then remaining Extension Option under Exhibit D-1 given within thirty (30) days after such fire or other casualty) that the cost to repair such damage is reasonably estimated to exceed one-third of the total Base Rent and Additional Rent for Taxes and Operating Expenses payable hereunder for the period from the estimated completion date of repair until the end of the Term, (ii) the Building or the Premises or any substantial portion thereof are so substantially damaged that Landlord’s restoration work would require more than twelve (12) months after the date of damage to substantially complete, as reasonably estimated by Landlord’s architect, or Applicable Legal Requirements would prohibit Landlord from restoring the Building to substantially the same condition and at least substantially the same size existing prior to such casualty, or (iii) the Building or the Premises or any substantial portion thereof are damaged by an uninsured casualty that was not covered (and was not required to be covered) under Landlord’s property policy under the terms of Section 7.4 and Landlord determines not to repair such damage (and Tenant does not elect, by notice given within thirty (30) days after Landlord’s notice of such determination, to pay for the costs of performing such repair work), then and in any of such events, this Lease and the Term hereof may be terminated at the election of Landlord by a notice from Landlord to Tenant within ninety (90) days after such damage, or such longer period as is required to complete adjustment of such casualty loss with the insurer, and the effective termination date pursuant to such notice shall be not less than sixty (60) days after the day on which such termination notice is received by Tenant. In addition, in the event of a fire or other casualty (other than due to the gross negligence or willful misconduct of Tenant or any Tenant Party) that renders the Premises or any substantial portion thereof unfit for use as provided above as a result thereof and Landlord’s restoration work for the Premises would require an estimated restoration period of more than twelve (12) months after the date of such damage to substantially complete, as reasonably estimated by Landlord’s architect, then Tenant may elect, by notice given to Landlord within thirty (30) days after delivery of Landlord’s notice of such restoration period, to terminate this Lease. Landlord shall provide notice to Tenant of such restoration period within ninety (90) days after such damage or within such longer period (not to exceed a further thirty (30) days) as is reasonably required to complete adjustment of such casualty loss with the insurer.

If the Lease is not terminated pursuant to the foregoing provisions and Landlord’s restoration work for the portions of the Base Building Work that are required for occupancy of or access to the Premises in accordance with the Lease is not substantially completed on or before the date (the “Outside Restoration Date”) that is eighteen (18) months after the date of damage (or, if later, nine (9) months after the last day of the estimated restoration period under the preceding grammatical paragraph), then Tenant, as its sole and exclusive remedy, shall have the right to terminate this Lease by notice given to Landlord within thirty (30) days after such Outside Restoration Date, such termination to take effect as of the thirty (30th) day after the date of receipt by Landlord of such Tenant’s termination notice, with the same force and effect as if such date were the date originally established as the expiration date hereof; provided that if, within such thirty-(30)-day period, such restoration work is substantially completed, then Tenant’s notice of termination shall be of no force and effect and this Lease and the Term shall continue in full force and effect.

If less than twelve (12) months remain in the Term at the time of a fire or other casualty that renders all or a substantial portion (or such purposes, at least half) of the Premises unfit for use as provided above for a period of at least thirty (30) days and in Landlord’s reasonable estimate the time to substantially complete Landlord’s restoration work for the Premises will take more than one-half of the then remaining Term, then either party may upon thirty (30) days’ prior written notice terminate this Lease, provided that any such termination election by Tenant shall be null and void if such damage was due to the gross negligence or willful misconduct of Tenant or any Tenant Party or if Landlord substantially completes the restoration work required to restore the affected portion of the Premises so that it can be so used for Tenant’s use for the operation of its business) within thirty (30) days after delivery of such termination notice by Tenant.

In the event of any termination under this Section 12.1, the Term shall expire as though such effective termination date were the date originally stipulated in Section 1.5 for the end of the Term (with all remaining options to extend the Term, if any, being deemed terminated) and the Base Rent and Additional Rent (to the extent not abated as set forth above) shall be apportioned as of such date.

12.2. Eminent Domain. In the event that all or any substantial part of the Premises or the Building (or the common areas necessary for access and use of the Premises or the Building) for Tenant’s business operations as then conducted are taken (other than for temporary use hereafter described) by public authority under power of eminent domain (or by conveyance in lieu thereof), then by notice given within three (3) months after notice of such taking, this Lease may be terminated at either party’s election thirty (30) days after such notice, and Rent shall be apportioned as of the date of termination. If this Lease is not terminated as aforesaid, subject to the rights of mortgagees and Applicable Legal Requirements, Landlord shall within a reasonable time thereafter use reasonable and diligent efforts to restore what may remain of the Premises (excluding any Tenant Property) to a tenantable condition for occupancy by Tenant for the Permitted Use. In the event some portion of useable floor area of the Premises is taken (other than for temporary use) and this Lease is not terminated, Base Rent shall be proportionally abated in proportion to the portion of the Premises RSF so taken, and Tenant’s Pro Rata Expense Share, Tenant’s Pro Rata Tax Share, and Tenant’s Parking Allocation shall be proportionately adjusted, for the remainder of the Term. In the event of any taking of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby and rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking for such temporary use that is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, then Tenant shall pay to Landlord a sum equal to the reasonable cost of performing Tenant’s obligations hereunder with respect to surrender of the Premises and upon such payment shall be excused from such obligations. Any damages that are expressly awarded to Tenant on account of Tenant Property and Tenant’s relocation expenses, and specifically so designated, shall belong to Tenant. Except as provided in the preceding sentence, Landlord reserves to itself, and Tenant releases and assigns to Landlord, all rights to damages accruing on account of any taking or by reason of any act of any public authority for which damages are payable. Subject to its rights hereunder, Tenant agrees to execute such further instruments of assignment as may be reasonably requested by Landlord, and to turn over to Landlord any damages that may be recovered in any proceeding or otherwise.

ARTICLE 13.

ASSIGNMENT AND SUBLETTING

13.1. Landlord’s Consent Required. Except for a Permitted Transfer (as defined below), Tenant shall not transfer, or permit the transfer of, all or any part of the Premises or of its interest in this Lease to any other entity, whether by sale, assignment, mortgage, sublease, license, transfer, operation of law (including, without limitation by merger, consolidation, sale or other transfer of all or substantially all of the stock or business and assets of Tenant, or otherwise) or act of Tenant, subtenant, or any other party acting under or through Tenant (each a “Transfer” to a “Transferee”) without Landlord’s prior written consent as more particularly provided under the terms and provisions set forth in Section 13.3 below. Consent to one Transfer shall not imply consent to any other Transfer or waive the consent requirement as to any other Transfer. As used herein, the term “Third Party” shall mean any party other than a Permitted Transferee (as defined below). Any attempted Transfer without having received the required Landlord consent hereunder shall be void at the election of Landlord. Any entity to which a Transfer is made is a “Transferee”. Notwithstanding anything to the contrary herein, if and so long as Tenant is a publicly traded company on a recognized stock exchange and subject to SEC regulations and restrictions (or equivalent governmental securities regulators of other countries), any public offering of Tenant’s shares or any subsequent sale of Tenant’s shares shall not be deemed a Transfer for purposes of this Article 13. Tenant acknowledges that the covenants contained in this Article 13 are material to the transaction contained herein and that Landlord shall have, in addition to any other rights and remedies available under this Lease or at law, the right to seek injunctive relief and/or specific performance in order to enforce such covenants.

13.2. Permitted Transfers. The following transactions set forth in this Section 13.2 (each, a “Permitted Transfer” to a “Permitted Transferee”) shall not require the consent of Landlord provided that (i) in the case of an assignment of the Lease or pursuant to such Permitted Transfer, Landlord shall receive prior written notice thereof (except to the extent prohibited by applicable securities or other laws or regulations or confidentiality requirements, in which event such notice shall be given to Landlord no later than thirty (30) days after the effective date of such Permitted Transfer) plus reasonable evidence upon closing (or simultaneously with notice where notice is provided as permitted within thirty (30) days after the effective date of such permitted Transfer) that the transaction is in fact a Permitted Transfer; (ii) in the case of a sublease, license, space sharing, or other occupancy agreement pursuant to such Permitted Transfer, Landlord shall receive written notice thereof within thirty (30) days after such Permitted Transfer and, if requested by Landlord, reasonable evidence that the transaction is in fact a Permitted Transfer; (iii) the proposed Transfer is not to a Prohibited Transferee (as defined below), subject to the terms of Section 13.6(d) below; (iv) the Permitted Transfer (1) complies with all other provisions of this Lease (including, without limitation, the Permitted Uses, Section 9.3(b) above, and this Article 13), (2) does not alter Landlord’s rights under this Lease, and (3) does not impose any additional obligation on Landlord, and (v) the transaction is not part of a series of transfers within one (1) year before or after the Transfer that, when taken together, avoids the restrictions on Transfers to a Third Party under this Article 13 (such as a sublease or assignment to a Tenant affiliate that is immediately thereafter acquired by a Third Party):

(a) An assignment of the Lease to an entity acquiring all or substantially all of the stock or equity interests in, or of the business and assets of, (i) Original Tenant, (ii) any successor to Original Tenant acquiring all or substantially all of the stock or equity interests in, or of the business and assets of, Original Tenant, or (iii) any Third Party assignee approved by Landlord under Section 13.3, in each case whether by way of merger, consolidation, acquisition, recapitalization, reorganization, sale of stock or equity interests or business and assets, or otherwise (any such entity, a “Successor Entity”); or

(b) Any sublease, license, space sharing, or other occupancy agreement for the use or occupancy of all or any portions of the Premises to a Related Entity (as defined below); provided that and for so long as such Permitted Transferee shall remain (i) a Related Entity of the Original Tenant or a Successor Entity, or (ii) after an assignment of the Lease to a Third Party assignee approved by Landlord under Section 13.3, a Related Entity of such Third Party assignee; or

(c) An assignment of the Lease to a Related Entity, provided that the Related Entity shall have a financial condition sufficient to satisfy Tenant’s then remaining obligations under the Lease and remain a Related Entity of the Original Tenant; or

(d) A public offering of interests in Tenant or in an affiliate of Tenant.

As used herein, “Related Entity” shall mean an entity directly or indirectly controlled, controlling, or under common control with Tenant or a Successor Entity (or, after an assignment of the Lease to a Third Party assignee approved by Landlord under Section 13.3, with such Third Party assignee), and “control” (and its cognates) shall mean possession of more than fifty percent (50%) ownership of the shares, membership interests, or other beneficial ownership interest of the entity in question, together with the power to control and manage the affairs thereof either directly or by election of directors and/or officers. In the case of an assignment of the Lease to a Successor Entity or Related Entity under the foregoing provisions, Tenant and the Successor Entity or Related Entity, as the case may be, shall execute and deliver to Landlord a customary assignment and assumption agreement, in a form reasonably acceptable to Landlord.

13.3. Consent Procedures. Tenant’s request for Landlord’s consent to any Transfer for which Landlord’s consent is required under this Article 13 shall be made at least thirty (30) days prior to the effective date of the proposed Transfer, describe the details of the proposed Transfer, including the name, business and financial condition of the prospective Transferee, and the financial terms of the proposed Transfer (e.g., payments in consideration of the proposed Transfer, term, rent, construction, and security deposit), and Tenant shall also provide any other information in Tenant’s possession (or reasonably obtainable from the proposed Transferee) Landlord reasonably deems relevant, including without limitation the proposed form of Transfer documentation. Landlord shall not unreasonably withhold, condition or delay its written consent to any assignment or subletting of the Premises, provided that no Event of Default has occurred and is then continuing. In the case of any proposed Transfer (other than a Permitted Transfer) covering greater than seventy five percent (75%) of the Premises for the remainder or substantially the remainder of the Term, Landlord shall have the option (but not the obligation) to recapture the portion of the Premises that Tenant proposes to Transfer for the term it has proposed, effective upon the date of the proposed Transfer and continuing for the proposed term thereof, by giving Tenant notice of such recapture within thirty (30) days following receipt of Tenant’s consent request. Any denial of consent to the proposed Transfer shall be in writing and describe in reasonable detail the grounds sufficient for such denial of consent hereunder. Landlord shall not be entitled to deny such consent based on the applicable rental terms of such Transfer or the fact, if applicable, that the proposed Transferee may then be an existing tenant or prospect for space in the Building, provided that it shall not be deemed unreasonable for Landlord to deny consent for the following reasons: (i) the business of the proposed Transferee or the proposed use of the Premises is inconsistent with the Permitted Uses; (ii) the net worth and financial condition of any proposed assignee or subtenant of one full floor or more of the Premises (or of the RSF equivalent of such full floor) is not reasonably satisfactory to Landlord, taking into account the then remaining obligations under this Lease (in the case of an assignment) or under the sublease (in the case of a sublease) and Tenant’s then net worth and financial condition; (iii) any Event of Default shall then exist, (iv) the Transferee’s proposed particular use of the Premises for the Permitted Use is reasonably incompatible with a first-class mixed-use multi-tenant laboratory/office building (e.g., a governmental agency or a non-profit organization), taking into account the existing tenants and use mix at the Building (provided that this clause (iv) shall not preclude a Permitted Vivarium Facility in compliance with Section 9.3(b)), or the Transferee’s business reputation is reasonably unsatisfactory to Landlord (e.g., a current or recent criminal conviction or indictment), or the Transferee’s proposed occupancy would result in a use of any portion of the Premises that is open to the general public on a walk-in basis, (v) the Transferee (or any Related Entity of such Transferee) is insolvent or has filed a petition for insolvency or for appointment of a receiver, trustee or assignee or for adjudication, reorganization or arrangement under any bankruptcy act, or if any similar petition has been filed against such Transferee or its Related Entity, or (vi) the Transfer in question would result in a violation of the Project Documents, any Applicable Legal Requirement (including without limitation any Legal Requirement governing contracts or agreements with so-called “prohibited persons” under the laws, rules and regulations promulgated by the Office of Foreign Asset Control in the United States Department of the Treasury or any Legal Requirement under the Employee Retirement Income Security Act of 1974, as amended), or any leasing restriction imposed under other leases in the Building.

13.4. Sharing of Transfer Profits. Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of the Profits (as defined below) arising from any Transfer (other than a Permitted Transfer) as and when received by Tenant; provided that, if an Event of Default then exists and is continuing under this Lease, Landlord shall have the right to give written notice to Tenant and the Transferee requiring that the Transferee shall pay Landlord’s share of the Profits directly to Landlord (with the amounts so paid by the Transferee directly to Landlord that are in excess of Landlord’s share of the Profits being credited against Tenant’s obligations under the Lease). “Profits” means (a) all rent, fees and other consideration paid for or in respect of the Transfer (excluding the fair market value of personal property purchased from Tenant by such Transferee, but including consideration in excess of the fair market value of personal property and fees in excess of reasonable amounts under collateral agreements, the intent being to prohibit Tenant from shifting occupancy costs to collateral agreements), less (b) the sum of (i) the Rent and other sums payable under this Lease (or if the Transfer is a sublease of part of the Premises, allocable to the subleased premises) and (ii) all reasonable costs and expenses directly incurred by Tenant in connection with such Transfer, including without limitation, all reasonable real estate broker’s commissions, legal fees, and costs of renovation or construction of tenant improvements in the applicable space (or applicable improvement allowance provided by Tenant) required by the Transfer for the applicable space, with the costs of such improvements to be amortized on a straight-line basis over the applicable term of the Transfer transaction. Tenant shall give Landlord a written statement certifying all amounts to be paid from any Transfer (other than Permitted Transfers), including any collateral agreements, within thirty (30) days after the transfer agreement is signed and from time to time thereafter on Landlord’s request, and Landlord may inspect Tenant’s books and records to verify the accuracy of such statements. On written request, Tenant shall promptly furnish to Landlord copies of all Transfer documents, certified by Tenant to be complete, true and correct. The provisions of this Section shall survive the expiration or earlier termination of the Lease.

13.5. No Release. Notwithstanding any Transfer (whether a Permitted Transfer or a Transfer to a Third Party, and whether or not the same is consented to), the liability of Tenant to Landlord for all obligations under this Lease shall remain direct and primary. Any Transferee shall be jointly and severally liable with Tenant to Landlord for the performance of all of Tenant’s covenants under this Lease, but only to the extent undertaken in the Transfer instrument; and such Transferee shall, upon Landlord’s request, execute and deliver such instruments as Landlord reasonably requests in confirmation thereof. Tenant hereby irrevocably authorizes Landlord, upon the occurrence of an Event of Default, to collect rent directly from any Transferee (and upon notice any Transferee shall pay directly to Landlord) and apply the net amount collected to the Rent and other charges reserved under this Lease. No Transfer (whether or not consented to by Landlord, and whether or not such consent is required) shall be deemed a waiver of the provisions of this Article 13, or the acceptance of the Transferee as a tenant, or a release of Tenant from direct and primary liability for the performance of all of the covenants of this Lease. The consent by Landlord to any Transfer shall not relieve Tenant or any Transferee from the obligation of obtaining the express consent of Landlord to any modification of such Transfer or a further Transfer by Tenant or such Transferee. Notwithstanding anything to the contrary in the documents effecting the Transfer, Landlord’s consent shall not alter in any manner whatsoever the terms of this Lease, to which any Transfer at all times shall be subject and subordinate.

13.6. Additional Provisions.

(a) Delivery of Documents, Etc. Within ten (10) business days after the final execution of the documents for any Transfer for which Tenant has received Landlord’s consent hereunder or for any Permitted Transfer, Tenant shall deliver to Landlord (i) a true and complete copy of the fully executed instrument or instruments evidencing the applicable sublease or assignment and assumption of lease (or, in the case of a merger or consolidation, evidence of such merger or consolidation, e.g., filings with the applicable secretary of state) and (ii) a written agreement of the Transferee agreeing with Landlord to perform and observe all of the terms, covenants, and conditions of this Lease undertaken by such Transferee under such Transfer documents. Tenant shall pay to Landlord, as Additional Rent, all reasonable third party out-of-pocket costs incurred by Landlord (including, without limitation, reasonable attorneys’ fees) in reviewing any proposed Transfer (estimates for which Landlord shall provide if requested by Tenant after submitting the applicable Transfer documents to Landlord for review), whether or not any such proposed Transfer is consummated by Tenant pursuant to the provisions of this Article 13.

(b) Prohibition on Rents Based on Net Profits. Anything contained in the foregoing provisions of this Article 13 to the contrary notwithstanding, neither Tenant nor any Transferee nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, assignment, license, concession or other agreement for use, occupancy or utilization of space in the Premises that provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, assignment, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

(c) Building Directory Listings. If requested by Tenant from time to time, Landlord will list the names of any Transferee and/or Related Entity then occupying any portion of the Premises in compliance with the terms and provisions of this Article 13 on (i) any electronic Building directory then maintained by Landlord (if any) at the lobby attendant’s desk in the main lobby of the Building or (ii) any general Building tenant directory board then maintained by Landlord (if any) in the main lobby of the Building, provided that the listing of any such names on such general Building tenant directory board shall be made at Tenant’s expense and shall not exceed a number reasonably designated by Landlord for such directory board. The listing or placement of any name of any such Transferee and/or Related Entity (other than that of Tenant), whether on any entry doors of to any portion of the Premises or on any Building tenant directory, or otherwise, shall not operate to vest any right or interest on the part of such party in this Lease or in any portion of the Premises, nor shall such listing or placement be deemed to constitute a consent on the part of Landlord to any assignment of this Lease or any sublease or other Transfer of all or any portion of the Premises or to the use or occupancy thereof by others.

(d) Prohibited Transfers. Notwithstanding anything to the contrary contained in this Article 13, in no event shall Tenant be permitted to Transfer this Lease to any Prohibited Transferees. Tenant acknowledges and agrees that it shall be deemed reasonable for Landlord to deny its consent to any proposed Transfer to a Prohibited Transferee, and any purported Transfer to a Prohibited Transferee shall, at Landlord’s election, be null and void. As used herein, “Prohibited Transferees” shall mean Siemens, Medtronic, Epic, and Cerner. For the avoidance of doubt, any affiliate or successor of the foregoing Prohibited Transferees (i) whose name includes “Siemens”, “Medtronic”, “Epic”, or “Cerner” or (ii) who is identified as an affiliate of the foregoing Prohibited Transferees in its marketing and branding materials (e.g., as a subsidiary or affiliate of such Prohibited Transferee) shall be deemed to be a Prohibited Transferee for purposes of this Section 13.6(d). In no event, however, shall Tenant be deemed to be in violation of this Section 13.6(d) in the case of a merger, acquisition, or other transaction with a party described in this Section 13.6(d) (other than a lease assignment to such party that requires Landlord’s consent under the provisions of Article 13 above) in which such party or its affiliate directly or indirectly purchases, acquires, or otherwise succeeds (whether by operation of law or otherwise) to all or part of the business or assets of, or ownership interests in, Tenant.

ARTICLE 14.

EVENTS OF DEFAULT AND REMEDIES

14.1. Events of Default. As used herein, an “Event of Default” shall mean and be deemed to have occurred if any of the following occurs:

(a) if Tenant fails to pay the Base Rent or any portion thereof under Section 4.1 or any regular monthly installment of Additional Rent under Section 4.2 (each of the foregoing being referred to herein as “Recurring Monthly Rent”) when due and such default continues for five (5) business days after a Default Notice (as defined below) from Landlord, provided that such notice and cure period shall not apply after the second (2nd) occasion during any twelve-(12)-month period in which a Default Notice for such a failure to pay any Recurring Monthly Rent is given to Tenant,

(b) if Tenant, with respect to any payment of Additional Rent (other than Recurring Monthly Rent), fails to pay any such Additional Rent when due and such default continues for ten (10) business days following a Default Notice from Landlord,

(c) if Tenant (or any Transferee) makes any Transfer (each as defined in Article 13) in violation of this Lease, and the same is not cured within ten (10) business days following a Default Notice from Landlord,

(d) if a petition is filed by Tenant (or any assignee of Tenant’s interest in this Lease) or any guarantor of the Lease for insolvency or for appointment of a receiver, trustee or assignee or for adjudication, reorganization or arrangement under any bankruptcy act, or if any similar petition is filed against Tenant (or such assignee) or any guarantor of the Lease and such petition is not dismissed within ninety (90) days thereafter,

(e) if any material representation or warranty made by Tenant in this Lease is untrue in any material respect and is not cured within ten (10) business days after a Default Notice thereof,

(f) Tenant fails to provide an estoppel certificate or SNDA within the time specified in this Lease and such failure shall continue for a period of five (5) business days following a Default Notice (as defined below) from Landlord of such failure,

(g) If Tenant fails to maintain commercial property, general liability insurance, or other insurance required under Section 7.1 and such failure shall continue for a period of ten (10) business days following a Default Notice (as defined below) from Landlord of such failure, or

(h) if Tenant fails to perform any other covenant or condition hereunder and such default continues longer than any period (following a Default Notice, if a notice is expressly required) expressly provided in this Lease for the correction thereof (and if no period is expressly provided, then for thirty (30) days after a Default Notice is given, provided, however, that such period shall be reasonably extended in the case of any such non-monetary default that cannot be cured within such period (but in any event shall not exceed ninety (90) days in the aggregate) only if the matter complained of can be cured, Tenant begins promptly and thereafter diligently completes the cure, and Tenant gives Landlord notice of such intent to cure within ten (10) days after notice of such default).

For purposes hereof, a “Default Notice” shall mean a written notice delivered by Landlord to Tenant stating the following in capitalized and bold type prominently on the top of the first page of such notice: “ THIS NOTICE IS A DEFAULT NOTICE DELIVERED UNDER ARTICLE 14 OF THE LEASE. IF TENANT DOES NOT CURE SUCH DEFAULT WITHIN THE TIME PERIOD SPECIFIED IN THE LEASE, THEN THE SAME SHALL CONSTITUTE AN EVENT OF DEFAULT.” In the case of a Default Notice under Section 1 4.1(f) above, the Default Notice shall further include the following statement in capitalized and bold type prominently on the top of the first page of such notice: “ FAILURE TO TIMELY RESPOND TO THIS DEFAULT NOTICE WITHIN TEN (10) BUSINESS DAYS MAY EXPOSE TENANT TO DAMAGES” and shall be delivered to Tenant’s notice address(es) under Section 1.12, by personal delivery in accordance with Section 16.5(i) below (or to such other Tenant notice address as Tenant may from time to time designate, in the manner set forth in Section 16.5 below for changes to Tenant’s notice address, for purposes of a Default Notice under this sentence).

Time is of the essence in performance of all covenants and conditions set forth herein.

14.2. Right to Terminate. If any Event of Default occurs, then, and in any such case, Landlord and its agents lawfully may, in addition to any remedies for any preceding breach, immediately or at any time thereafter without further demand or notice, enter upon any part of the Premises in the name of the whole, or mail or deliver a notice of termination of the Term of this Lease addressed to Tenant at the Premises or any other address herein, and thereby terminate the Term and repossess the Premises in accordance with process of law. At Landlord’s election such notice of termination may be included in any notice of default, subject to any applicable cure period. Upon such entry or mailing of such notice of termination, the Term shall terminate, all executory rights of Tenant and all obligations of Landlord will immediately cease, and Landlord may expel Tenant and all persons claiming under Tenant and remove their effects without any trespass and without prejudice to any remedies for arrears of Rent or prior breach; and Tenant waives all statutory and equitable rights to its leasehold (including rights in the nature of further cure or redemption, if any, to the extent such rights may be waived). If Landlord engages attorneys in connection with any failure by Tenant to perform its obligations hereunder, any collection of amounts not paid when due hereunder, or any enforcement of Tenant’s obligations hereunder that Tenant has failed to perform, Tenant shall reimburse Landlord, within thirty (30) days after Landlord’s written demand as Additional Rent, for the expenses and costs (including attorneys’ fees) reasonably incurred by Landlord from time to time in connection with Tenant’s failure to perform its obligations hereunder. Without implying that other provisions do not survive, the provisions of this Article 14 shall survive the expiration of the Term or any earlier termination of this Lease.

14.3. Remedies for Default.

(a) Reletting Expenses Damages. If the Term of this Lease is terminated for an Event of Default, Tenant covenants, as an additional cumulative obligation after such termination, to pay all of Landlord’s costs and expenses, including without limitation attorneys’ fees, reasonably incurred by Landlord related to Tenant’s default and in collecting amounts due and all reasonable expenses in connection with reletting, including tenant inducements to new tenants, brokerage commissions, fees for legal services, expenses of preparing the Premises or part of parts thereof for reletting and the like (collectively, “Reletting Expenses”). It is agreed that Landlord may (i) relet the Premises or part or parts thereof for a term or terms that may be equal to, less than, or exceed the period that would otherwise have constituted the balance of the Term, and may grant such tenant inducements, including free rent and other concessions, as Landlord in its sole good faith discretion considers advisable, and (ii) make such alterations to the Premises or part or parts thereof as Landlord in its sole good faith discretion considers advisable, and no failure to relet or to collect rent under any reletting shall operate to reduce Tenant’s liability hereunder. Any obligation imposed under applicable law on Landlord to use reasonable efforts to relet the Premises shall be subject to Landlord’s reasonable objectives of developing and leasing space in the Building to reputable first-class tenants in a harmonious manner with appropriate mixes of tenants, uses, floor areas, terms and the like, and in no event shall Landlord shall be obligated to relet the Premises or any portion thereof to any party to whom Landlord or its affiliate may desire to lease other available space in the Building or the Project. Landlord’s Reletting Expenses, together with all other sums provided for whether incurred prior to or after such termination, shall be due from Tenant to Landlord upon Landlord’s demand from time to time.

(b) Termination Damages. If the Term of this Lease is terminated for an Event of Default, unless and until Landlord elects lump sum liquidated damages described in Section 14.3(c) below, Tenant covenants, as an additional, cumulative obligation after any such termination, to pay punctually to Landlord on a monthly basis all the sums and to perform all of its obligations in the same manner as if the Term had not been terminated. In calculating such monthly amounts Tenant will be credited with the net proceeds of any rent (if any) then actually received by Landlord from a reletting of the Premises after deducting all Reletting Expenses that have not then been paid by Tenant to Landlord, provided that in no event shall Tenant be entitled to receive any portion of the re-letting proceeds, even if the same exceed the Rent originally due hereunder.

(c) Lump Sum Liquidated Damages. If the Term of this Lease is terminated for default, Tenant covenants, as an additional, cumulative obligation after any such termination, to pay forthwith to Landlord at Landlord’s election made by written notice at any time after termination, as liquidated damages, a single lump sum payment equal to the sum of (i) all sums then due from Tenant and not then paid at the time of such election, plus (ii) the excess of (x) the present value of all of the Rent reserved for the residue of the Term in the absence of such termination over (y) the present value of the aggregate fair market rent and Additional Rent payable (if less than the Rent payable hereunder) on account of the Premises during such period, which fair market rent shall be reduced by reasonable projections of vacancies and by Landlord’s Reletting Expenses described above to the extent not theretofore paid to Landlord. The Federal Reserve discount rate (or equivalent) shall be used in calculating such present values under clause (ii), and in the event the parties are unable to agree on such fair market rent, the matter shall be submitted, upon the demand of either party, to the office of the American Arbitration Association in Boston, with a request for arbitration in accordance with the expedited commercial arbitration rules of the Association by a single arbitrator who shall be a licensed real estate broker with at least ten (10) years’ experience in the leasing of 1,000,000 or more square feet of floor area in buildings similar in character and location to the Building, and who shall not be affiliated with either Landlord or Tenant and has not worked for either party or its affiliates at any time during the prior five (5) years, whose decision shall be conclusive and binding on the parties.

In lieu of the damages, indemnity, and full recovery by Landlord of the sums payable under the foregoing grammatical paragraph, Landlord may, by written notice to Tenant within six (6) months after termination under any of the provisions contained herein and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages under this Section 14.3(c), an amount equal to (i) the aggregate of the Base Rent and Additional Rent for the twelve-(12)-month period ending one year after the termination date (or, if lesser, for the balance of the Term had it not been terminated), plus (ii) the amount of Base Rent and Additional Rent of any kind accrued and unpaid at the time of termination, and minus (iii) the amount of any recovery by Landlord under the foregoing provisions of this Section 14.3(c) up to the time of payment of such liquidated damages (but with the amount under this clause (iii) reduced by any amounts of reimbursement under Section 14.3(a)). The amount under clause (i) represents a reasonable forecast of the minimum damages expected to occur in the event of a breach, taking into account the uncertainty, time and cost of determining elements relevant to actual damages, such as fair market rent, time and costs that may be required to re-lease the Premises, and other factors. Liquidated damages for the loss of rent under this paragraph shall not be in lieu of any claims for reimbursement under Section 14.3(a).

(d) Remedies Cumulative; Jury Waiver; Late Performance. The remedies to which Landlord may resort under this Lease, and all other rights and remedies of Landlord are cumulative, and any two or more may be exercised concurrently or in such order as Landlord may from time to time elect, except where this Lease specifically provides otherwise. In addition to the other remedies expressly provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease by Tenant or to a decree compelling specific performance of any such covenants, conditions or provisions. Nothing in this Lease shall limit the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time, but not to exceed the limitations set forth in this Section 14.3; provided that Tenant agrees that the fair value for occupancy of all or any part of the Premises occupied by Tenant under such proceedings at all times shall never be less than the Base Rent and all Additional Rent payable from time to time. Tenant shall also indemnify and hold Landlord harmless, in the manner provided in Section 9.2, if Landlord, by reason of any bankruptcy, insolvency, receivership, or similar proceeding involving Tenant, any guarantor of this Lease, or any other their respective Related Entities, Transferees, or other party under or through Tenant shall become or be made a party to any claim or action necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION TO WHICH THEY ARE PARTIES, and further agree that any action arising out of this Lease (except an action for possession by Landlord, which may be brought in whatever manner or place provided by law) shall be brought in the Trial Court, Superior Court Department, in the county where the Premises are located.

(e) Waivers; Accord and Satisfaction. No consent by Landlord or Tenant to any act or omission that otherwise would be a default shall be construed to permit other similar acts or omissions. Neither party’s failure to seek redress for violation or to insist upon the strict performance of any covenant, nor the receipt by Landlord of Rent with knowledge of any breach of covenant, shall be deemed a consent to or waiver of such breach. No breach of covenant shall be implied to have been waived unless such waiver is in writing, signed by the party benefiting from such covenant and delivered to the other party; and no acceptance by Landlord of a lesser sum than the Rent due shall be deemed to be other than on account of the earliest installment of such Rent. No endorsement or statement on any check or in any letter accompanying any check or payment shall be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other right or remedy. The acceptance by Landlord of any Rent following the giving of any default and/or termination notice shall not be deemed a waiver of such notice. Tenant shall not interpose any counterclaim or counterclaims (other than compulsory counterclaims that would be lost if not interposed) in a summary proceeding or in any action based on non-payment of Rent, it being agreed that Tenant shall not be deemed to have waived any such claims (other than compulsory counterclaims) that are not so interposed.

(f) Landlord’s Right to Cure. If Tenant fails to perform any covenant within any applicable notice and/or cure period, and (i) such failure can be cured with the payment of money or the posting of a bond and is not cured within ten (10) business days (or five (5) business days in the case of failure to maintain insurance under Section 7.1) after written notice from Landlord or (ii) such failure cannot be cured with the payment of money or the posting of a bond and shall continue (x) for more than thirty (30) days after written notice thereof from Landlord, provided that such thirty-(30)-day period shall be reasonably extended if Tenant commences such cure within such thirty(30) days and thereafter diligently pursues such cure to completion (but in any event shall not exceed ninety (90) days in the aggregate) or (y) for such shorter time period as may be required, in Landlord’s reasonable judgment, in cases of emergency or risk to health or safety or to comply with Applicable Legal Requirements relating to Hazardous Substances as set forth in Section 9.4, then Landlord at its option may (without waiving any right or remedy for Tenant’s non-performance), after giving Tenant not less than ten (10) business days’ prior written notice of Landlord’s intent to exercise its right to undertake such curative work under this Section 14.3(f) at any time thereafter, perform the covenant for the account of Tenant, provided that Tenant has not then effected such cure. Tenant shall, within thirty (30) days after written demand therefor accompanied by reasonable supporting documentation, reimburse Landlord’s reasonable, out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Landlord in so performing such work or effecting such cure, as the case may be, as Additional Rent. Notwithstanding any other provision concerning cure periods, Landlord may cure any non-performance for the account of Tenant after such notice to Tenant, if any, as is reasonable under the circumstances if curing prior to the expiration of the applicable cure period is reasonably necessary to prevent likely material damage to the Premises or Building or possible injury to persons, or to protect Landlord’s interest in the Premises or Building.

14.4. Late Charge. Tenant acknowledges that, if any Recurring Monthly Rent is not paid when due under the provisions of this Lease, Landlord shall incur unanticipated costs, which shall be extremely difficult to ascertain exactly. Such costs include processing and accounting charges, together with late charges that may be imposed on Landlord by any mortgage on the Property. Accordingly, if Landlord does not receive payment of any Recurring Monthly Rent on or before its due date, Tenant shall pay Landlord a late charge equal to four percent (4%) of the overdue amount; provided, however, that such late charge shall not apply to the first late payment of Recurring Monthly Rent occurring in any twelve-(12)-month period if Tenant makes such payment of such Recurring Monthly Rent within five (5) business days after its due date, and such grace period shall not thereafter apply to any subsequent late payment of any Recurring Monthly Rent in such twelve-(12)-month period. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord shall incur by reason of Tenant’s delay or failure to pay the Recurring Monthly Rent when due. Payment of the late charge shall not cure Tenant’s payment default or prevent Landlord from exercising other rights and remedies.

14.5. Interest. Any Rent (whether Recurring Monthly Rent or other Additional Rent) that is not paid when due under the provisions of this Lease shall bear interest from the date due until the date paid at the annual rate (the “Default Rate”) equal to the greater of (a) ten percent (10%) per annum or (b) the prime rate of interest from time to time published by the Wall Street Journal (or its successor) plus four percent (4%) per annum, provided that, if such Default Rate should exceed the rate permitted by applicable law, the Default Rate shall be reduced to the rate legally permitted. Payment of such interest shall not cure Tenant’s payment default or prevent Landlord from exercising other rights and remedies. Notwithstanding the foregoing, no interest under this Section 14.5 shall accrue for the first late payment of Rent occurring in any twelve-(12)-month period if Tenant makes such payment of Rent within five (5) business days after its due date, and such grace period shall not thereafter apply to any subsequent late payment of Rent in such twelve-(12)-month period.

14.6. Lease Security.

(a) Letter of Credit. Concurrently with the execution and delivery of this Lease, Tenant shall provide to Landlord a clean, irrevocable letter of credit as security for the performance of the obligations of Tenant hereunder, subject to the terms and conditions set forth in this Section 14.6 (together with any renewal or replacement thereof in accordance herewith, the “Letter of Credit”), in the initial amount specified therefor in Section 1.7 (the “Initial LC Amount”). Any Letter of Credit delivered hereunder shall comply with the requirements of Exhibit G attached hereto and incorporated by reference herein. The Initial LC Amount, as the same may be reduced pursuant to Section 14.6(b) below, is referred to herein as the “LC Amount.”

(b) Letter of Credit Reduction. If, as of the LC Reduction Date (as defined below), (i) Landlord has not previously drawn on the Letter of Credit (excluding, for the avoidance of doubt, a draw made in violation of the terms and conditions of Exhibit G attached hereto), (ii) an Event of Default does not then exist under the Lease (and no event or condition then exists which with notice and the passage of time would give rise to such a default, provided that if Tenant timely cures such failure or breach within applicable notice and cure periods under the Lease, such cure shall be deemed to satisfy the provisions of this parenthetical with respect to such failure or breach), and (iii) Tenant has performed the TI Work and obtained a certificate of occupancy for the entire Premises under Exhibit B, has commenced occupancy of the Premises, and has not assigned the Lease or entered into one or more subleases for more than fifty percent (50%) of the Premises in the aggregate (other than pursuant to a Permitted Transfer under Section 13.2) (collectively, the “LC Reduction Conditions”), then on the LC Reduction Date the amount of the Letter of Credit shall be reduced to an amount equal to one third (1/3) of the product of (x) the number of square feet of Initial Premises RSF (as the same may have been increased for the penthouse level space, if any, as provided in Section 1.4 above) and (y) $92.00 per RSF) (the “Adjusted LC Amount”). Upon Tenant’s request after the LC Reduction Date, Landlord shall provide such confirmation or acknowledgement as Tenant may reasonably request to effect such reduction of the Letter of Credit to the Adjusted LC Amount; provided that at the time such reduction of the LC Amount is requested by Tenant the LC Reduction Conditions continue to be satisfied

As used herein, the “LC Reduction Date” shall mean the earlier to occur of (A) the first day of the third (3rd) Lease Year or (B) the occurrence of a Qualifying Capital Event (as defined below). A “Qualifying Capital Event” shall mean a capital event occurring after the Lease Date pursuant to which Tenant has raised net proceeds of at least $250,000,000, as evidenced by Tenant’s delivery evidence reasonably satisfactory to Landlord that Tenant has closed on such Qualifying Capital Event. For the avoidance of doubt, the $250,000,000 in net proceeds required to satisfy such Qualifying Capital Event shall not include, and shall be in excess of, the $350,000,000 in prior commitments by Tenant’s investors, regardless of whether portions thereof are funded before or after the Lease Date or otherwise replaced.

(c) Financial Reporting. Tenant represents and warrants to Landlord that, as of the Lease Date, (1) Tenant is a Delaware limited liability company that directly or indirectly owns all or substantially all of the business and assets of Tenant, (2) the financial statements for Tenant provided to Landlord prior to the execution of this Lease are true and complete in all material respects as of the date of such financial statements, and (3) there has been no material adverse change in the financial condition of Tenant between the date of such financial statements and the Lease Date. Within thirty (30) days after Landlord’s request from time to time (which request may be made by Landlord from time to time in connection with a proposed sale or financing of the Property or any interest therein and otherwise not more than once per year), Tenant shall provide Landlord with a copy of the financial statements for Tenant for the most recently ended calendar quarter and the most recently ended calendar year, which may be audited or unaudited. Such financial statements shall evidence the net worth and financial condition of Tenant, shall include a balance sheet, income statement, statement of cash flows, and statement of equity, and, if not audited by a certified public accountant, shall be certified by Tenant’s chief financial officer. In addition, if requested by Landlord, Tenant will provide to Landlord a copy of the most recent audited financial statement (if any) for Tenant, but only if Tenant has otherwise produced such an audited financial statement. Landlord shall maintain as confidential any non-public information set forth in the financial statements provided hereunder, subject to the requirements of applicable law and the reasonable requirements of current or prospective lenders, purchasers, or investors in the Property, in accordance with a non-disclosure or confidentiality agreement in substantially the form used by the parties for the Tenant financial statements provided to Landlord prior to the Lease Date or otherwise in a commercially reasonable form. Notwithstanding the foregoing, the obligations to provided financial statements under this Section 14.6(c) shall not apply for so long as Tenant is a public company for which audited financial statements are publicly available.

14.7. Other Remedies. Without limiting any other right or remedy of Landlord hereunder, in the event of a breach or default of any covenant or obligation hereunder on the part of Tenant’s to perform, including without limitation, Tenant’s maintenance obligations, Landlord may seek injunctive relief for such breach or default of Tenant’s obligations under this Lease.

14.8. Holdover. If Tenant (or anyone claiming through Tenant) shall remain in occupancy of the Premises or any part thereof after the expiration or earlier termination of the Term, then, without limiting Landlord’s other rights and remedies, the person remaining in possession shall be deemed a tenant at sufferance, and Tenant shall thereafter pay to Landlord monthly rent (pro-rated for such portion of any partial month as Tenant shall remain in possession) at a rate equal to 125% for up to the first thirty (30) days of such holdover (and 150% for any holdover period thereafter) of the greater of (a) the Base Rent applicable to the Premises during the last monthly period immediately preceding such expiration or termination or (b) the fair market rent for the Premises (on a so-called “triple net” basis), in each case with all Additional Rent also payable as provided in this Lease. The foregoing provisions shall not serve as permission for Tenant or anyone claiming by, through, or under Tenant to holdover, nor serve to extend the Term (although Tenant shall remain bound to comply with all provisions of this Lease until Tenant vacates the Premises), and Landlord shall have the right at any time after the expiration or earlier termination of this Lease to enter and possess the Premises and remove all property and persons therefrom or to require Tenant to surrender possession of the Premises as provided in this Lease upon the expiration or earlier termination of the Term. If, within sixty (60) days after the expiration or earlier termination of this Lease, Tenant fails to vacate and surrender the Premises as required under this Lease, Tenant shall indemnify, defend and hold harmless Landlord from all costs, loss, expense or liability directly and proximately arising from such failure, including, without limitation, claims made by any succeeding tenant and real estate brokers’ claims and attorneys’ fees. If so requested by Tenant by written notice given to Landlord within twelve (12) months prior to the last day of the Term (as it may have been extended), Landlord shall advise Tenant whether all or part of the Premises has been leased with respect to the period following such expiration date. No acceptance by Landlord of any Rent during or for any period following the expiration or termination of this Lease shall operate or be construed as an extension or renewal of this Lease. The provisions of this Section 14.8 shall survive the termination or earlier expiration of this Lease.

ARTICLE 15.

PROTECTION OF LENDERS

15.1. Subordination and Superiority of Lease. Tenant agrees that this Lease and the rights of Tenant hereunder will be subject and subordinate to any lien of the holder of any future mortgage, and to the rights of any lessor under any ground or improvements lease, of the Building or the Property (all mortgages and ground or improvements leases of any priority are collectively referred to in this Lease as a “mortgage,” and the holder or lessor thereof from time to time as a “mortgagee”), and to all advances and interest thereunder and all modifications, renewals, extensions and consolidations thereof, subject to and in accordance with the following terms and provisions. Concurrently with the execution and delivery of this Lease, Landlord shall provide a written, recordable subordination, non-disturbance and attornment agreement (an “SNDA”) from the existing mortgagee for the Property in the form attached as Exhibit J, which is in a form reasonably acceptable to Tenant. With respect to any future mortgagee, if and for so long as there is no Event of Default, Tenant’s obligation to subordinate this Lease under the first sentence of this Section 15.1 to any future mortgage shall be conditioned on such future mortgagee providing an SNDA that is either (i) substantially in the form attached as Exhibit J or (ii) in such mortgagee’s substantially equivalent form or other commercially reasonable form of SNDA; provided that Tenant shall pay to Landlord or the applicable mortgagee all reasonable administrative fees and expenses (including reasonable attorneys’ fees) incurred in connection with any request, if any, by Tenant to make changes to such substantially equivalent or other commercially reasonable form of SNDA. Tenant shall not be required to enter into any SNDA for, and this Lease shall not be subordinate to, any junior mortgage where a mortgagee having priority over such junior mortgage has prohibited execution of a further SNDA in any agreement with Tenant and has not consented to Tenant so executing a SNDA with respect to such junior mortgage. Notwithstanding the foregoing, Tenant agrees that any present or future mortgagee may at its option unilaterally elect to subordinate, in whole or in part and by instrument in form and substance satisfactory to such mortgagee alone, the lien of its mortgagee (or the priority of its ground lease) to some or all provisions of this Lease.

Tenant agrees that this Lease shall survive the merger of estates of any ground or improvements lessor and lessee, if any. Until a mortgagee (either superior or subordinate to this Lease) forecloses Landlord’s equity of redemption (or terminates or succeeds to a new lease in the case of a ground or improvements lease) no mortgagee shall be liable for failure to perform any of Landlord’s obligations (and such mortgagee shall thereafter be liable only after it succeeds to and holds Landlord’s interest and then only as limited herein). Tenant shall, if requested by Landlord or any mortgagee, give notice of any alleged non-performance on the part of Landlord to any such mortgagee, provided that an address for such mortgagee has been designated to Tenant in writing, and Tenant agrees that such mortgagee shall have a separate, consecutive reasonable cure period of no less than thirty (30) days (to be reasonably extended in the same manner Landlord’s cure period is to be extended and for such additional periods as is necessary to allow such Mortgagee to take possession of the Property) following Landlord’s cure period during which such mortgagee may, but need not, cure any non-performance by Landlord. The agreements in this Lease with respect to the rights and powers of a mortgagee constitute a continuing offer to any person that may be accepted by taking a mortgage (or entering into a ground or improvements lease) of the Premises. This Section 15.1 shall be self-operative, but in confirmation thereof, Tenant shall execute and deliver the SNDA in the form of Exhibit J or in such other substantially equivalent form as such mortgagee may reasonably request.

15.2. Attornment. If Landlord’s interest in the Property is acquired by mortgagee or purchaser at a foreclosure sale, Tenant shall, at the election of such mortgagee or purchaser (except as may be required pursuant to any applicable SNDA then in effect as required under Section 15.1 above) and subject to the provisions of Section 15.1, attorn to the transferee of or successor to Landlord’s interest in the Property and recognize it as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which gives Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord’s interest. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the mortgagee and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the mortgagee shall not (except as may be required pursuant to the terms and conditions of any applicable SNDA then in effect under Section 15.1 above) be (i) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease (nothing in this clause (i) being deemed to relieve any mortgagee succeeding to the interest of Landlord hereunder of its continuing obligations as landlord under this Lease from and after the date of such succession), (ii) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant (except to the extent any such deposit is actually received by such mortgagee), (iii) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, (iv) bound by any amendment or modification of this Lease subsequent to such mortgage, or by any previous prepayment of Rent for more than one (1) month, which was not approved in writing by the mortgagee, or bound by or liable for any representations made by Landlord, (v) liable beyond mortgagee’s interest in the Property, (vi) responsible for the performance of any work to be done by the Landlord under this Lease to render the Premises ready for occupancy by the Tenant or the payment of the TI Allowance, or (vii) required to remove any person occupying the Premises or any part thereof, except if such person claims under the mortgagee.

15.3. Rent Assignment. If from time to time Landlord assigns this Lease or the rents payable hereunder to any mortgagee, whether such assignment is conditional in nature or otherwise, such assignment shall not be deemed an assumption by the assignee of any obligations of Landlord; but, subject to the limitations herein including Section 15.1 and 16.4, the assignee shall be responsible only for non-performance of Landlord’s obligations that occur after it succeeds to, and only during the period it holds possession of, Landlord’s interest in the Property after foreclosure or voluntary deed in lieu of foreclosure, subject to the provisions of Section 15.2 above.

15.4. Other Instruments. The provisions of this Article 15 shall be self-operative; nevertheless, Tenant agrees to execute, acknowledge and deliver any subordination, attornment or priority agreements conforming to the provisions of this Article 15 from time to time requested by Landlord or any mortgagee within ten (10) business days after written request. Without limitation, where Tenant in this Lease has agreed to indemnify or otherwise make covenants for the benefit of Landlord’s mortgagee, such agreements are for the benefit of such mortgagee as third party beneficiaries; and at the request of Landlord or such mortgagee, Tenant from time to time will confirm such matters in a confirmatory instrument, in a commercially reasonable form consistent with the provisions of this Lease, directly with such mortgagee.

15.5. Estoppel Certificates. Within ten (10) business days after request by a party to this Lease, the other party shall execute, acknowledge and deliver a written statement certifying: (i) that none of the terms or provisions of this Lease has been changed (or if they have been changed, stating how); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of Base Rent and other charges and the time period covered; (iv) that to the knowledge of the party executing the certificate, the party requesting such certificate is not in default under this Lease (or, if in default, describing it in reasonable detail); and (v) such other information with respect this Lease as may be reasonably requested or which any prospective purchaser or encumbrancer of the Property may reasonably require. Any certificate delivered under this Section 15.5 by Tenant shall be for the benefit of Landlord and specified third parties and their respective successors and assigns. The party receiving any such statement may deliver the statement to any such prospective purchaser or encumbrancer, which may rely conclusively upon such statement as true and correct.

ARTICLE 16.

MISCELLANEOUS PROVISIONS

16.1. Landlord’s Consent. Subject to the limitations expressly set forth in this Lease, Tenant shall pay to Landlord, as Additional Rent, all reasonable out-of-pocket third-party fees and expenses incurred in connection with any act or request by Tenant that requires Landlord’s consent or approval under this Lease during the Term. The provisions of this Section 16.1 shall not apply to any matters arising under the Work Letter attached hereto as Exhibit B.

16.2. Landlord’s Default. Tenant shall give notice of Landlord’s failure to perform any of its obligations under this Lease to Landlord and any mortgagee whose name and address have been given to Tenant. Landlord shall not be in default under this Lease unless Landlord (or such mortgagee or beneficiary) fails to cure such non-performance within thirty (30) days after receipt of Tenant’s notice, provided that, if such non-performance requires more than thirty (30) days to cure, such period shall be reasonably extended in the case of any such non-performance that cannot be cured by the payment of money where such non-performance can be cured (but in any event shall not exceed 180 days in the aggregate) and Landlord begins promptly within said thirty (30) day period and thereafter diligently completes the cure. In addition to the other remedies expressly provided in this Lease, Tenant shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease by Landlord or to a decree compelling specific performance of any such covenants, conditions or provisions. No termination remedy that is not expressly set forth in this Lease for any breach or failure by Landlord to perform any obligation under this Lease shall be implied or applicable as a matter of law.

16.3. Quiet Enjoyment. Landlord agrees that, so long as no Event of Default has occurred and is then continuing, Tenant shall lawfully and quietly hold, occupy and enjoy the Premises during the Term of this Lease without disturbance by Landlord or by any person claiming through or under Landlord, subject to the terms of this Lease. The foregoing covenant shall be in lieu of any so-called covenant of quiet enjoyment implied or available under applicable statutory or common law.

16.4. Limitations on Liability.

(a) Landlord’s Interest in the Property. Tenant agrees that Landlord shall be liable only for breaches of its covenants occurring while it is owner of the Property. Upon any sale or transfer of Landlord’s interest in the Property (including the transfer of the Letter of Credit or cash security deposit to the transferee as provided in Exhibit G), the transferor Landlord (including any mortgagee whose mortgage is discharged in connection with such sale or transfer) shall be freed of any liability or obligation thereafter arising and, thereafter, Tenant shall look solely to the transferee Landlord as aforesaid for satisfaction of such liability or obligation thereafter arising. Tenant (and any person acting under or through Tenant) agrees to look solely to Landlord’s interest from time to time in the Property, including the rents, insurance proceeds and condemnation proceeds therefrom, for satisfaction of any claim against Landlord. (For the avoidance of doubt, nothing in the preceding sentence shall derogate from the obligations under Exhibit G with respect to the application or return of the Letter of Credit or any cash security deposit, if any, from time to time held by Landlord thereunder.) No owner, trustee, beneficiary, partner, member, manager, agent, or employee of Landlord (or of any mortgagee or any lender or ground or improvements lessor) nor any person acting under any of them shall ever be personally or individually liable to Tenant or any person claiming under or through Tenant for or on account of any default by Landlord or failure by Landlord to perform any of its obligations hereunder, or for or on account of any amount or obligations that may be or become due under or in connection with this Lease or the Premises; nor shall it or they ever be answerable or liable in any equitable judicial proceeding or order beyond the extent of their interest in the Property. No deficit capital account of any member or partner of Landlord shall be deemed to be a liability of such member or partner or an asset of Landlord.

(b) No Indirect or Consequential Damages. Notwithstanding anything herein to the contrary, in no event shall either party hereunder ever be liable to the other party hereunder for indirect or consequential damages (including loss of revenue, profits, or data); provided, however, that the parties acknowledge and agree that Tenant’s liability to Landlord under Sections 9.4 or 10.6 or for any Default by Tenant arising under Section 14.1(f), for any holdover by Tenant under Section 14.8, or for any other remedies expressly set forth in Section 14.3(a), (b), and (c) of this Lease shall be deemed to constitute direct damages and shall not be deemed to constitute indirect or consequential damages for purposes of this Section 16.4(b).

16.5. Notices. All notices, requests and other communications required under this Lease shall be in writing, addressed as specified in Section 1.12, and shall be (i) personally delivered, (ii) sent by certified mail, return receipt requested, postage prepaid, or (iii) delivered by a national overnight delivery service that maintains delivery records. All notices shall be effective upon delivery (or refusal to accept delivery). Either party may change its notice addresses under Section 1.12 upon written notice to the other party. Notices under this Lease may be given by counsel for either party.

16.6. Notice of Lease. Neither Landlord nor Tenant shall record this Lease. Either Landlord or Tenant may require that a statutory notice of lease executed by both parties be recorded with respect to this Lease substantially in the form of Notice of Lease attached hereto as Exhibit I. In the event that any rights under this Lease shall expire, lapse, or be terminated in accordance with the applicable terms set forth herein (or any rights shall be added or otherwise be modified), then upon the request of either party, Landlord and Tenant shall execute and deliver a recordable amendment to such Notice of Lease evidencing the expiration, lapse, or other applicable termination (or such addition to or modification of) such rights.

16.7. Corporate Authority. Tenant warrants and represents that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Tenant has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Tenant has duly executed and delivered this Lease; (d) the execution, delivery and performance by Tenant of this Lease (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Tenant’s property, except by the provisions of this Lease; and (e) this Lease is a valid and binding obligation of Tenant in accordance with its terms. This warranty and representation shall survive the termination of the Term.

Landlord represents and warrants that (a) Landlord is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Landlord has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Landlord has duly executed and delivered this Lease; (d) the execution, delivery and performance by Landlord of this Lease (i) are within the powers of Landlord, (ii) have been duly authorized by all requisite action, (iii) will not violate any provisions of law or any order of any court or agency of government, or any agreement or other instrument to which Landlord is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Landlord’s property, except by the provisions of this Lease; and (e) this Lease is a valid and binding obligation of Landlord in accordance with its terms. This warranty and representation shall survive the termination of the Term.

16.8. Joint and Several Liability. If more than one party signs this Lease as Tenant, they shall be jointly and severally liable for all obligations of Tenant.

16.9. Force Majeure. Except where Force Majeure (as defined below) is expressly excluded elsewhere in this Lease, if a party cannot perform any of its obligations due to an event of Force Majeure (other than the inability to pay Rent when due), the time provided for performing such obligations shall be extended by a period of time equal to the duration of the events (provided that, for the avoidance of doubt, any such extension shall not affect the applicable period for which Tenant may be entitled to rent abatement under the provisions of Section 10.3(e) or Section 12.1(c), as the case may be). “Force Majeure” shall mean any cause that is beyond the reasonable control of a party and beyond the reasonable control of such party’s contractors, consultants or other agents or representatives, including acts of God; fire, explosion or other casualty; strikes, lockouts, labor disputes, labor shortages or material shortages; acts of terrorism or war; acts of public enemy; riots or civil disobedience; governmental acts or orders (as distinguished from inability to obtain permits in the ordinary course); blackouts or power shortages; epidemics; landslides; earthquakes; hurricanes and/or tornadoes; and floods.

16.10. Limitation of Warranties. Landlord and Tenant expressly agree that, other than those warranties expressly set forth in this Lease, there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease.

16.11. Brokers. Tenant represents and warrants to Landlord that Tenant has not authorized, retained, or employed, or acted by implication to authorize, retain, or employ, any real estate broker, salesman, or other person (other than the Broker named in Section 1.13) to act for it or on its behalf in connection with this Lease so as to cause the other party to be responsible for the payment of a brokerage commission. Landlord represents and warrants to Tenant that Landlord has not authorized, retained, or employed, or acted by implication to authorize, retain, or employ, any real estate broker or salesman or other person to act for it or on its behalf in connection with this Lease so as to cause the other party to be responsible for the payment of a brokerage commission. Landlord shall pay to the Broker the commission due with respect to this Lease in accordance with and subject to the terms and conditions set forth in a separate agreement. Subject to and without limiting Landlord’s obligations under the preceding sentence, Landlord and Tenant shall each indemnify, defend, and hold the other party harmless from and against any and all claims by any real estate broker or salesman or other person whom the indemnifying party authorized, retained, or employed, or acted by implication to authorize, retain, or employ, to act for the indemnifying party in connection with this Lease (provided that Tenant shall not be required to indemnify Landlord for the payment due to Broker for this Lease under the preceding sentence). The provisions of this Section shall survive the expiration of the Term or any earlier termination of this Lease.

16.12. Applicable Law and Construction. This Lease may be executed in one or more counterpart signature pages (all of which when signed shall constitute a single agreement), shall be construed as a sealed instrument, and shall be governed exclusively by the provisions hereof and by the laws of The Commonwealth of Massachusetts without regard to principles of choice of law or conflicts of law. An electronic, digital, or facsimile signature to this Lease shall be sufficient to prove the execution by a party. If any provisions shall to any extent be invalid, the remainder shall not be affected. Other than contemporaneous instruments executed and delivered of even date, if any, this Lease contains all of the agreements between Landlord and Tenant relating in any way to the Premises and supersedes all prior agreements and dealings between them. There are no oral agreements between Landlord and Tenant relating to this Lease or the Premises. This Lease may be amended only by instrument in writing executed and delivered by both Landlord and Tenant. The provisions of this Lease shall bind Landlord and Tenant and their respective successors and assigns, and shall inure to the benefit of Landlord and its successors and assigns and of Tenant and its permitted successors and assigns, subject to Article 13. The titles are for convenience only and shall not be considered a part of this Lease. This Lease shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Landlord and Tenant have contributed substantially and materially to the preparation of this Lease. If Tenant is granted any extension or other option, to be effective the exercise (and notice thereof) shall be unconditional; and if Tenant purports to condition the exercise of any option or to vary its terms in any manner, then the purported exercise shall be ineffective. The enumeration of specific examples of a general provision shall not be construed as a limitation of the general provision, and the use of “including” shall be deemed to mean “including without limitation”. Unless a party’s approval or consent is required by the express terms of this Lease not to be unreasonably withheld, such approval or consent may be withheld in the party’s sole discretion. The submission of a form of this Lease or any summary of its terms shall not constitute an offer by Landlord to Tenant; but a leasehold shall only be created and the parties bound when this Lease is executed and delivered by both Landlord and Tenant. Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent, or of partners or joint venturers, or any relationship other than landlord and tenant. This Lease and all consents, notices, approvals and all other related documents may be reproduced by any party by any electronic means or by facsimile, photographic, microfilm, microfiche or other reproduction process and the originals may be destroyed; and each party agrees that any reproductions shall be as admissible in evidence in any judicial or administrative proceeding as the original itself (whether or not the original is in existence and whether or not reproduction was made in the regular course of business), and that any further reproduction of such reproduction shall likewise be admissible. If any payment in the nature of interest provided for in this Lease shall exceed the maximum interest permitted under controlling law, as established by final judgment of a court, then such interest shall instead be at the maximum permitted interest rate as established by such judgment.

16.13. Project Documents. This Lease, and Tenant’s rights hereunder, are and shall be subject and subordinate to the Project Documents, subject to and in accordance with the provisions of this Lease. Tenant acknowledges and agrees that the Project Developer (as defined in Exhibit C), or its affiliates or other parties, are currently undertaking or may hereafter from time to time undertake renovations and/or construction for different phases of the Project pursuant to the Project Documents. For avoidance of doubt, in connection therewith, Tenant acknowledges and agrees that the Project Developer, for itself and for its affiliates and its successors or assigns in respect of any phase of the Project (collectively, the Project Developer and such other parties being referred to as the “Project Developer Parties”), expressly reserve the right from time to time in connection with any future development, redevelopment, alteration, improvement, operation, and maintenance of the Project (i) to amend the Project Site Plan, any Master Plan Permits, or any other Project Documents (each as defined in Exhibit C), (ii) to subject the Project Land or any portion thereof to easements for the construction, reconstruction, alteration, improvement, operation, repair or maintenance of elements thereof, for access and egress, for parking, for the installation, maintenance, repair, replacement or relocation of utilities serving the Project and to subject the Project Land to such other rights, agreements, and covenants for such purposes as the applicable Project Developer Parties may determine, and/or (iii) to undertake work pursuant to any easement granted pursuant to the foregoing provisions; to shore up the foundations and/or walls of the Building, other Project buildings, or Project Common Areas; to erect scaffolding and protective barricades around, within or adjacent to any Project building or Project Common Areas; and to do any other act necessary for the safety of the Project Common Areas or the expeditious completion of such work; provided that in each case such amendments, rights, agreements, and covenants shall not prevent the use of the Premises for the Permitted Use as set forth under the terms and conditions of this Lease.

Landlord’s compliance obligations under the Project Documents with respect to the initial construction of the Building are set forth in Exhibit B. With respect to Landlord’s on-going obligations under the Project Documents with respect to the Building, Landlord shall use commercially reasonable efforts, consistent with Comparable Mixed-Use Laboratory/Office Buildings, to comply with the obligations on the part of Landlord that are required to be undertaken by Landlord under the applicable Project Documents, to the extent that any non-compliance by Landlord with such obligations would materially adversely affect Tenant’s use of the Premises for the Permitted Uses under the terms and conditions of this Lease; provided that Landlord shall not be responsible hereunder for any non-compliance with the Project Documents arising from the act or omission of Tenant, any other Building tenant, or any other third party, in which event such non-compliance shall be the obligation of the applicable party to comply with the terms or conditions of the applicable Project Documents. This paragraph shall not apply to matters arising as the result of a fire, casualty, taking, or other event as to which Article 12 applies.

Tenant expressly acknowledges that one or more other sites on the Project Land may from time to time hereafter be developed under the Project Documents, including without limitation other laboratory, office, retail, residential, and/or mixed-use buildings of similar or different sizes or types and that construction of such other buildings by the respective owners of such sites may involve construction activities comparable to those involved in the construction of the Building and/or other Comparable Mixed-Use Laboratory/Office Buildings. Tenant hereby expressly disclaims and waives any right, whether implied or otherwise, for any so-called view easement or for any other restriction or limitation on the location, size, height, dimensions, materials or use of any other Project building or (subject to Landlord’s compliance with its obligations under the preceding grammatical paragraph) Project Common Area now or hereafter developed on the Project Land or any portion thereof pursuant to the Master Plan Permits. Tenant hereby agrees and covenants that (subject to Landlord’s compliance with its obligations under the preceding grammatical paragraph) neither Tenant nor any Tenant Party acting under or through Tenant shall take any action, directly or indirectly, to oppose the Project or any portion thereof, and that neither Landlord nor any Project Developer Parties shall be liable to Tenant for any compensation or reduction of Rent under this Lease by reason of inconvenience or annoyance or for loss of business resulting from any act by Landlord or any Project Developer Parties undertaken in accordance with the terms and provisions of this Section 16.13 set forth above.

[BALANCE OF PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Lease to be executed as of the Lease Date set forth above.

LANDLORD:

DW PROPCO JK, LLC, a Delaware limited liability company

By:	/s/ Robert Mashaal
Name: Robert Mashaal
Title: Authorized Person

TENANT:

CEREVEL THERAPEUTICS, LLC, a Delaware limited liability company

By:	/s/ N. Anthony Coles
Name: N. Anthony Coles
Title: Chief Executive Officer

[Signature Page to Lease]

EXHIBIT A-4

TABLE OF BASE RENT FOR INITIAL PREMISES

This Exhibit is attached to and made a part of the Lease (the “Lease”) by and between DW Propco JK, LLC, a Delaware limited liability company (“Landlord”), and Cerevel Therapeutics, LLC, a Delaware limited liability company (“Tenant”), for space in the Building located at 222 Jacobs Street, Cambridge, Massachusetts. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

Initial Premises RSF = 59,865 RSF

Period	Base Rent Rate (per square foot of Initial Premises RSF per annum)	Annual Base Rent	Monthly Base Rent
Lease Year 1:	$92.00	$5,507,580.00	$458,965.00
Lease Year 2:	$94.76	$5,672,807.40	$472,733.95
Lease Year 3:	$97.60	$5,842,991.62	$486,915.97
Lease Year 4:	$100.53	$6,018,281.37	$501,523.45
Lease Year 5:	$103.55	$6,198,829.81	$516,569.15
Lease Year 6:	$106.65	$6,384,794.71	$532,066.23
Lease Year 7:	$109.85	$6,576,338.55	$548,028.21
Lease Year 8:	$113.15	$6,773,628.70	$564,469.06
Lease Year 9:	$116.54	$6,976,837.56	$581,403.13
Lease Year 10:	$120.04	$7,186,142.69	$598,845.22

The annual and monthly Base Rent figures set forth above are for the Initial Premises on the second (2nd) and first (1st) floors of the Building set forth in Section 1.4 of the Lease. In the event that the Initial Premises are hereafter expanded to include a portion of the penthouse level space as set forth in Section 1.4 of the Lease, the annual and monthly Base Rent figures set forth above shall be recalculated based on such increased Initial Premises RSF and, in confirmation thereof, the parties shall execute and deliver a confirmatory amendment to the Lease evidencing the lease of such portion of the penthouse level space in accordance with Section 1.4 of the Lease and updating this Exhibit A-4 to reflect such revised annual and monthly Base Rent amounts for such increased Initial Premises RSF.

EXHIBIT D-1

EXTENSION OPTIONS

This Exhibit is attached to and made a part of the Lease (the “Lease”) by and between DW Propco JK, LLC, a Delaware limited liability company (“Landlord”), and Cerevel Therapeutics, LLC, a Delaware limited liability company (“Tenant”), for space in the Building located at 222 Jacobs Street, Cambridge, Massachusetts. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

1. Extension Options. Tenant shall have two (2) options (each, an “Extension Option”) to extend the Initial Term, subject to the terms and conditions set forth in this Exhibit D-1. Each Extension Option shall be for a successive five-(5)-year extension term (each, an “Extension Term”). The first Extension Option shall be for the five-(5)-year period commencing at the expiration of the Initial Term. If Tenant timely exercises the Extension Option for the first Extension Term, the second Extension Option shall be for the five-(5)-year period commencing at the expiration of the first Extension Term. Any extension of the Term shall be applicable to the entire then existing Premises under this Lease. If Tenant fails timely to exercise any Extension Option, Tenant shall have no further extension rights hereunder.

Base Rent for the applicable Extension Term shall be paid in accordance with the terms and conditions of Section 4.3 of the Lease at the rate (per square foot of Premises RSF per annum) equal to the Fair Market Rent Rate (as defined below) for the Premises for such Extension Term as determined hereunder (the “Extension Base Rent Rate”). Except as expressly set forth herein, Tenant’s lease of the Premises during the applicable Extension Term shall be on all of the terms and conditions of this Lease that are in effect immediately prior to the commencement of such Extension Term (including, without limitation, the obligations to pay Additional Rent for Taxes and Operating Expenses as provided in Section 4.2 of the Lease for each year of the Extension Term, but excluding any obligation to provide any tenant improvement allowance with respect to the Extension Term), provided that Tenant shall have no further option to extend the Term after the end of the second Extension Term hereunder.

2. Procedures. The procedures for Tenant to exercise each applicable Extension Option, and for the Extension Base Rent Rate to the applicable Extension Term to be determined, are as follows:

(a) If Tenant wishes to exercise the Extension Option, Tenant shall so notify Landlord of Tenant’s exercise of the Extension Option not earlier than the date that is twenty four (24) months prior to the date the Term is then scheduled to expire, and not later that the date that is twelve (12) months prior to the date the Term is then scheduled to expire (the “Outside Exercise Date”). Failure by Tenant timely to give Landlord a notice under this Paragraph 2(a) shall constitute an irrevocable waiver of Tenant’s right to extend the Term.

(b) If Tenant timely notifies Landlord under Paragraph 2(a) above of its exercise of the Extension Option, and if the parties have not thereafter executed the confirmatory amendment set forth in Paragraph 2(d) below, then Landlord shall furnish Tenant with Landlord’s estimate of the Extension Base Rent Rate for the Extension Term on or before the date that is two (2) months after the Outside Exercise Date.

(c) Within thirty (30) days after Landlord delivers its estimate of the Extension Base Rent Rate for the Extension Term to Tenant under Paragraph 2(b) above, Tenant shall deliver to Landlord a notice that either (i) accepts Landlord’s estimate of the Extension Base Rent Rate for the Extension Term or (ii) disputes Landlord’s estimate of the Extension Base Rent Rate for the Extension Term and provides Landlord with Tenant’s estimate of the Extension Base Rent Rate for the Extension Term. If Tenant timely disputes Landlord’s estimate of the Extension Base Rent Rate for the Extension Term by giving Landlord such notice in accordance with Paragraph 2(c)(ii), such dispute shall be resolved pursuant to Paragraph 4 below. Failure by Tenant timely to give Landlord a notice under this Paragraph 2(c) shall constitute Tenant’s acceptance of Landlord’s estimate of the Extension Base Rent Rate for the Extension Term.

(d) If Tenant shall exercise the applicable Extension Option in accordance with this Exhibit D-1, the provisions of this Exhibit D-1 shall be self-operative, but upon request by either party after determination of the Extension Base Rent Rate for the applicable Extension Term in accordance with the provisions hereof, the parties shall execute an agreement specifying the Extension Base Rent Rate for the applicable Extension Term and acknowledging the extension of the Term. In order to be effective, Tenant’s exercise notice under Paragraph 2(a) above shall be irrevocable and unconditional. Time is of the essence in respect of Tenant’s exercise of any Extension Option, and any failure by Tenant to timely exercise the Extension Option as provided above shall be deemed to constitute an irrevocable waiver by Tenant of such Extension Option.

3. Fair Market Rent Rate. The “Fair Market Rent R ate” shall mean the projected annual fair market base (meaning “net”) rent for the Premises, determined for a term coterminous with the applicable Extension Term and under the terms of this Lease, as though the Premises were in the condition then existing or in such better condition as the Premises are required to be maintained under the Lease. In making such determination for the applicable Extension Term hereunder, reference shall be made to comparable transactions in comparable first-class laboratory/office buildings in the East Cambridge market, and appropriate adjustments to the rent rates in such comparable transactions shall be made for all relevant factors. Fair Market Rent Rate shall be determined as a “net rent” per RSF of the Premises RSF, consistent with “net rent” structure of this Lease, i.e., with Tenant paying Additional Rent as provided in Section 4.2 of the Lease.

4. Arbitration. In the event of a dispute concerning the Fair Market Rent Rate under Paragraph 2(c)(ii) above, such dispute shall be resolved in accordance with the following procedure. If such dispute is not resolved by mutual agreement of the parties within thirty (30) days after Tenant’s notice of such dispute under Paragraph 2(c)(ii), either party may initiate the arbitration procedure hereunder by giving notice to the other party (the “Initiating Notice”). Each of Landlord and Tenant, within twenty (20) days after such Initiating Notice, shall appoint as an arbitrator a commercial real estate broker with at least ten (10) years of experience as a commercial real estate broker for leases in first-class laboratory/office buildings in the East Cambridge market and shall give notice of such appointment to the other party. If either Landlord or Tenant shall fail timely to appoint an arbitrator, the other may apply to the Boston office of the American Arbitration Association (“AAA”) for appointment of such arbitrator five (5) Business Days after notice of such failure to the delinquent party if such arbitrator has not then been appointed. The two arbitrators shall, within ten (10) Business Days after appointment of the second arbitrator, appoint a third arbitrator who shall be similarly qualified. If the two arbitrators are unable to agree timely on the selection of the third, then either arbitrator on behalf of both may request such appointment from the Boston office of the AAA. The arbitration shall be conducted in accordance with the commercial arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern). At the commencement of such hearing, the parties shall simultaneously exchange their final estimates of the Fair Market Rent Rate hereunder. The arbitrators shall be charged to reach a majority decision, within thirty (30) days after the appointment of the third arbitrator, in accordance with the definitions and standards provided in this Lease, by selecting either of the final estimates of the Fair Market Rent Rate provided by Landlord and Tenant at the commencement of the hearing. The arbitrators shall have no authority or jurisdiction to make any other determination. Each party shall bear the costs of its appointed arbitrator; all other costs of the arbitration (exclusive of each party’s witness and attorneys’ fees, which shall be paid by such party) shall be borne equally by the parties. If the AAA shall cease to provide arbitration for commercial disputes in Boston, the second or third arbitrator, as the case may be, shall be appointed by any successor organization providing substantially the same services, and in the absence of such an organization, by a court of competent jurisdiction under the arbitration act of the Commonwealth of Massachusetts. For any period, if any, of the Extension Term during which the applicable Extension Rent Rate is in dispute hereunder, Tenant shall make payment on account of the Extension Base Rent Rate at the rate estimated by Landlord as the Extension Base Rent Rate, and the parties shall adjust for over-payments or under-payments within thirty (30) days after the decision of the arbitrators is announced.

5. General Terms. Notwithstanding the foregoing, the applicable Extension Option shall, at Landlord’s election, be void if, at the time of exercise, (i) an Event of Default has occurred and is then continuing or (ii) Tenant has assigned the Lease or entered into one or more subleases for more than fifty percent (50%) of the Premises in the aggregate (other than pursuant to a Permitted Transfer under Section 13.2).

CAMBRIDGE CROSSING

222 JACOBS STREET

CAMBRIDGE, MASSACHUSETTS

First Amendment to Lease

Cerevel Therapeutics, LLC

This First Amendment to Lease (this “First Amendment”) is made effective as of September 1, 2020 (the “Amendment Effective Date”), by and between DW Propco JK, LLC, a Delaware limited liability company (“Landlord”), and Cerevel Therapeutics, LLC, a Delaware limited liability company (“Tenant”).

Background

A. Pursuant to that certain Lease dated as of July 3, 2019 between Landlord and Tenant (the “Original Lease” or the “Existing Lease”), Landlord leased to Tenant certain premises located on the second (2nd) floor and certain portions of the first (1st) floor (in each case, as more particularly described in Section 1.4 of the Original Lease as the “Initial Premises” and containing a total of 59,865 RSF in the aggregate for the “Initial Premises RSF” as set forth therein) of the Building known as 222 Jacobs Street constructed on Parcel JK in a development project known as Cambridge Crossing, Cambridge, Massachusetts. Capitalized terms used in this First Amendment (including the Exhibits and Schedules attached hereto) and not defined herein shall have the meanings set forth in the Existing Lease. The Existing Lease, as amended hereby, is sometimes referred to herein as the “Lease.”

B. The parties desire to enter into this First Amendment to provide for Tenant’s lease of certain ancillary space in the Building, on the terms and conditions set forth in this First Amendment.

Agreement

NOW, THEREFORE, for value received, Landlord and Tenant hereby agree as follows:

1. Ancillary Space. Landlord hereby agrees to lease to Tenant, and Tenant hereby agrees to lease from Landlord, the portion of the penthouse level of the Building (referred to herein as “Ancillary Space No. 1” or the “Ancillary Space”) containing 1,002 RSF (the “Ancillary Space RSF”) and more particularly shown in the location outlined on the attached Exhibit A-5 to this First Amendment, on the terms and conditions set forth in this First Amendment. In accordance with Section 1.4 of the Original Lease, as a result of Tenant’s lease of such space hereunder, the “Initial Premises RSF” under the Original Lease shall be increased to include the Ancillary Space RSF for all purposes of the Lease (including, without limitation, the calculation of the Base Rent, TI Allowance, and Letter of Credit amount as provided, and subject to the provisions, below). In implementation thereof, the defined terms set forth on Schedule 1 attached to this First Amendment shall replace the corresponding defined terms originally set forth in Section 1.4 of the Original Lease, and the following terms shall apply.

(a) Term. The Initial Term, in respect of the Ancillary Space, shall commence on the Amendment Effective Date for the Initial Premises and shall expire on the Term Expiration Date for the Initial Premises set forth in Section 1.5 of the Original Lease. Effective as of the Amendment Effective Date, (i) the Ancillary Space shall be deemed to be included in the definition of the “Premises” under Section 1.4 of the Original Lease for all purposes under the Lease (including, without limitation, in connection with Tenant’s Extension Option under Exhibit D-1 of the Original Lease), and (ii) the “Premises RSF” under Section 1.4 of the Original

Lease shall be deemed to be increased to include the Ancillary Space RSF, as provided on Schedule 1 attached to this First Amendment. The parties hereby acknowledge and agree that, in accordance with Section 1.5 of the Original Lease, the Commencement Date occurred on February 17, 2020.

(b) Base Rent. Commencing on the Amendment Effective Date and continuing for the remainder of the Initial Term, in respect of the Ancillary Space, Tenant covenants and agrees to pay to Landlord the Base Rent for the Ancillary Space at the Base Rent rates from time to time applicable to the Initial Premises under Section 1.6 of the Original Lease. A table of the calculated amounts of annual and monthly Base Rent for the Initial Premises RSF (as increased to include the Ancillary Space RSF hereunder) is set forth in Exhibit A-4 attached to this First Amendment, which shall replace the original table of Base Rent set forth in Exhibit A-4 attached to the Original Lease, effective as of the Amendment Effective Date.

(c) Additional Rent. Effective as of the Amendment Effective Date, Tenant’s Pro Rata Tax Share and Tenant’s Pro Rata Expense Share shall be increased on account of the Ancillary Space RSF as set forth in Schedule 1 attached hereto, and Tenant shall pay Additional Rent for Tenant’s Pro Rata Tax Share of Taxes and for Tenant’s Pro Rata Expense Share of Operating Expenses for the Initial Premises (as expanded to include the Ancillary Space hereunder) in accordance with the Lease. Tenant shall pay Additional Rent for services, if any, from time to time provided to the Ancillary Space in accordance with Paragraph 1(e) below.

(d) Delivery and Condition. Landlord shall permit Tenant access to the Ancillary Space for purposes of performing TI Work and installing Tenant’s FF&E therein, all in accordance with Exhibit B and the provisions of the Lease. As of the Amendment Effective Date, Tenant shall be deemed to have accepted the Ancillary Space in its “as is” condition. Effective as of the Amendment Effective Date, the TI Allowance required to be provided by Landlord on account of the Initial Premises RSF shall be increased by an amount equal to the product of (x) the Ancillary Space RSF hereunder and (y) $200.00 per RSF in accordance with Section 1.7 and Exhibit B of the Original Lease; provided, however, until such time as Tenant delivers to Landlord either an amendment to the Original Letter of Credit or a replacement Letter of Credit in accordance with Paragraph 1(f) below, Landlord shall be entitled to withhold disbursement of the portion of the TI Allowance equal to the LC Increase Amount.

(e) Building Services. During the Term, Landlord shall not be required to provide any Building Services to the Ancillary Space. Tenant shall be solely responsible for cleaning and maintaining the Ancillary Space in accordance with the Lease. To the extent (if any) that Landlord from time to time provides any services or work to the Ancillary Space, the same shall constitute Additional Services under Section 10.3(c) of the Original Lease, and Tenant shall pay to Landlord the costs of such Additional Services as provided therein.

(f) Letter of Credit Amount.

(i) In accordance with Section 1.4 of the Original Lease, the Initial LC Amount shall be increased to equal a total of $4,199,823.00 (i.e., 75% of the annual Base Rent for the first Lease Year for the Initial Premises, as expanded to include the Ancillary Space hereunder), as set forth in Section 1.7 of the Original Lease. Promptly following the execution and delivery of this First Amendment, Tenant shall deliver to Landlord either (A) an amendment to the original Letter of Credit increasing the Letter of Credit by $69,138.00 (the “LC Increase Amount”) such that the total amount available under the Letter of Credit (as so amended) is equal to $4,199,823.00, in form reasonably acceptable to Landlord, or (B) a replacement Letter of Credit in the amount of $4,199,823.00 in a form substantially consistent with the original Letter of Credit and otherwise reasonably acceptable to Landlord. Upon Landlord’s receipt of any replacement Letter of Credit provided under the foregoing clause (B), Landlord shall return the original Letter of Credit to Tenant.

(ii) The parties acknowledge that in accordance with the Original Lease, if the LC Reduction Conditions are satisfied as of the LC Reduction Date, Tenant has the right to reduce the Initial Letter of Credit Amount to the Adjusted LC Amount as more particularly described in Section 14.6(b) of the Original Lease. For administrative convenience, notwithstanding anything to the contrary contained in Paragraph 1(f)(i) above, Tenant shall have the right to delay providing the amendment to the Original Letter of Credit or replacement Letter of Credit required under Paragraph 1(f)(i) above until the LC Reduction Date, at which time, Tenant shall have the right to provide an amendment to the Original Letter of Credit or a replacement Letter of Credit to reflect the Adjusted LC Amount (i.e., an amount equal to one third (1/3) of the product of (x) the number of square feet of the Initial Premises RSF (as increased to include the Ancillary Space RSF hereunder) and (y) $92.00 per RSF) so long as the LC Reduction Conditions continue to be satisfied. If, as of the LC Reduction Date, the LC Reduction Conditions are not satisfied, then Tenant shall provide the amendment to the Original Letter of Credit or replacement Letter of Credit required under Paragraph 1(f)(i) above.

(g) Other Terms. Except as provided in this First Amendment, Tenant’s lease of the Ancillary Space shall be on all of the terms of the Original Lease applicable to the Initial Premises.

2. Ratification and Confirmation. Except as expressly set forth herein, the Existing Lease as originally executed is hereby ratified and confirmed and is acknowledged by the parties to be in full force and effect.

3. General. This First Amendment may be executed in one or more counterpart signature pages (all of which when signed shall constitute a single agreement), shall be construed as a sealed instrument, and shall be governed exclusively by the provisions hereof and by the laws of The Commonwealth of Massachusetts without regard to principles of choice of law or conflicts of law. An electronic, digital, or facsimile signature to this First Amendment shall be sufficient to prove the execution by a party. If any provisions shall to any extent be invalid, the remainder shall not be affected. Other than contemporaneous instruments executed and delivered of even date, if any, this First Amendment contains all of the agreements between Landlord and Tenant relating in any way to the subject matter hereof and supersedes all prior agreements and dealings between them with respect thereto. There are no oral agreements between Landlord and Tenant relating to this First Amendment or the subject matter hereof. The Lease may further be amended only by instrument in writing executed and delivered by both Landlord and Tenant. The provisions of the Lease shall bind Landlord and Tenant and their respective successors and assigns, and shall inure to the benefit of Landlord and its successors and assigns and of Tenant and its permitted successors and assigns, subject to Article 13 of the Original Lease. The titles are for convenience only and shall not be considered a part of this First Amendment. This First Amendment shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Landlord and Tenant have contributed substantially and materially to the preparation of this First Amendment. This First Amendment and all consents, notices, approvals and all other related documents may be reproduced by any party by any electronic means or by facsimile, photographic, microfilm, microfiche or other reproduction process and the originals may be destroyed;

and each party agrees that any reproductions shall be as admissible in evidence in any judicial or administrative proceeding as the original itself (whether or not the original is in existence and whether or not reproduction was made in the regular course of business), and that any further reproduction of such reproduction shall likewise be admissible. This First Amendment shall be deemed to have been executed and delivered within The Commonwealth of Massachusetts, and the rights and obligations of Landlord and Tenant shall be construed and enforced in accordance with, and governed by, the laws of The Commonwealth of Massachusetts.

[signatures on the attached page]

Executed as of the date first above written.

LANDLORD:

DW PROPCO JK, LLC, a Delaware limited liability company

By:	/s/ Robert Mashaal
Name:	Robert Mashaal
Title:	Authorized Person

TENANT:

CEREVEL THERAPEUTICS, LLC, a Delaware limited liability company

By:	/s/ N. Anthony Coles
Name:	N. Anthony Coles
Title:	Chief Executive Officer

[signature page for First Amendment to Lease]

Schedule 1

First Amendment to Lease to Cerevel Therapeutics, LLC

222 Jacobs Street, Cambridge, Massachusetts

(Parcel JK, Cambridge Crossing)

Revised Defined Terms

As a result of the lease of Ancillary Space No. 1 under the First Amendment to Lease, by and between Landlord and Tenant, dated as of September 1, 2020 (the “ First Amendment to Lease”), the following defined terms shall replace the corresponding defined terms originally set forth in Section 1.4 of the Original Lease effective as of the Amendment Effective Date.

Initial Premises:	A portion of the Building consisting of (i) the entire rentable area of the second (2nd) floor of the Building containing 54,322 RSF (the “Second Floor Space”), (ii) a portion of the rentable area of the first (1st) floor of the Building containing 4,632 RSF (the “First Floor Space”), (iii) a portion of the equipment room located on the first (1st) floor of the Building containing 911 RSF (the “First Floor Equipment Room), in each case as shown on the floor plans attached to the Original Lease as Exhibit A-1), and (iv) a portion of the rentable area of the penthouse level 1 of the Building as shown on the floor plan attached to the First Amendment to Lease as Exhibit A-5 containing 1,002 RSF (“Ancillary Space No. 1”), and collectively containing a total of 60,867 RSF in the aggregate for all such portions of the Initial Premises (the “Initial Premises RSF”).

Tenant’s Pro Rata Tax Share:	The fraction, expressed as a percentage, determined by dividing (x) the Premises RSF by (y) the Total Building Square Footage. For the avoidance of doubt, based on the foregoing as of the date hereof (including Ancillary Space No. 1 pursuant to the First Amendment to Lease), the Tenant’s Pro Rata Tax Share is 14.19% (i.e., the Initial Premises RSF, including, for clarity, the Ancillary Space No. 1 pursuant to the First Amendment to Lease, divided by the Total Building Square Footage originally set forth in Section 1.4 of the Lease), subject to adjustment as set forth in Section 1.4 of the Lease.

Tenant’s Pro Rata Expense Share:	The fraction, expressed as a percentage, determined by dividing (x) the Premises RSF by (y) the Lab/Office Portion Square Footage. For the avoidance of doubt, based on the foregoing as of the date hereof (including Ancillary Space No. 1 pursuant to the First Amendment to Lease), the Tenant’s Pro Rata Expense Share is 14.78% (i.e., the Initial Premises RSF, including, for clarity, the Ancillary Space No. 1 pursuant to the First Amendment to Lease, divided by the Lab/Office Portion Square Footage originally set forth in Section 1.4 of the Lease), subject to adjustment as set forth in Section 1.4 of the Lease.

EXHIBIT A-4

REVISED TABLE OF BASE RENT FOR INITIAL PREMISES

This Exhibit is attached to and made a part of the Lease (as amended to date, the “Lease”) by and between DW Propco JK, LLC, a Delaware limited liability company (“ Landlord”), and Cerevel Therapeutics, LLC, a Delaware limited liability company (“ Tenant”), for space in the Building located at 222 Jacobs Street, Cambridge, Massachusetts. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

Initial Premises RSF = 59,865 + 1,002 RSF = a total of 60,867 RSF

Period	Base Rent Rate (per square foot of Initial Premises RSF per annum)	Annual Base Rent	Monthly Base Rent
Amendment Effective Date – end of Lease Year 1:	$92.00	$5,599,764.00	$466,647.00
Lease Year 2:	$94.76	$5,767,756.92	$480,646.41
Lease Year 3:	$97.60	$5,940,789.63	$495,065.80
Lease Year 4:	$100.53	$6,119,013.32	$509,917.78
Lease Year 5:	$103.55	$6,302,583.72	$525,215.31
Lease Year 6:	$106.65	$6,491,661.23	$540,971.77
Lease Year 7:	$109.85	$6,686,411.07	$557,200.92
Lease Year 8:	$113.15	$6,887,003.40	$573,916.95
Lease Year 9:	$116.54	$7,093,613.50	$591,134.46
Lease Year 10:	$120.04	$7,306,421.91	$608,868.49

The annual and monthly Base Rent figures set forth above are for the Initial Premises on the second (2nd) and first (1st) floors of the Building set forth in Section 1.4 of the Original Lease, as expanded to include the Ancillary Space on the penthouse level as set forth in the First Amendment to Lease.

EXHIBIT A-5

ANCILLARY SPACE FLOOR PLAN

This Exhibit is attached to and made a part of the Lease (as amended to date, the “Lease”) by and between DW Propco JK, LLC, a Delaware limited liability company (“ Landlord”), and Cerevel Therapeutics, LLC, a Delaware limited liability company (“ Tenant”), for space in the Building located at 222 Jacobs Street, Cambridge, Massachusetts. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

Cerevel Therapeutics First Amendment to Lease